      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998


                                                      REGISTRATION NO. 333-51925

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       METTLER-TOLEDO INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3596                                   13-3668641
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------


                                                                                     WILLIAM P. DONNELLY
                                                                              METTLER-TOLEDO INTERNATIONAL INC.
                         IM LANGACHER                                                 PARK AVENUE TOWER
                       P.O. BOX MT-100                                         65 EAST 55TH STREET, 27TH FLOOR
               CH 8606 GREIFENSEE, SWITZERLAND                                        NEW YORK, NY 10022
                       011-41-944-22-11                                                 (212) 644-5900
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
   INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE               INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           OFFICES)


                            ------------------------

                                   Copies to:

                  TIMOTHY E. PETERSON, ESQ.                                        JAMES C. SCOVILLE, ESQ.
           FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                                  DEBEVOISE & PLIMPTON
                      4 CHISWELL STREET                                                875 THIRD AVENUE
                  LONDON, EC1Y 4UP, ENGLAND                                        NEW YORK, NEW YORK 10022
                    (011-44-171) 972-9600                                               (212) 909-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

------------------

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /x/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                         PROPOSED             PROPOSED
                                                     MAXIMUM OFFERING    MAXIMUM AGGREGATE
       TITLE OF SECURITIES           AMOUNT TO BE        PRICE PER            OFFERING               AMOUNT OF
         TO BE REGISTERED            REGISTERED(1)       SHARE(2)           PRICE(1)(2)       REGISTRATION FEE(2)(3)
Common Stock, $.01 par value......    11,500,000          $19.78            $227,470,000              $67,104


(1) Includes shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), using the average of the high and low prices reported on the New York Stock Exchange on May 4, 1998.


(3) The Company previously paid a filing fee of $98,978.


                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This registration statement contains two forms of Prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the 'U.S. Prospectus') and one to be used in connection with a concurrent international offering of the Common Stock (the 'International Prospectus' and, together with the U.S. Prospectus, the 'Prospectuses'). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The front cover page, underwriting section and back cover page for the International Prospectus included herein have all been labeled 'Alternate Page for International Prospectus.'

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 4, 1998


PROSPECTUS                                                                [LOGO]


                              10,000,000 SHARES
                      METTLER-TOLEDO INTERNATIONAL INC.
                                 COMMON STOCK

                           ------------------------


     All of the 10,000,000 shares of Common Stock of Mettler-Toledo International Inc. ('Mettler-Toledo' or the 'Company') offered hereby are being sold by certain shareholders (the 'Selling Shareholders') of the Company. See 'Principal and Selling Shareholders.' The Company is not selling shares of Common Stock in this Offering and will not receive any of the proceeds from the sale of Common Stock offered hereby.



     Of the 10,000,000 shares of Common Stock offered hereby, 8,000,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and 2,000,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See 'Underwriting.'



     The Common Stock is listed on the New York Stock Exchange under the symbol 'MTD.' On June 3, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $19 3/4 per share. See 'Price Range of Common Stock.'


     SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                      PRICE TO                 UNDERWRITING                PROCEEDS TO
                       PUBLIC                   DISCOUNT(1)          SELLING SHAREHOLDERS(2)
Per Share...              $                          $                          $
Total(3)....              $                          $                          $

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    'Underwriting.'


(2) The Company has agreed to pay certain expenses of the Selling Shareholders
    estimated at $        .



(3) The Selling Stockholders have granted the U.S. Underwriters and the International Managers options to purchase up to an additional 1,200,000 shares and 300,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders
    will be $           , $            and $           , respectively. See
    'Underwriting.'


                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about             , 1998.

                            ------------------------

MERRILL LYNCH & CO.
              BT ALEX. BROWN
                          CREDIT SUISSE FIRST BOSTON
                                              GOLDMAN, SACHS & CO.
                                                              SALOMON
                                                                    SMITH BARNEY

                            ------------------------

               The date of this Prospectus is             , 1998.

                     [PICTURES OF PRODUCTS WITH CAPTIONS:]




     This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See 'Risk Factors--Forward-Looking Statements and Associated Risks' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


     Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see 'Underwriting.'


     Mettler-Toledo(Registered), Mettler(Registered), Ingold(Registered),
Garvens(Registered), Ohaus(Registered), DeltaRange(Registered),
DigiTol(Registered), Mentor SC(Registered), PILAR(Registered),
Safeline(Registered), Spider(Registered), TrimWeigh(Registered) and TRUCKMATE(Registered) are registered trademarks of the Company and MonoBloc(Trademark), MultiRange(Trademark), Signature(Trademark) and Powerphase(Trademark) are trademarks of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, government reports and other publicly available sources, which the Company has not independently verified but which the Company believes to be reliable, and where such sources are not available, from Company estimates, which the Company believes to be reasonable, but which cannot be independently verified. As used in this Prospectus, '$' refers to U.S. dollars, 'SFr' refers to Swiss francs, 'pounds ' refers to British pounds sterling and 'CDN' refers to Canadian dollars. Unless otherwise stated or where the context otherwise requires, (i) references herein to the 'Company' or 'Mettler-Toledo' refer to Mettler-Toledo International Inc. and its direct and indirect subsidiaries and (ii) all information herein assumes no exercise of the Underwriters' over-allotment options.

                                  THE COMPANY

GENERAL

     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through its 1997 acquisition (the 'Safeline Acquisition') of Safeline Limited ('Safeline'), the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the United States and Asia. The Company generated 1997 net sales of $878.4 million which were derived 45% in Europe, 42% in North and South America and 13% in Asia and other markets.

     The Company believes that in 1997 the global market for the Company's products and services was approximately $6.0 billion. Weighing instruments are among the most broadly used measuring devices, and their results are often used as the basis of commercial transactions. Analytical instruments are critical to the research and development and quality control efforts of end-users, while metal detection systems provide important quality and safety checks in production and packaging. The Company's products are used in laboratories as an integral part of research and quality control processes, in industry for various manufacturing processes such as quality control, materials preparation, filling, counting and dimensioning, and in food retailing for preparation, portioning and inventory control. Customers include pharmaceutical, biotechnology, chemicals, cosmetics, food and beverage, metals, electronics, logistics, transportation and food retailing businesses, as well as schools, universities and government standards laboratories.

MARKET LEADERSHIP

     The Company believes that it maintains a leading position in each of its markets. In the weighing instruments market, Mettler-Toledo is the only company to offer products for laboratory, industrial and food retailing applications throughout the world and believes that it holds a market share more than two times greater than that of its nearest competitor. The Company believes that in 1997 it had an approximate 40% market share of the global market for laboratory balances, including the largest market share in each of Europe, the United States and Asia (excluding Japan), and the number two position in Japan. In the industrial and food retailing market, the Company believes it has the largest market share in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by its established manufacturing presence in China. The Company also holds one of the top three global market positions in several analytical instruments such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company recently enhanced its leading positions in precision instruments through the addition of Safeline's market leading metal detection products, which can be used in conjunction with the Company's checkweighing instruments for important quality and safety checks in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Mettler-Toledo attributes its worldwide market leadership positions to the following competitive strengths:

     Global Brand and Reputation. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. Customers value these characteristics because precision instruments, particularly weighing and analytical instruments, significantly impact customers' product quality, productivity, costs and regulatory compliance. Furthermore, precision instruments generally constitute a small percentage of customers' aggregate expenditures. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments and experience high switching costs if they attempt to change vendors. A recent independent survey concluded that 'Mettler-Toledo' was one of the three most recognized brand names in the laboratory. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' The strength of this brand name has allowed the Company to successfully extend its laboratory product line to include titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors.


     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of technology with recent innovations in both weighing and related instrumentation, including its new digital load cell, its ID 20 terminal (the first personal computer interface to be certified by weights and measures regulators), its MonoBloc weighing sensor technology, its GOBI moisture determination instrument, a new automatic lab reactor, the Zero Metal-Free Zone metal detector and its new Parallel Infrared Laser Array ('PILAR') dimensioning equipment. As with many of the Company's recent innovations, the Company's new MonoBloc weighing sensor technology provides greater accuracy, while also significantly reducing manufacturing costs and the time and expense of design changes by reducing from approximately 100 to approximately 50 the number of parts in the sensor. The Company believes it is the global leader in its industry in providing innovative instruments, in integrating its instruments into application-specific solutions for customers, and in facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo's technological innovation efforts benefit from the Company's manufacturing expertise in sensor technology, precision machining and electronics, as well as its strength in software development.


     Comprehensive, High Quality Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across and within many industries and regions. Furthermore, the Company's analytical instruments and metal detection systems complement its weighing products, enabling the Company to offer integrated solutions. The Company manufactures its products in its modern manufacturing facilities, most of which are ISO 9001 certified. Mettler-Toledo's broad range of high quality products and the ability to provide integrated solutions allows the Company to leverage its sales and service organization, product development activities and manufacturing and distribution capabilities.

     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At March 31, 1998, this organization consisted of approximately 3,100 employees organized into locally-based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets around the world. The local focus of the Company's sales and service organization enables the Company to provide timely, responsive support to customers worldwide and provides feedback for manufacturing and product development. This global infrastructure also allows the Company to capitalize on growth opportunities in emerging markets.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. From this installed base, the Company obtains service contracts which provide a strong, stable source of recurring service revenue. Service revenue represented approximately 16% of net sales in 1997, of which approximately 9% is derived solely from service contracts and repairs with the remainder derived from the sale of spare parts. The Company believes that its installed base of weighing instruments represents a competitive advantage with respect to repeat purchases and purchases of related analytical instruments and metal detection systems, because customers tend to remain with an existing supplier that can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and systems integration requirements. Close relationships and frequent contact with its broad customer base also provide the Company with sales leads and new product and application ideas.

     Geographical, Product and Customer Diversification. The Company's revenue base is diversified by geographic region, product range and customer. The Company's broad range of product offerings is utilized in many different industries, including, among others, chemicals, pharmaceuticals, food processing, food retailing and transportation. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2.6% of 1997 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions, and its presence in many different geographic markets, product markets and industries enhances its attractiveness as a supplier to multinational customers.

GROWTH STRATEGY

     Prior to its acquisition on October 15, 1996 (the 'Acquisition') in a transaction sponsored by management and AEA Investors Inc. ('AEA Investors'), Mettler-Toledo operated as a division of Ciba-Geigy AG ('Ciba'). In connection with the Acquisition, Mettler-Toledo began implementing a strategy to enhance its position as global market leader by accelerating new product introductions, capitalizing on market opportunities, focusing on expansion in emerging markets, pursuing selected acquisitions and reengineering its operations in order to reduce its overall cost structure. These initiatives have contributed to an improvement in operating income (gross profit less research and development and selling, general and administrative expenses) before amortization and non-recurring costs ('Adjusted Operating Income') from $39.5 million (4.6% of net sales) for 1995 to $81.5 million (9.3% of net sales) for 1997. Adjusted Operating Income increased from $12.3 million (6.2% of net sales) for the three months ended March 31, 1997 to $18.7 million (8.7% of net sales) for the three months ended March 31, 1998, an increase of 52.6%.

     New Product Introductions. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested more than $150 million in research and development and customer engineering, which has resulted in a pipeline of innovative and new products, significant reductions in product costs and reduced time to market for new products. Examples of recent or upcoming product introductions include: industrial and retail products that apply open-system architecture, a higher performance titrator, a higher performance modular thermal analysis system, a new density and refractometry measurement technology, a fully integrated metal detector and checkweigher, and the first Chinese-designed and manufactured laboratory balance. In addition, the Company is also focused on innovations that reduce manufacturing costs. For example, the Company is extending the utilization of its high-accuracy, low-cost MonoBloc weighing sensor technology through much of its weighing instrument product line. The Company attributes a significant portion of its recent margin improvement to its research and development efforts.

     Capitalize on Market Opportunities. Mettler-Toledo believes it is well positioned to capitalize on potential market opportunities including: (i) the integration of precision measurement instruments into data management software systems to automate processes and/or improve process control; (ii) the development of integrated solutions that combine measurement instruments and related technologies directly into manufacturing processes; (iii) the harmonization of national weighing standards among countries, particularly in the European Union; and (iv) the standardization of manufacturing and laboratory practices through programs such as ISO 9001, Good Laboratory Practices and Good Manufacturing Practices. The Company believes that these trends, together with the Company's brand name, global presence and the pipeline of planned new products, will allow it to increase its penetration of developed markets such as Europe, the United States and Japan.

     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales, service and manufacturing capabilities position it to take advantage of continued growth opportunities in emerging markets. These growth opportunities have been driven by economic development and global manufacturers' utilization of additional and more sophisticated precision measurement instruments as they shift production to these markets. The primary focus to date of the Company's emerging market expansion has been in Asia. In Asia (excluding Japan), the Company is the market leader in laboratory weighing instruments and has substantial and rapidly growing industrial and food retailing businesses. The Company maintains two profitable operations in China: first, a 60% owned joint venture which manufactures and sells industrial and food retailing products and, second, a wholly owned facility which manufactures and distributes laboratory products. Both of these operations serve the domestic and export markets. The Company has opened direct marketing organizations in Taiwan, Korea, Hong Kong, Thailand, Malaysia and Eastern Europe. The Company's net sales in Southeast Asia and Korea collectively represented approximately 3% of the Company's net sales for 1997. The Company is also expanding its sales and service presence in Latin America and other emerging markets. The Company believes Asia and other emerging markets will continue to provide opportunities for growth in the long term based upon the movement toward international quality standards, the need to upgrade mechanical scales to electronic versions and the establishment of local production facilities by the Company's multinational client base. The Company believes that its brand name, its global marketing and manufacturing infrastructure and its already substantial sales in Asia, Latin America and Eastern Europe position it to take advantage of these growth opportunities.

     Pursue Selected Acquisition Opportunities. Mettler-Toledo plans to actively pursue additional complementary product lines and distribution channels. In the laboratory market, the Company intends to leverage its existing laboratory distribution system through the acquisition of complementary product lines and the development of integrated laboratory solutions. In the industrial and food retailing markets, the Company plans to pursue the acquisition of related products and technologies that allow for the integration of weighing with other customer operations and information systems. The Company began implementing this strategy through the May 1997 acquisition of Safeline, which is the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detection systems enable the Company to offer integrated solutions for quality control and data management to these industries. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand the distribution of acquired product lines and operate acquired businesses more effectively.

     Reengineering and Cost Reductions. The Company's recent increase in profitability has been achieved in part through: (i) focusing research and development efforts on product cost reductions; (ii) achieving greater flexibility in, and a targeted reduction of, the Company's workforce, including a planned further reduction of approximately 70 personnel in 1998; (iii) consolidating manufacturing facilities, including the closure of the Westerville, Ohio facility; and (iv) moving production to lower-cost manufacturing facilities. The Company has also started implementing a number of additional operational changes such as the restructuring of its ordering process, product delivery and parts inventory management in Europe, the consolidation of worldwide precision balance manufacturing, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization. The Company believes that these new initiatives, as well as its continuing efforts to reduce product costs through research and development and the move of production to lower-cost manufacturing facilities, will place the Company in a position to build on its recent improvement in profitability. Furthermore, the Company believes that it can leverage its existing infrastructure, particularly the recent investments made in Asia, to obtain continued sales growth without significant additions to its overall cost base.

ACQUISITION AND SAFELINE ACQUISITION

     Acquisition. On October 15, 1996, the Company acquired the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. As of March 31, 1998, approximately 1,000 of the Company's employees, including executive officers, key management employees and Company sponsored pension funds, owned at least 2,875,000 shares of Common Stock and held options to purchase 4,408,740 additional shares of Common Stock, collectively representing on a fully diluted basis an aggregate ownership interest of approximately 18%. See 'Management' and 'Principal and Selling Shareholders.'

     Safeline Acquisition. On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997) plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. In October 1997, the Company made an additional payment, representing a post-closing adjustment, of pounds 1.9 million (approximately $3.1 million at October 3, 1997). Such amount has been accounted for as additional purchase price. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries.

INITIAL PUBLIC OFFERING AND REFINANCING

     During the fourth quarter of 1997, the Company completed its initial public offering of 7,666,667 shares of Common Stock, including the underwriters' over-allotment option (the 'IPO'), at a per share price equal to $14.00. The IPO raised net proceeds, after underwriters' commission and expenses, of approximately $97.3 million. In connection with the IPO, the Company effected a merger by and between it and its direct wholly owned subsidiary, Mettler-Toledo Holding Inc., whereby Mettler-Toledo Holding Inc. was merged with and into the Company (the 'Merger'). In connection with the Merger, all classes of the Company's previous outstanding common stock were converted into 30,669,347 shares of a single class of Common Stock. Concurrently with the IPO, the Company refinanced its existing credit facility by entering into a new credit facility (the 'Credit Agreement'), borrowings from which, along with the proceeds from the IPO, were used to repay substantially all of the Company's then existing debt, including all of the 9 3/4% Senior Subordinated Notes due 2006 (the 'Notes') of the Company's wholly owned subsidiary, Mettler-Toledo, Inc. (collectively, the 'Refinancing'). In connection with the Refinancing, the Company recorded an extraordinary charge of $31.6 million, net of tax, principally for prepayment premiums on certain debt repaid and for the write-off of existing deferred financing fees. At March 31, 1998 the Company had borrowings of $374.2 million. Of these borrowings, $191.4 million are in the form of a term loan and the remainder are outstanding under a revolving credit facility and various other arrangements. The Company's revolving credit facility commitment increased from $170.0 million to $420.0 million under the Credit Agreement, including a $100.0 million acquisition facility commitment.

                                 THE OFFERINGS


     The offering of 8,000,000 shares of the Company's Common Stock, par value $.01 per share, in the United States and Canada (the 'U.S. Offering') and the offering of 2,000,000 shares of the Common Stock outside the United States and Canada (the 'International Offering') are collectively referred to herein as the 'Offerings.'



Common Stock Offered by the Selling
  Shareholders (1)

     U.S. Offering........................  8,000,000 shares

     International Offering...............  2,000,000 shares

Common Stock Outstanding Before and After
  the Offerings (2).......................  38,336,014 shares

Use of Proceeds...........................  All of the Common Stock offered hereby is being sold by the Selling
                                            Shareholders. The Company will not receive any proceeds from the sale of the shares offered hereby.

New York Stock Exchange Symbol............  'MTD'


------------------

(1) Excludes 1,500,000 shares which are subject to the over-allotment options granted by the Selling Shareholders to the Underwriters in connection with the Offerings.


(2) Excludes 4,408,740 shares that may be issued upon the exercise of outstanding options granted pursuant to the Company's Stock Option Plan (the 'Stock Plan').

                                  RISK FACTORS


     Prospective purchasers of the Common Stock should carefully consider all of the information contained in this Prospectus before making an investment in the Common Stock. In particular, prospective purchasers should carefully consider the factors set forth herein under 'Risk Factors.' These risks include: the effect of the Company's substantial indebtedness on operations and liquidity; risks associated with currency fluctuations; risks associated with international operations; risks associated with competition and improvements in technology by competitors; risks due to significant sales to the pharmaceutical and chemicals industries; risks relating to future acquisitions; risks associated with reliance on key management; risks of liability under environmental laws; the potentially adverse effect on market price due to shares eligible for future sale; restrictions on payment of dividends; and certain anti-takeover provisions in the Company's certificate of incorporation.


                         SUMMARY FINANCIAL INFORMATION

     The summary historical financial information set forth below for the years ended December 31, 1993, 1994 and 1995, for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997 is derived from the Company's financial statements, which were audited by KPMG Fides Peat, independent auditors. The financial information for all periods prior to October 15, 1996, the date of the Acquisition, is combined financial information of the Mettler-Toledo Group (the 'Predecessor Business'). The summary historical financial information at March 31, 1998 and for the three months ended March 31, 1997 and 1998 is derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The combined historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisition and the Safeline Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and accompanying notes included herein. The financial information presented below was prepared in accordance with U.S. generally accepted accounting principles ('U.S. GAAP').

                                                                                      METTLER-TOLEDO INTERNATIONAL INC.
                                                                          ---------------------------------------------------------
                                        PREDECESSOR BUSINESS                                                               THREE
                            --------------------------------------------                                                   MONTHS
                                                             JANUARY 1,   OCTOBER 15,        1996                          ENDED
                               YEAR ENDED DECEMBER 31,           TO            TO          PRO FORMA    YEAR ENDED       MARCH 31,
                            ------------------------------   OCTOBER 14,  DECEMBER 31,     (a)(b)(c)   DECEMBER 31,      ----------
                              1993       1994       1995        1996          1996          (d)(e)         1997             1997
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net Sales.................. $728,958   $769,136   $850,415    $ 662,221    $  186,912      $889,567      $878,415         $197,402
Cost of Sales..............  443,534    461,629    508,089      395,239       136,820(b)    523,783       493,480(d)       114,120
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
Gross profit...............  285,424    307,507    342,326      266,982        50,092       365,784       384,935           83,282
Research and development...   46,438     47,994     54,542       40,244         9,805        50,608        47,551           10,832
Selling, general and
  administrative...........  209,692    224,978    248,327      186,898        59,353       252,085       260,397           60,193
Amortization...............    2,917      6,437      2,765        2,151         1,065         6,526         6,222            1,157
Purchased research and
  development..............       --         --         --           --       114,070(c)         --        29,959(e)            --
Interest expense...........   15,239     13,307     18,219       13,868         8,738        30,007        35,924            9,446
Other charges (income),
  net(f) ..................   14,110     (7,716)    (9,331)      (1,332)       17,137        14,036        10,834            3,754
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
Earnings (loss) before
  taxes, minority interest
  and extraordinary
  items....................   (2,972)    22,507     27,804       25,153      (160,076)       12,522        (5,952)          (2,100)
Provision for taxes........    3,041      8,676      8,782       10,055          (938)        6,956        17,489           (1,087)
Minority interest..........    1,140        347        768          637           (92)          593           468              109
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
Earnings (loss) before
  extraordinary items......   (7,153)    13,484     18,254       14,461      (159,046)        4,973       (23,909)          (1,122)
Extraordinary items-debt
  extinguishments..........       --         --         --           --            --            --       (41,197)(g)           --
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
Net earnings (loss)........ $ (7,153)  $ 13,484   $ 18,254    $  14,461    $ (159,046)     $  4,973      $(65,106)        $ (1,122)
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
                            --------   --------   --------   -----------  ------------     ---------   ------------      ----------
Diluted earnings (loss) per
  common share(h):
  Earnings (loss) per
    common share before
    extraordinary items....                                                $    (5.18)                   $  (0.76)        $  (0.04)
  Extraordinary items......                                                        --                       (1.30)              --
                                                                          ------------                 ------------      ----------
  Earnings (loss) per
    common share...........                                                $    (5.18)                   $  (2.06)        $  (0.04)
                                                                          ------------                 ------------      ----------
                                                                          ------------                 ------------      ----------

  Weighted average number
    of common shares.......                                                30,686,065                   31,617,071       30,686,065
OTHER DATA:
Local currency net sales
  growth(i)................                   7%         6%                                       3 %          11%               4%
Gross profit before
  non-recurring costs as a
  percentage of net
  sales(j).................     39.2%      40.0%      40.3%        40.3%         44.0%         41.1 %        44.1%            42.2%
Adjusted Operating
  Income(k)................ $ 29,294   $ 34,535   $ 39,457    $  39,840    $   17,912      $ 67,875      $ 81,541         $ 12,257
Adjusted Operating Income
  as a percentage of net
  sales(k).................      4.0%       4.5%       4.6%         6.0%          9.6%          7.6 %         9.3%             6.2%
Depreciation and
  amortization expense..... $ 29,591   $ 34,118   $ 33,363    $  21,663    $    8,990      $ 34,393      $ 31,835         $  6,978
Capital expenditures.......   25,122     24,916     25,858       16,649        11,928        29,417        22,251            3,063

BALANCE SHEET DATA:
Working capital................................................................
Total assets...................................................................
Long-term debt.................................................................
Other non-current liabilities (l)..............................................
Shareholders' equity...........................................................

                                1998
                             ----------
STATEMENT OF OPERATIONS
  DATA:
Net Sales..................   $215,655
Cost of Sales..............    121,048
                             ----------
Gross profit...............     94,607
Research and development...     10,795
Selling, general and
  administrative...........     65,112
Amortization...............      1,818
Purchased research and
  development..............         --
Interest expense...........      5,879
Other charges (income),
  net(f) ..................        454
                             ----------
Earnings (loss) before
  taxes, minority interest
  and extraordinary
  items....................     10,549
Provision for taxes........      3,692
Minority interest..........         19
                             ----------
Earnings (loss) before
  extraordinary items......      6,838
Extraordinary items-debt
  extinguishments..........         --
                             ----------
Net earnings (loss)........   $  6,838
                             ----------
                             ----------
Diluted earnings (loss) per
  common share(h):
  Earnings (loss) per
    common share before
    extraordinary items....   $   0.17
  Extraordinary items......         --
                             ----------
  Earnings (loss) per
    common share...........   $   0.17
                             ----------
                             ----------
  Weighted average number
    of common shares.......  40,600,109

OTHER DATA:
Local currency net sales
  growth(i)................         14%
Gross profit before
  non-recurring costs as a
  percentage of net
  sales(j).................       43.9%
Adjusted Operating
  Income(k)................   $ 18,700
Adjusted Operating Income
  as a percentage of net
  sales(k).................        8.7%
Depreciation and
  amortization expense.....   $  7,695
Capital expenditures.......      7,417


                             MARCH 31,
                                1998
                             ----------
BALANCE SHEET DATA:
Working capital............   $ 77,503
Total assets...............    735,138
Long-term debt.............    319,207
Other non-current liabiliti     91,181
Shareholders' equity.......     33,926

------------------
(a) Represents the unaudited pro forma consolidated statement of operations of the Company for fiscal year 1996, assuming the Acquisition, the Safeline Acquisition, the IPO and the Refinancing occurred on January 1, 1996. The 1996 pro forma data includes certain adjustments to historical results to reflect: (i) an increase in interest expense resulting from acquisition-related borrowings, which expense has been partially offset by reduced borrowings following application of IPO proceeds and a lower effective interest rate following the Refinancing, (ii) an increase in amortization of goodwill and other intangible assets following the Acquisition and the Safeline Acquisition, and (iii) changes to the

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    provision for taxes to reflect the Company's estimated effective income tax rate at a stated level of pro forma earnings before tax for the year ended December 31, 1996. Certain other one-time charges incurred during 1996 have not been excluded from the unaudited pro forma consolidated statement of operations for the year ended December 31, 1996. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations.'

(b) In connection with the Acquisition, the Company allocated $32,194 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the period October 15, 1996 to December 31, 1996. The charges associated with this revaluation have been excluded from the 1996 pro forma financial information.

(c) In conjunction with the Acquisition, the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Acquisition. This expense has been excluded from the 1996 pro forma financial information.

(d) In connection with the Safeline Acquisition, the Company allocated $2,054 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the second quarter of 1997. The charges associated with this revaluation have been excluded from the 1996 pro forma financial information.

(e) In conjunction with the Safeline Acquisition, the Company allocated, based upon independent valuations, $29,959 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Safeline Acquisition. This expense has been excluded from the 1996 pro forma financial information.

(f) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). In 1993, the amount shown includes costs associated with the closure of a manufacturing facility in Cologne, Germany, the restructuring of certain manufacturing operations and an early retirement program in the United States. For the period January 1, 1996 to October 14, 1996, the amount shown includes employee severance and other exit costs associated with the closing of the Company's Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996, the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs in Europe and North America and the realignment of the analytical and precision balance business in Switzerland. For the year ended December 31, 1997, the amount shown includes a restructuring charge of $6,300 to consolidate three facilities in North America. See Note 14 to the audited consolidated financial statements (the 'Audited Consolidated Financial Statements') included herein.


(g) Represents charges for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facilities as well as the prepayment premium on the Notes and the write-off of the related capitalized debt issuance fees.


(h) Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). Accordingly, basic and diluted loss per common share data for each period presented have been determined in accordance with the provisions of SFAS 128.

(i) Local currency net sales growth is adjusted for the exit from certain systems businesses. Pro forma 1996 local currency net sales growth assumes that the Safeline Acquisition occurred on January 1, 1995. For 1997, local currency net sales increased 7% absent the Safeline Acquisition. For the three months ended March 31, 1998, local currency net sales increased 7% absent the Safeline Acquisition.

(j) Non-recurring costs represent costs associated with selling inventories revalued to fair value in connection with the Acquisition and the Safeline Acquisition. See Notes (b) and (d) above.

(k) Adjusted Operating Income is defined as operating income (gross profit less research and development and selling, general and administrative expenses) before amortization and non-recurring costs. Non-recurring costs which have been excluded are the costs set forth in Note (j) above and for the period from October 15, 1996 to December 31, 1996, and in pro forma 1996, advisory fees associated with the reorganization of the Company's structure of approximately $4,800. Non-recurring costs in 1997 includes a charge of $2,500 in connection with the termination of the Company's management services agreement with AEA Investors.

(l) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 12 to the Audited Consolidated Financial Statements included herein.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See '--Forward-Looking Statements and Associated Risks' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

EFFECT OF SUBSTANTIAL INDEBTEDNESS ON OPERATIONS AND LIQUIDITY

     In connection with the Acquisition and the Safeline Acquisition, the Company incurred a significant amount of indebtedness. At March 31, 1998, the Company's consolidated indebtedness (excluding unused commitments) was $374.2 million. As of March 31, 1998, the Company had additional borrowing capacity of approximately $240.0 million on a revolving credit basis under the Credit Agreement and under local working capital facilities for acquisitions and other purposes. The Company is required to make scheduled principal payments on the term loans under the Credit Agreement. The Company's ability to comply with the terms of the Credit Agreement and its other debt obligations to make cash payments with respect to such obligations and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which, in turn, is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Company's high degree of leverage could have important consequences including but not limited to the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on borrowings under the Credit Agreement and the Company's other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and may make the Company more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations.

     The Credit Agreement and the Company's other debt obligations contain a number of covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, dispose of certain assets, make capital expenditures and otherwise restrict corporate activities. The Company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in the Credit Agreement, the Company's other debt obligations or any agreements with respect to any additional financing could result in an event of default under its debt agreements.

RISKS ASSOCIATED WITH CURRENCY FLUCTUATIONS

     Swiss franc-denominated expenses represent a much greater percentage of the Company's operating expenses than Swiss franc-denominated sales represent of total net sales. Some of the Company's manufacturing costs in Switzerland relate to products that are sold outside of Switzerland, including many technologically sophisticated products requiring highly skilled personnel. Moreover, a substantial percentage of the Company's research and development expenses and general and administrative expenses are incurred in Switzerland. Appreciation of the Swiss franc against the Company's major trading currencies (i.e., the U.S. dollar, certain major European currencies and the Japanese yen) has a negative impact on the Company's income from operations, whereas depreciation of the Swiss franc has a positive impact.

     The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign currency exchange rate for inclusion in the Company's consolidated financial statements. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial position as reported in U.S. dollars. However, the effect of these changes on income from operations generally offsets in part the effect on income from operations of changes in the exchange rate between the Swiss franc and other currencies described in the preceding paragraph.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company does business in numerous countries, including emerging markets in Asia, Latin America and Eastern Europe. In addition to currency risks discussed above, the Company's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. The Company is increasing its presence in China, Latin America and Eastern Europe. As a result, inflationary conditions in these countries could have an increasingly significant effect on the Company's operating results. Recently, growth in net sales in Southeast Asia and Korea (which collectively represented approximately 3% of the Company's total net sales in 1997) has slowed and the Company anticipates this trend to continue for the near term.

     The conversion into foreign currency of funds earned in local currency through the Company's operations in the People's Republic of China and the repatriation of such funds require certain governmental approvals. Failure to obtain such approvals could result in the Company being unable to convert or repatriate earnings from its Chinese operations, which may become an increasingly important part of the Company's international operations.

COMPETITION; IMPROVEMENTS IN TECHNOLOGY

     The markets in which the Company operates are highly competitive. Weighing instruments markets are fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, the Company competes with numerous regional or specialized competitors, many of which are well established in their respective markets. Some competitors are divisions of larger companies with potentially greater financial and other resources than the Company. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require the continued productive investment by the Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.

SIGNIFICANT SALES TO PHARMACEUTICAL AND CHEMICALS INDUSTRIES

     The Company's products are used extensively in the pharmaceutical and chemicals industries. Consolidation in these industries has had an adverse impact on the Company's sales in prior years. A prolonged downturn or any additional consolidation in these industries could adversely affect the Company's operating results.

RISKS RELATING TO FUTURE ACQUISITIONS

     The Company may in the future pursue acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. There are currently no understandings or agreements with respect to any material acquisition, nor can there be any assurances that the Company will be able to identify and successfully complete and integrate potential acquisitions in the future. In the event that any such acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business or operating results.

RELIANCE ON KEY MANAGEMENT

     Robert F. Spoerry, the Company's Chief Executive Officer, and each of the other key management employees of the Company have employment contracts with the Company. In addition, various members of management own a portion of the shares of Common Stock of the Company and have options to purchase additional shares of such Common Stock. See 'Principal and Selling Shareholders.' Nonetheless, there is no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company has no key man life insurance policies with respect to any of its senior executives.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's results of operations or financial condition. See 'Business--Environmental Matters.'

POTENTIAL ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. As of March 31, 1998, the Company had outstanding 38,336,014 shares of Common Stock. All shares of Common Stock are freely tradeable without restriction under the Securities Act of 1933, as amended (the 'Securities Act'), except to the extent such shares are subject to the agreement with the Underwriters described below and for any such shares which are held by an 'affiliate' of the Company. In connection with the Offerings, the Company, the Company's executive officers and directors and the Selling Shareholders, who will collectively hold, after the Offerings, 14,262,548 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option) will agree, subject to certain exceptions, not to dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch') on behalf of the Underwriters. Upon expiration of the lockup period, all shares will be eligible for sale in the public market, with shares held by 'affiliates' (as such term is defined under the Securities
Act) of the Company subject to compliance with the volume limitations and other restrictions of Rules 144 and 145 under the Securities Act. In addition, the Company will be filing a registration statement under the Securities Act covering the sale of shares of Common Stock reserved for issuance or sale under the Company's Stock Plan. As of March 31, 1998, there were outstanding options to purchase a total of 4,408,740 shares of Common Stock. The sale of such shares could have an adverse effect on the Company's ability to raise equity capital in the public markets. See 'Shares Eligible for Future Sale.'

RESTRICTIONS ON PAYMENT OF DIVIDENDS; ABSENCE OF DIVIDENDS

     The Credit Agreement restricts, among other things, the ability of the Company to pay dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See 'Dividend Policy.'

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's amended and restated certificate of incorporation (the 'Amended and Restated Certificate of Incorporation') and amended by-laws (the 'Amended By-laws') contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise. The Amended and Restated Certificate of Incorporation authorizes the issuance of preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. In addition, the Amended By-laws contain advance notice procedures for shareholders to nominate candidates for election as directors and for shareholders to submit proposals for consideration at shareholder meetings. Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an 'interested stockholder' (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus includes forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned employee reductions and restructuring programs, estimated proceeds from and timing of asset sales, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those identified in 'Risk Factors,' which could cause actual results to differ materially from historical results or those anticipated. The words 'believe,' 'expect,' 'anticipate' and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

GENERAL


     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through its 1997 acquisition of Safeline, the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the United States and Asia. The Company generated 1997 net sales of $878.4 million which were derived 45% in Europe, 42% in North and South America and 13% in Asia and other markets.


     The mailing address of the Company's principal executive offices is Im Langacher, P.O. Box MT-100, CH-8606, Greifensee, Switzerland. Its telephone number is 41-1-944-22-11.

ACQUISITION AND SAFELINE ACQUISITION

     Acquisition. The Company was incorporated in December 1991. It was recapitalized in connection with the October 15, 1996 acquisition of the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. The Company paid cash consideration of approximately SFr 505.0 million (approximately $402.0 million at October 15, 1996), including dividends of approximately SFr 109.4 million (approximately $87.1 million at October 15,
1996), paid approximately $185.0 million to settle amounts due to Ciba and its affiliates and incurred expenses in connection with the Acquisition and related financing of approximately $29.0 million. The Company primarily financed the Acquisition with (i) borrowings under a credit agreement in the amount of $307.0 million, (ii) the issuance of $135.0 million of the Notes and (iii) an equity contribution of $190.0 million primarily from AEA Investors, its shareholder-investors and executive officers and other employees of the Company.

     Safeline Acquisition. On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997) plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. In October 1997, the Company made an additional payment, representing a post-closing adjustment, of pounds 1.9 million (approximately $3.1 million at October 3, 1997). Such amount has been accounted for as additional purchase price. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries.

INITIAL PUBLIC OFFERING AND REFINANCING

     During the fourth quarter of 1997, the Company completed its IPO of 7,666,667 shares of Common Stock, including the underwriters' over-allotment option, at a per share price equal to $14.00. The IPO raised net proceeds, after underwriters' commission and expenses, of approximately $97.3 million. Concurrently with the IPO, the Company effected the Merger and the Refinancing. In connection with the Refinancing, the Company recorded an extraordinary charge of $31.6 million, net of tax, principally for prepayment premiums on certain debt repaid and for the write-off of existing deferred financing fees. At March 31, 1998 the Company had borrowings of $374.2 million. Of these borrowings, $191.4 million are in the form of a term loan and the remainder are outstanding under a revolving credit facility and various other arrangements. The Company's revolving credit facility commitment increased from $170.0 million to $420.0 million under the Credit Agreement, including a $100.0 million acquisition facility commitment.

                                USE OF PROCEEDS

     All of the Common Stock offered hereby is being sold by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Stock offered hereby. See 'Principal and Selling Shareholders.'

                                DIVIDEND POLICY


     The Company has never paid any dividends on its common stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to finance the operations and expansion of the Company's business. In addition, the Company's Credit Agreement restricts the Company's ability to pay dividends to its shareholders. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock began trading on the New York Stock Exchange on November 14, 1997 under the symbol 'MTD.' The following table sets forth on a per share basis the high and low sales prices for consolidated trading in the Common Stock as reported on the New York Stock Exchange Composite Tape for the quarters indicated.


                                                                                               COMMON STOCK
                                                                                                PRICE RANGE
                                                                                         -------------------------
                                                                                            HIGH           LOW
                                                                                         ----------    -----------
1997
  Fourth Quarter (beginning November 14, 1997)........................................   $   18 3/4    $   14 1/16
1998
  First Quarter.......................................................................       22 3/8        16 9/16
  Second Quarter (through June 3, 1998)...............................................       22 1/4    18


     For a recent reported last sale price for the Common Stock, see the cover page of this Prospectus.


     As of May 31, 1998, there were 872 holders of record of the Company's Common Stock, which excludes beneficial owners of Common Stock held in 'street name.'


                                 CAPITALIZATION


     The following table sets forth the short-term debt and capitalization of the Company at March 31, 1998. The information presented below should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.



                                                                                                  MARCH 31, 1998
                                                                                              (DOLLARS IN THOUSANDS,
                                                                                              EXCEPT PER SHARE DATA)
                                                                                              -----------------------
Short-term debt, including current maturities of long-term debt(a):
  Short-term portion of term loans under credit agreements.................................          $  15,866
  Revolving credit facility under credit agreements(b).....................................             29,156
  Other short-term borrowings..............................................................              9,930
                                                                                                   -----------
     Total short-term debt.................................................................          $  54,952
                                                                                                   -----------
                                                                                                   -----------
Long-term debt(a):
  Term loans under credit agreements.......................................................          $ 175,514
  Revolving credit facility under credit agreements(b).....................................            127,732
  Other long-term debt.....................................................................             15,961
                                                                                                   -----------
     Total long-term debt..................................................................            319,207
Shareholders' equity:
  Common stock, par value $0.01, authorized 125,000,000 shares; issued
     38,336,014 (excluding 64,467 shares held in treasury)(c)..............................                383
  Additional paid-in capital...............................................................            284,630
  Accumulated deficit......................................................................           (217,314)
  Accumulated other comprehensive loss.....................................................            (33,773)
                                                                                                   -----------
     Total shareholders' equity............................................................             33,926
                                                                                                   -----------
       Total capitalization................................................................          $ 353,133
                                                                                                   -----------
                                                                                                   -----------


------------------------
(a) At March 31, 1998, the Company and its subsidiaries had total availability of approximately $240,000 (including a $100,000 acquisition facility) under the revolving credit facility of the Credit Agreement and local working capital facilities.

(b) The Company has the ability to refinance its short-term borrowings under its revolving facility for an uninterrupted period extending beyond one year. Accordingly, $127,732 of the Company's short-term borrowings at March 31, 1998 have been reclassified to long-term.

(c) Does not include shares of Common Stock that may be issued upon exercise of options granted pursuant to the Stock Plan.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information set forth below at December 31, 1994, 1995, 1996 and 1997, for the years ended December 31, 1993, 1994 and
1995, for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996, and for the year ended December 31, 1997 is derived from the Company's financial statements, which were audited by KPMG Fides Peat, independent auditors. The financial information for all periods prior to October 15, 1996, the date of the Acquisition, is combined financial information of the Mettler-Toledo Group (the 'Predecessor Business'). The selected historical financial information at March 31, 1997 and 1998 and for the three months then ended is derived from the unaudited interim consolidated financial statements of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The combined historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisition and the Safeline Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and accompanying notes included elsewhere in this Prospectus. The financial information presented below was prepared in accordance with U.S. GAAP.

                                                                                           METTLER-TOLEDO INTERNATIONAL INC.
                                                                                       ------------------------------------------
                                                                                                                          THREE
                                               PREDECESSOR BUSINESS                                                       MONTHS
                                --------------------------------------------------                                        ENDED
                                                                      JANUARY 1       OCTOBER 15                        MARCH
                                     YEAR ENDED DECEMBER 31,             TO               TO           YEAR ENDED        31,
                                ---------------------------------    OCTOBER 14,     DECEMBER 31,     DECEMBER 31,     --------
                                  1993        1994        1995          1996             1996             1997           1997
                                --------    --------    --------     -----------     ------------     ------------     --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net Sales...................    $728,958    $769,136    $850,415      $ 662,221       $  186,912        $878,415       $197,402
Cost of sales...............     443,534     461,629     508,089        395,239          136,820(a)      493,480(c)     114,120
                                --------    --------    --------     -----------     ------------     ------------     --------
Gross profit................     285,424     307,507     342,326        266,982           50,092         384,935         83,282
Research and development ...      46,438      47,994      54,542         40,244            9,805          47,551         10,832
Selling, general and
 administrative.............     209,692     224,978     248,327        186,898           59,353         260,397         60,193
Amortization................       2,917       6,437       2,765          2,151            1,065           6,222          1,157
Purchased research and
 development................          --          --          --             --          114,070(b)       29,959(d)          --
Interest expense............      15,239      13,307      18,219         13,868            8,738          35,924          9,446
Other charges (income),
 net(e).....................      14,110      (7,716)     (9,331)        (1,332)          17,137          10,834          3,754
                                --------    --------    --------     -----------     ------------     ------------     --------
Earnings (loss) before
 taxes, minority interest
 and extraordinary items....      (2,972)     22,507      27,804         25,153         (160,076)         (5,952)        (2,100)
Provision for taxes.........       3,041       8,676       8,782         10,055             (938)         17,489         (1,087)
Minority interest...........       1,140         347         768            637              (92)            468            109
                                --------    --------    --------     -----------     ------------     ------------     --------
Earnings (loss) before
 extraordinary items........      (7,153)     13,484      18,254         14,461         (159,046)        (23,909)        (1,122)
Extraordinary items-debt
 extinguishments............          --          --          --             --               --         (41,197)(f)         --
                                --------    --------    --------     -----------     ------------     ------------     --------
Net earnings (loss).........    $ (7,153)   $ 13,484    $ 18,254      $  14,461       $ (159,046)       $(65,106)      $ (1,122)
                                --------    --------    --------     -----------     ------------     ------------     --------
                                --------    --------    --------     -----------     ------------     ------------     --------
Basic earnings (loss) per
 common share(g):
 Earnings (loss) per common
   share before
   extraordinary items......                                                          $    (5.18)       $  (0.76)      $  (0.04)
 Extraordinary items........                                                                  --           (1.30)            --
                                                                                     ------------     ------------     --------
 Earnings (loss) per common
   share....................                                                          $    (5.18)       $  (2.06)      $  (0.04)
                                                                                     ------------     ------------     --------
                                                                                     ------------     ------------     --------
 Weighted average number of
   common shares............                                                          30,686,065      31,617,071     30,686,065
Diluted earnings (loss) per
 common share(g):
 Earnings (loss) per common
   share before
   extraordinary items......                                                          $    (5.18)       $  (0.76)      $  (0.04)
 Extraordinary items........                                                                  --           (1.30)            --
                                                                                     ------------     ------------     --------
 Earnings (loss) per common
   share....................                                                          $    (5.18)       $  (2.06)      $  (0.04)
                                                                                     ------------     ------------     --------
                                                                                     ------------     ------------     --------
 Weighted average number of
   common shares............                                                          30,686,065      31,617,071     30,686,065

BALANCE SHEET DATA (AT END
 OF PERIOD)(H):
Cash and cash
 equivalents ...............                $ 63,802    $ 41,402                      $   60,696        $ 23,566       $ 40,599
Working capital.............                 132,586     136,911                         103,697          79,163        100,734
Total assets................                 683,198     724,094                         771,888         749,313        728,891
Long-term debt..............                     862       3,621                         373,758         340,334        365,369
Net borrowing from Ciba and
 affiliates(i) .............                 177,651     203,157                              --              --             --
Other non-current
 liabilities(j).............                  83,964      84,303                          96,810          91,011         92,177
Shareholders' equity(k).....                 228,194     193,254                          12,426          25,399          2,982


                                   1998
                                 --------
STATEMENT OF OPERATIONS
 DATA:
Net Sales...................     $215,655
Cost of sales...............      121,048
                                 --------
Gross profit................       94,607
Research and development ...       10,795
Selling, general and
 administrative.............       65,112
Amortization................        1,818
Purchased research and
 development................           --
Interest expense............        5,879
Other charges (income),
 net(e).....................          454
                                 --------
Earnings (loss) before
 taxes, minority interest
 and extraordinary items....       10,549
Provision for taxes.........        3,692
Minority interest...........           19
                                 --------
Earnings (loss) before
 extraordinary items........        6,838
Extraordinary items-debt
 extinguishments............           --
                                 --------
Net earnings (loss).........     $  6,838
                                 --------
                                 --------
Basic earnings (loss) per
 common share(g):
 Earnings (loss) per common
   share before
   extraordinary items......     $   0.18
 Extraordinary items........           --
                                 --------
 Earnings (loss) per common
   share....................     $   0.18
                                 --------
                                 --------
 Weighted average number of
   common shares............   38,336,014
Diluted earnings (loss) per
 common share(g):
 Earnings (loss) per common
   share before
   extraordinary items......     $   0.17
 Extraordinary items........           --
                                 --------
 Earnings (loss) per common
   share....................     $   0.17
                                 --------
                                 --------
 Weighted average number of
   common shares............   40,600,109
BALANCE SHEET DATA (AT END
 OF PERIOD)(h):
Cash and cash
 equivalents ...............     $ 21,303
Working capital.............       77,503
Total assets................      735,138
Long-term debt..............      319,207
Net borrowing from Ciba and
 affiliates(i) .............           --
Other non-current
 liabilities(j).............       91,181
Shareholders' equity(k).....       33,926




(a) In connection with the Acquisition, the Company allocated $32,194 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the period October 15, 1996 to December 31, 1996.

                                              (Footnotes continued on next page)

(Footnotes from previous page)

------------------


(b) In connection with the Acquisition, the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Acquisition.

(c) In connection with the Safeline Acquisition, the Company allocated $2,054 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the second quarter of 1997.

(d) In connection with the Safeline Acquisition, the Company allocated, based upon independent valuations, $29,959 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Safeline Acquisition.


(e) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). In 1993, the amount shown includes costs associated with the closure of a manufacturing facility in Cologne, Germany, the restructuring of certain manufacturing operations and an early retirement program in the United States. For the period January 1, 1996 to October 14, 1996, the amount shown includes employee severance and other exit costs associated with the closing of the Company's Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996, the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs, in Europe and North America and the realignment of the analytical and precision balance business in Switzerland. For the year ended December 31, 1997, the amount shown includes a restructuring charge of $6,300 to consolidate three facilities in North America. See Note 14 to the Audited Consolidated Financial Statements included herein.


(f) Represents charges for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facilities as well as the prepayment premium on the Notes and the write-off of the related capitalized debt issuance fees.

(g) Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). Accordingly, basic and diluted loss per common share data for each period presented have been determined in accordance with the provisions of SFAS 128.

(h) Balance sheet information at December 31, 1993 is not available.

(i) Includes notes payable and long-term debt payable to Ciba and affiliates less amounts due from Ciba and affiliates.


(j) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 12 to the Audited Consolidated Financial Statements included herein.


(k) Shareholders' equity for the Predecessor Business consists of the combined net assets of the Mettler-Toledo Group.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Audited Consolidated Financial Statements and the unaudited interim consolidated financial statements (the 'Interim Consolidated Financial Statements') included herein.

GENERAL

     The financial statements for periods ended prior to October 15, 1996 reflect the combined operations of the Mettler-Toledo Group, while the financial statements for periods after October 15, 1996 reflect the consolidated operations of the Company after accounting for the Acquisition using the purchase method of accounting. See Note 1 to the Audited Consolidated Financial Statements. Operating results subsequent to the Acquisition and the Safeline Acquisition are not comparable in many respects to the operating results prior to the Acquisition and the Safeline Acquisition. Financial information is presented in accordance with generally accepted accounting principles in the United States of America.

     The Company operates a global business, with net sales that are diversified by geographic region, product range and customer. The Company believes that it has achieved its market leadership positions through its continued investment in product development, the maintenance and, in some instances, expansion, of its existing position in established markets and its pursuit of new markets. Net sales in local currency (adjusted for the exit in 1996 and 1995 from certain systems businesses) have increased in both the laboratory and industrial and food retailing product lines, increasing by 11% in 1997 and by 3% and 6% in 1996 and 1995, respectively. More recently, during the period ended March 31, 1998, net sales in local currency increased by 14% compared to the corresponding period in 1997. Similarly net sales in U.S. dollars increased 9% for the first three months of 1998 compared to the first three months of 1997. For the full year in 1997, net sales in U.S. dollars increased by 3%, as the strengthening of the U.S. dollar versus the Company's major trading currencies reduced U.S. dollar reported sales. Net sales in U.S. dollars were unchanged in 1996 and increased by 11% in 1995. The Company's growth in 1997 and 1998 reflects favorable sales trends in Europe, which began in the second half of 1997. In addition, the Company has also benefited from recent investments to establish distribution and manufacturing infrastructure in certain emerging markets, particularly in Asia. For 1997, net sales in Asia and other emerging markets increased by 30% over the prior year, despite the weakening economic conditions in Asia. As a result of these weakening economic conditions, net sales in Asia and other emerging markets in local currency decreased by 3% for the first three months of 1998 compared to the first three months of 1997 primarily as a result of a decline in net sales in Southeast Asia and Korea (which collectively represented approximately 3% of the Company's total net sales for 1997). However, the Company believes Asia and other emerging markets will continue to provide opportunities for growth in the long term. The Company believes that its growth over the next several years will come primarily from (i) the needs of customers in developed markets to continue to automate their research and development and manufacturing processes, (ii) the needs of customers in emerging markets to continue modernizing these same processes through the use of increasingly sophisticated instruments, and (iii) the pursuit of the Company's acquisition strategy.

     The Company increased its gross profit margin before non-recurring acquisition costs from 40.3% in 1995 to 44.1% in 1997 and increased its Adjusted Operating Income (gross profit less research and development and selling, general and administrative expenses before amortization and non-recurring costs) as a percentage of net sales from 4.6% in 1995 to 9.3% in 1997. During the first three months of 1998, the Company increased its gross profit margin to 43.9% compared to 42.2% for the first three months of 1997. Similarly, Adjusted Operating Income as a percentage of net sales improved from 6.2% during the first three months of 1997 to 8.7% for the first three months of 1998. These increases were achieved despite the Company's continued investments in product development and in its distribution and manufacturing infrastructure. The Company believes that a significant portion of these increases can be attributed to its strategy to reduce costs and reengineer its operations. This strategy has a number of key elements, such as ongoing efforts to direct more of its research and development activities to the reduction of product costs, to reengineer manufacturing, distribution, sales and administrative processes, and to consolidate operations and re-deploy resources to lower cost facilities. Examples of recent efforts to implement the different elements of this strategy include the introduction of several products in 1997 with significantly reduced manufacturing costs compared to their predecessors, the closure of the

Westerville, Ohio manufacturing facility in 1996, completion of a targeted workforce reduction of approximately 170 personnel, the consolidation of three North American facilities as described below and the opening of a new laboratory manufacturing facility in Shanghai, China in 1997 with significant production and research and development capabilities. The Company is currently implementing several additional reengineering and cost reduction projects, including the consolidation of worldwide precision balance manufacturing, the restructuring of its ordering process, product delivery and parts inventory management in Europe, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization.

     On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997) plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. In October 1997, the Company made an additional payment, representing a post-closing adjustment, of pounds 1.9 million (approximately $3.1 million at October 3, 1997). Such amount has been accounted for as additional purchase price. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries. From 1992 to 1996, Safeline's sales increased at a compounded annual growth rate of approximately 30%, in part due to the introduction of new products such as the first digital electronic and Zero Metal-Free Zone metal detectors. Safeline had net sales and Adjusted Operating Income of $40.4 million and $9.9 million, respectively, for the year ended December 31, 1996. The Safeline Acquisition was financed by borrowings under the Company's then-existing credit facility together with the issuance of pounds 13.7 million (approximately $22.4 million at May 30, 1997) of seller loan notes which mature May 30, 1999. At March 31, 1998, pounds 4.5 million (approximately $7.5 million at March 31, 1998) remained outstanding under the seller loan notes.

     In 1997, the Company recorded restructuring charges totaling approximately $6.3 million in connection with the consolidation of three facilities in North America. Such charges were comprised primarily of severance and other related benefits and costs of exiting facilities, including lease termination costs and write-down of existing assets to their expected net realizable value. The Company expects these actions will be substantially completed during 1998 and that the two owned facilities will be sold thereafter. In connection with the closure of these facilities, the Company expects to terminate approximately 70 employees. The Company is undertaking these actions as part of its efforts to reduce costs through reengineering. When complete, these actions will enable the Company to close certain operations and realize cost savings estimated at approximately $2.5 million on an annual basis. The Company also estimates that it will receive, after 1998, upon the sale of the two facilities which the Company owns proceeds in excess of $5.0 million. The Company believes that the fair market value of these facilities approximates their respective book values.


     During the fourth quarter of 1997, the Company completed its IPO of 7,666,667 shares of Common Stock, including the underwriters' over-allotment option, at a per share price equal to $14.00. The IPO raised net proceeds, after underwriters' commission and expenses, of approximately $97.3 million. In connection with the IPO, the Company effected the Merger and the Refinancing. In connection with the Refinancing, the Company recorded an extraordinary charge of $31.6 million, net of tax, principally for prepayment premiums on certain debt repaid and for the write-off of existing deferred financing fees. The Company also incurred a non-recurring termination fee of $2.5 million in connection with the termination of its management consulting agreement with AEA Investors (the 'Termination Fee').


RESULTS OF OPERATIONS

     The following table sets forth certain items from the consolidated statements of operations for the year ended December 31, 1995, for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996, pro forma for the year 1996, actual for the year ended December 31, 1997 and actual for the three months ended March 31, 1997 and 1998. The pro forma 1996 information gives effect to the Acquisition, the Safeline Acquisition, the IPO and the Refinancing as if such transactions had occurred on January 1, 1996, and does not purport to represent the Company's actual results if such transactions had occurred on such date. The pro forma 1996 information reflects the historical results of operations of the Predecessor Business for the period from January 1, 1996 to October 14, 1996 and the historical results of operations of the Company for the period from October 15, 1996 to December 31, 1996, together with certain pro forma adjustments as described below. The consolidated statement of operations data for the year ended December 31, 1997 include Safeline results from May 31, 1997. The pro forma 1996 information includes Safeline's historical results of operations for all of 1996. The pro forma information is presented in order to facilitate management's discussion and analysis.

                                                                           METTLER-TOLEDO INTERNATIONAL INC.
                                                             -------------------------------------------------------------
                                                                                                                   THREE
                                                                                                                   MONTHS
                                                                                                                   ENDED
                               PREDECESSOR BUSINESS                                                                MARCH
                         --------------------------------    OCT. 15, 1996 TO         1996          YEAR ENDED      31,
                          YEAR ENDED      JAN. 1, 1996 TO        DEC. 31,           PRO FORMA        DEC. 31,     --------
                         DEC. 31, 1995     OCT. 14, 1996        1996(b)(c)       (a)(b)(c)(d)(E)    1997(b)(c)      1997
                         -------------    ---------------    ----------------    ---------------    ----------    --------
                                                                          (DOLLARS IN THOUSANDS)
Net sales.............     $ 850,415         $ 662,221          $  186,912          $ 889,567        $878,415     $197,402
Cost of sales.........       508,089           395,239             136,820            523,783         493,480      114,120
                         -------------    ---------------    ----------------    ---------------    ----------    --------
Gross profit..........       342,326           266,982              50,092            365,784         384,935       83,282
Research and
  development.........        54,542            40,244               9,805             50,608          47,551       10,832
Selling, general and
  administrative......       248,327           186,898              59,353            252,085         260,397       60,193
Amortization..........         2,765             2,151               1,065              6,526           6,222        1,157
Purchased research and
  development.........            --                --             114,070                 --          29,959           --
Interest expense......        18,219            13,868               8,738             30,007          35,924        9,446
Other charges
  (income), net(f)....        (9,331)           (1,332)             17,137             14,036          10,834        3,754
                         -------------    ---------------    ----------------    ---------------    ----------    --------
Earnings (loss) before
  taxes, minority
  interest and
  extraordinary
  items ..............     $  27,804         $  25,153          $ (160,076)         $  12,522        $ (5,952)    $ (2,100)
                         -------------    ---------------    ----------------    ---------------    ----------    --------
                         -------------    ---------------    ----------------    ---------------    ----------    --------
Adjusted Operating
  Income(g)...........     $  39,457         $  39,840          $   17,912          $  67,875        $ 81,541     $ 12,257
                         -------------    ---------------    ----------------    ---------------    ----------    --------
                         -------------    ---------------    ----------------    ---------------    ----------    --------


                          1998
                        --------

Net sales.............  $215,655
Cost of sales.........   121,048
                        --------
Gross profit..........    94,607
Research and
  development.........    10,795
Selling, general and
  administrative......    65,112
Amortization..........     1,818
Purchased research and
  development.........        --
Interest expense......     5,879
Other charges
  (income), net(f)....       454
                        --------
Earnings (loss) before
  taxes, minority
  interest and
  extraordinary
  items ..............  $ 10,549
                        --------
                        --------
Adjusted Operating
  Income(g)...........  $ 18,700
                        --------
                        --------


------------------
(a) In giving effect to the Acquisition, the Safeline Acquisition, the IPO and the Refinancing, the 1996 pro forma data includes certain adjustments to historical results to reflect: (i) an increase in interest expense resulting from acquisition-related borrowings, which expense has been partially offset by reduced borrowings following application of IPO proceeds and a lower effective interest rate following the Refinancing, (ii) an increase in amortization of goodwill and other intangible assets following the Acquisition and the Safeline Acquisition, and (iii) changes to the provision for taxes to reflect the Company's estimated effective income tax rate at a stated level of pro forma earnings before tax for the year ended December 31, 1996.

(b) In connection with the Acquisition and the Safeline Acquisition, the Company allocated $32,194 and $2,054, respectively, of the purchase prices to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories revalued in connection with the Acquisition were sold during the period October 15, 1996 to December 31, 1996, and substantially all such inventories revalued in connection with the Safeline Acquisition were sold in the second quarter of 1997. The expense related to inventory revalued in connection with the Acquisition has been excluded from the 1996 pro forma information.

(c) In conjunction with the Acquisition and the Safeline Acquisition, the Company allocated, based upon independent valuations, $114,070 and $29,959, respectively, of the purchase prices to purchased research and development in process. These amounts were expensed immediately following the Acquisition and the Safeline Acquisition, respectively. The amounts related to the Acquisition have been excluded from the 1996 pro forma information.

(d) Certain one-time charges incurred during 1996 have not been excluded from the 1996 pro forma information. These charges consist of certain non-recurring items for (i) advisory fees associated with the reorganization of the Company's structure of approximately $4,800 and (ii) restructuring charges of approximately $12,600.

(e) Selling, general and administrative expense has been adjusted to eliminate the AEA Investors annual management fee of $1,000, payment of which was discontinued upon consummation of the IPO.

(f) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). For the period January 1, 1996 to October 14, 1996 the amount shown includes employee severance and other exit costs associated with the closing of its Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996 the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs in Europe and North America, and the realignment of the analytical

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    and precision balance business in Switzerland. For the year ended December 31, 1997 the amount shown includes a restructuring charge of $6,300 to consolidate three facilities in North America. See Note 14 to the Audited Consolidated Financial Statements included herein.


(g) Adjusted Operating Income is operating income (gross profit less research and development and selling, general and administrative expenses) before amortization and non-recurring costs. Non-recurring costs which have been excluded are those costs associated with selling inventories revalued to fair value in connection with the Acquisition and the Safeline Acquisition, fees associated with the termination of the Company's management consulting agreement with AEA Investors at the time of the IPO of $2,500 in 1997 and advisory fees associated with the reorganization of the Company's structure of approximately $4,800 in 1996.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Net sales were $215.7 million for the three months ended March 31, 1998 compared to $197.4 million for the corresponding period in the prior year. This reflected an increase of 14% in local currency (7% absent the Safeline Acquisition). Results were negatively impacted by the strengthening of the U.S. dollar against other currencies. Net sales in U.S. dollars during the three month period increased 9%.

     Net sales in Europe increased 17% in local currencies during the three months ended March 31, 1998 versus the corresponding period in the prior year. The Company has continued to experience favorable sales trends in Europe, which began in the second half of 1997, as a result of the strengthening of the European economy. Net sales in local currencies during the three-month period in the Americas increased 16% principally due to improved market conditions for sales to industrial and food retailing customers. Net sales in local currencies in the three month period in Asia and other markets decreased 3%. The Company's business in Asia has deteriorated in the three months ending March 31, 1998 primarily as a result of a decline in net sales in Southeast Asia and Korea (which collectively represented approximately 3% of the Company's total net sales for 1997). The Company anticipates that market conditions in Asia will adversely affect sales in 1998 and that margins in that region will be reduced. The Company believes Asia and other emerging markets will continue to provide opportunities for growth in the long term based upon the movement toward international quality standards, the need to upgrade mechanical scales to electronic versions and the establishment of local production facilities by the Company's multinational client base.

     The operating results for Safeline (which were included in the Company's results from May 31, 1997) would have had the effect of increasing the Company's net sales by $11.0 million for the three months ended March 31, 1997. Additionally, Safeline's operating results during the same period would have increased the Company's Adjusted Operating Income (gross profit less research and development and selling, general and administrative expenses before amortization and non-recurring costs) by $2.4 million.

     Gross profit as a percentage of net sales increased to 43.9% for the three months ended March 31, 1998, compared to 42.2% for the corresponding period in the prior year. The improved gross profit percentage reflects the benefits of reduced product costs arising from the Company's research and development efforts and ongoing productivity improvements.

     Research and development expenses as a percentage of net sales decreased to 5.0% for the three months ended March 31, 1998, compared to 5.5% for the corresponding period in the prior year; however, the local currency spending level remained relatively constant period to period.

     Selling, general and administrative expenses as a percentage of net sales decreased to 30.2% for the three months ended March 31, 1998, compared to 30.5% for the corresponding period in the prior year. This decrease primarily reflects the benefits of ongoing cost efficiency programs.

     Adjusted Operating Income was $18.7 million, or 8.7% of sales, for the three months ended March 31, 1998 compared to $12.3 million, or 6.2% of sales, for the three months ended March 31, 1997, an increase of 52.6%.

     Interest expense decreased to $5.9 million for the three months ended March 31, 1998, compared to $9.4 million for the corresponding period in the prior year. The decrease was principally due to benefits received from the IPO, the Refinancing and cash flow provided by operations.

     Other charges, net of $0.5 million for the three months ended March 31, 1998 compared to other charges, net of $3.8 million for the corresponding period in the prior year. The 1998 amount includes gains on asset sales and interest income, offset by other charges. The 1997 period includes $4.8 million ($4.0 million after tax) relating to (i) certain derivative financial instruments acquired in 1996 and closed in 1997 and (ii) foreign currency exchange losses resulting from certain unhedged bank debt denominated in foreign currencies (such derivative financial instruments and such unhedged bank debt are no longer held pursuant to current Company policy).

     The provision for taxes is based upon the Company's projected annual effective tax rate for the related period. The decrease in the projected annual effective tax rate from 1997 to 1998 includes a benefit of approximately 5 percentage points based upon a change in Swiss tax law which will only benefit the 1998 period.


     Net earnings of $6.8 million for the three months ended March 31, 1998 compared to net loss of $1.1 million for the corresponding period of the prior year.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1996

     Net sales were $878.4 million for 1997, compared to pro forma 1996 net sales of $889.6 million. As previously described, pro forma 1996 includes a full year of Safeline's operating results, while 1997 only includes the operating results of Safeline from May 31, 1997. Net sales in local currencies during the year increased 11% (excluding Safeline results from pro forma 1996) and 7% (excluding Safeline results from both pro forma 1996 and actual 1997).

     Net sales in local currencies in 1997 in Europe increased 6% as compared to net sales in local currencies in pro forma 1996 (excluding Safeline results from pro forma 1996). Net sales in local currencies during 1997 in the Americas increased 11%, principally due to improved market conditions for sales to industrial and food retailing customers. Net sales in local currencies in 1997 in Asia and other markets increased 30%, primarily as a result of the establishment of additional direct marketing and distribution in the region. During the six months ended December 31, 1997, sales trends in Europe were more favorable compared to sales trends in the first two quarters of 1997. Overall, the Company's business in Asia and other markets has remained solid. However, growth in net sales in Southeast Asia and Korea (which collectively represent approximately 3% of the Company's total net sales for 1997) slowed.

     The operating results for Safeline (which as previously noted were included in the Company's results from May 31, 1997) had the effect of increasing the Company's net sales by $28.5 million for 1997. Additionally, Safeline's operating results had the effect of increasing the Company's Adjusted Operating Income by $7.1 million for the same period. The Company recorded non-cash purchase accounting adjustments for purchased research and development ($30.0 million) and the sale of inventories revalued to fair value ($2.1 million) during such period.

     Gross profit before non-recurring acquisition costs as a percentage of net sales increased to 44.1% for 1997, compared to 41.1% for pro forma 1996. Gross profit in 1997 includes the previously noted $2.1 million non-cash charge associated with the excess of the fair value over the historic value of inventory acquired in the Safeline Acquisition. The improved gross profit percentage reflects the benefits of reduced product costs arising from the Company's research and development efforts, ongoing productivity improvements and the depreciation of the Swiss franc against the Company's other principal trading currencies.

     Research and development expenses as a percentage of net sales decreased to 5.4% for 1997, compared to 5.7% for pro forma 1996; however, the local currency spending level remained relatively constant period to period.

     Selling, general and administrative expenses as a percentage of net sales increased to 29.6% for 1997, compared to 28.3% for pro forma 1996. This increase is primarily a result of establishing additional direct marketing and distribution in Asia.

     Adjusted Operating Income was $81.5 million, or 9.3% of net sales in 1997 compared to $67.9 million, or 7.6% of net sales in pro forma 1996, an increase of 20.1% (28.4% excluding Safeline results from both pro forma

1996 and actual 1997). The 1997 period excludes non-recurring costs of $2.1 million for the revaluation of inventories to fair value in connection with the Safeline Acquisition and $2.5 million for the Termination Fee.

     As previously noted, in connection with the Safeline Acquisition, $30.0 million of the purchase price was attributed to purchased research and development in process. Such amount was expensed immediately following the Safeline Acquisition. The technological feasibility of the products being developed had not been established as of the date of the Safeline Acquisition. The Company expects that the projects underlying these research and development efforts will be substantially complete over the next two years.

     Interest expense was $35.9 million for 1997, compared to $30.0 million for pro forma 1996. The difference is principally due to the fact that the pro forma 1996 information reflects a full year of the benefits of reduced borrowing costs in connection with the Company's IPO and Refinancing which occurred in November 1997.

     Other charges, net of $10.8 million for 1997 includes restructuring related charges of approximately $6.3 million and other charges of approximately $3.5 million relating to (i) certain financial derivative financial instruments acquired in 1996 and closed in 1997 and (ii) foreign currency exchange losses resulting from certain unhedged bank debt denominated in foreign currencies (such derivative financial instruments and such unhedged bank debt are no longer held pursuant to current Company policy). The decrease compared to other charges, net of $14.0 million for pro forma 1996 is principally a result of lower restructuring related charges in 1997 compared to pro forma 1996 ($6.3 million versus $12.6 million).

     The significant increase in the Company's effective tax rate in 1997 was primarily attributable to the nondeductibility of goodwill and purchased research and development charges incurred in connection with the Safeline Acquisition.

     Net earnings before non-recurring items were $19.1 million in 1997. Such non-recurring items in 1997 include the previously mentioned charges for purchased research and development, the revaluation of inventories to fair value, the Termination Fee, the restructuring of North American operations and losses relating to derivative financial instruments and unhedged bank debt denominated in foreign currencies. Including these charges of $43.0 million after taxes, the net loss before extraordinary items was $23.9 million for 1997 compared to net earnings of $5.0 million for pro forma 1996.

     The extraordinary loss of $41.2 million in 1997 represents charges for the early repayment premium on the senior subordinated notes and the write-off of capitalized debt issuance fees associated with the senior subordinated notes and previous credit facilities. See '--Liquidity and Capital Resources.'

FOR THE PERIOD FROM JANUARY 1, 1996 TO OCTOBER 14, 1996, THE PERIOD FROM OCTOBER 15, 1996 TO DECEMBER 31, 1996 AND PRO FORMA 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $662.2 million and $186.9 million, respectively. Pro forma 1996 net sales were $889.6 million, or $849.1 million excluding Safeline results, compared to actual net sales of $850.4 million in 1995. Net sales (pro forma excluding Safeline) in local currency increased 3%, excluding the impact of reductions of the systems business, but were offset by a strengthening of the U.S. dollar, the Company's reporting currency, relative to the local currencies of the Company's operations. The flat sales (pro forma excluding Safeline) in 1996 compared to actual 1995 resulted from slightly lower sales from products in the industrial and food retailing markets, offset by strong performance by the product lines in the laboratory market. The growth in the laboratory market was across substantially all product lines and geographical regions as sales in local currency (excluding Safeline) increased 7% compared to the previous year. In particular, new product introductions in titration, thermal and reaction calorimetry as well as new Ohaus products for the education, laboratory and light industrial market helped to increase laboratory market sales. The slight decline in industrial and food retailing sales resulted from overall weakness in the European market where the Company has been able to retain its market share. This market weakness has persisted in early 1997.

     Net sales (pro forma excluding Safeline) in Europe in local currency decreased 2% in 1996 compared to actual 1995 due to a weaker second half of the year in 1996 in all major markets, and especially in key countries such as Germany, France and the United Kingdom. Net sales (pro forma excluding Safeline) in the Americas in local currency increased by 5% over actual 1995 due to growth in the United States and Latin America and double digit expansion in laboratory measurement instruments other than balances and in related service. Net sales (pro forma excluding Safeline) in Asia and other markets in local currency increased by 8% over actual 1995, primarily as a result of significantly increased sales in the Shanghai operation and strong sales in Japan and Australia.


     Gross profit for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $267.0 million and $50.1 million, respectively. Pro forma 1996 gross profit was $365.8 million or $349.3 million (excluding Safeline results). This compares to $342.3 million in actual 1995. Pro forma gross profit as a percentage of sales increased to 41.1% in 1996 from 40.3% in actual 1995. The increased gross profit margin resulted principally from operational improvements and the depreciation of the Swiss franc against the Company's other principal trading currencies. See '--Effect of Currency on Results of Operations.'


     Selling, general and administrative expenses and research and development expenses for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $227.1 million and $69.2 million, respectively. Pro forma 1996 selling, general and administrative and research and development expenses totaled $302.7 million or $296.1 million excluding Safeline. This compares to $302.9 million in actual 1995. Pro forma selling, general and administrative expenses and research and development expenses as a percentage of net sales decreased to an aggregate of 34.0% in 1996 from 35.6% in actual 1995. The cost decreases resulted primarily from the currency effect of the depreciation of the Swiss franc against the Company's other major trading currencies and the Company's cost control efforts. These cost decreases were partially offset by non-recurring legal and advisory fees of $4.8 million.

     In connection with the Acquisition, the Company allocated, based upon independent valuations, $114.1 million of the purchase price to purchased research and development in process. Such amount was expensed immediately following the Acquisition.

     Interest expense for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $13.9 million and $8.7 million, respectively. Pro forma interest expense increased to $30.0 million in 1996 from $18.2 million in actual 1995, principally due to a higher debt level as a result of the Acquisition and the Safeline Acquisition. Interest expense since the Acquisition and the Safeline Acquisition is materially different. See '--Liquidity and Capital Resources.'

     Other income, net for the period January 1, 1996 to October 14, 1996 of $1.3 million includes interest income of $3.4 million and severance and other exit costs of $1.9 million associated with the closing of its Westerville, Ohio facility. Other charges, net for the period October 15, 1996 to December 31, 1996 of $17.1 million principally represent (i) losses on foreign currency transactions of $8.3 million of which $5.7 million were incurred in connection with the Acquisition, (ii) employee severance benefits associated with the Company's general headcount reduction programs in Europe and North America of $4.6 million which were announced during such period, and (iii) the realignment of the analytical and precision balance business in Switzerland of $6.2 million which was internally announced in December 1996. In connection with such programs the Company reduced its workforce by approximately 170 employees in 1996 and intends to further reduce its workforce by approximately 70 employees in 1997. The Company anticipates that as a result of the foregoing it will achieve cost savings consisting primarily of lower employee salary and benefit costs and fixed manufacturing costs. In addition, at the time of the Acquisition, the Company estimated it would incur additional selling, general and administrative expenses of $1.3 million annually as a result of the Acquisition.

     Earnings before taxes and minority interest for the period from January 1, 1996 to October 14, 1996 was $25.2 million. Loss before taxes and minority interest for the period from October 15, 1996 to December 31, 1996 was $160.1 million. This loss includes non-recurring costs of $114.1 million for the allocation of purchase price to in-process research and development projects, $32.2 million for the revaluation of inventories to fair value, $9.9 million of other charges (an additional $1.9 million of other charges was incurred by the Predecessor Business in 1996) and $4.8 million for non-recurring legal and advisory fees. Pro forma earnings before taxes and minority interest would have been $12.5 million in 1996. Pro Forma Adjusted Operating Income would have been $67.9 million in 1996, or $58.0 million (excluding Safeline), compared to $39.5 million in actual 1995.

     Net earnings for the period from January 1, 1996 to October 14, 1996 were $14.5 million. The net loss for the period from October 15, 1996 to December 31, 1996 was $159.0 million. Pro forma net earnings of $5.0 million in 1996 compared to net earnings of $18.3 million in actual 1995.

LIQUIDITY AND CAPITAL RESOURCES

     In November 1997, the Company refinanced its previous credit agreement and purchased all of its 9 3/4% Senior Subordinated Notes due 2006 (the 'Notes') pursuant to a tender offer with proceeds from the IPO and additional borrowings under the Credit Agreement. The Notes were originally issued in October 1996 at the time of the Acquisition.

     The Credit Agreement provides for term loan borrowings in aggregate principal amounts of $99.7 million, SFr 83.9 million (approximately $55.9 million at March 31, 1998) and pounds 21.3 million (approximately $35.8 million at March 31, 1998) that are scheduled to mature in 2004, a Canadian revolver with availability of CDN $26.3 million (approximately CDN $19.5 million of which was drawn as of March 31, 1998) which is scheduled to mature in 2004, and a multi-currency revolving credit facility with availability of $400.0 million (approximately $240.0 million of which was available at March 31, 1998) which is also scheduled to mature in 2004. The Company had borrowings of $348.3 million under the Credit Agreement and $25.9 million under various other arrangements as of March 31, 1998. Under the Credit Agreement, amounts outstanding under the term loans amortize in quarterly installments. In addition, the Credit Agreement obligates the Company to make mandatory prepayments in certain circumstances with the proceeds of asset sales or issuance of capital stock or indebtedness and with certain excess cash flow. The Credit Agreement imposes certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, make investments, grant liens, sell financial assets and engage in certain other activities. The Company must also comply with certain financial covenants. The Credit Agreement is secured by certain assets of the Company. The Credit Agreement imposes certain restrictions on the Company's ability to pay dividends to its shareholders.

     In connection with the Refinancing, the Company recorded an extraordinary charge amounting to $31.6 million, principally for prepayment premiums on its Notes and the write-off of capitalized debt issuance fees. In addition, with the May 29, 1997 refinancing of its previous credit facility, the Company recorded an extraordinary charge of $9.6 million, representing a charge for the write-off of capitalized debt issuance fees and related expenses associated with the previous credit facility.

     At March 31, 1998, approximately $106.7 million of the borrowings under the Credit Agreement were denominated in U.S. dollars. The balance of the borrowings under the Credit Agreement and under local working capital facilities were also denominated in certain of the Company's other principal trading currencies amounting to approximately $267.5 million at March 31, 1998. Changes in exchange rates between the currencies in which the Company generates cash flow and the currencies in which its borrowings are denominated will affect the Company's liquidity. In addition, because the Company borrows in a variety of currencies, its debt balances will fluctuate due to changes in exchange rates. See '--Effect of Currency on Results of Operations.'

     The Acquisition was financed principally through capital contributions of $190.0 million before related expenses from the Company, borrowings under a previous credit agreement of $307.0 million and $135.0 million from the issuance of the Notes. The Safeline Acquisition was financed by borrowings under the Company's then-existing credit facility together with the issuance of pounds 13.7 million ($22.4 million at May 30, 1997) of seller loan notes which mature May 30, 1999.

     Prior to the Acquisition, the Company's cash and other liquidity was used principally to fund capital expenditures, working capital requirements, debt service and dividends to Ciba. Following the Acquisition and the Safeline Acquisition, the annual interest expense associated with increased borrowings, as well as scheduled principal payments of term loans under the Credit Agreement, have significantly increased the Company's liquidity requirements.

     The Company's capital expenditures totaled $25.9 million in 1995, $29.4 million in pro forma 1996 and $22.3 million in actual 1997. Capital expenditures are primarily for machinery, equipment and the purchase and expansion of facilities, including the purchase of land for, and construction of, the Company's Shanghai

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manufacturing facility. Capital expenditures for 1998 are expected to increase over 1997 levels, but should remain consistent with earlier periods.


     The Company's cash provided by operating activities increased from $8.1 million in the three months ended March 31, 1997 to $12.2 million in the three months ended March 31, 1998. The increase resulted principally from improved Adjusted Operating Income and lower interest costs resulting from the IPO and Refinancing. For the year ended December 31, 1997, cash provided by operating activities was $55.6 million as compared to $62.5 million for the period January 1, 1996 to October 14, 1996 and $9.6 million for the period October 15, 1996 to December 31, 1996. The 1997 results include higher interest costs resulting from the Acquisition and the Safeline Acquisition.


     At March 31, 1998, consolidated debt, net of cash, was $352.9 million.

     The Company continues to explore potential acquisitions to expand its product portfolio and improve its distribution capabilities. In connection with any acquisition, the Company may incur additional indebtedness.

     The Company currently believes that cash flow from operating activities, together with borrowings available under the Credit Agreement and local working capital facilities, will be sufficient to fund currently anticipated working capital needs and capital spending requirements as well as debt service requirements for at least several years, but there can be no assurance that this will be the case.

EFFECT OF CURRENCY ON RESULTS OF OPERATIONS

     The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries are reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign exchange rate for inclusion in the Company's consolidated financial statements. Accordingly, the results of operations of such subsidiaries as reported in U.S. dollars can vary as a result of changes in currency exchange rates. Specifically, a strengthening of the U.S. dollar versus other currencies reduces net sales and earnings as translated into U.S. dollars, whereas a weakening of the U.S. dollar has the opposite effect.

     Swiss franc-denominated costs represent a much greater percentage of the Company's total expenses than Swiss franc-denominated sales represent of total sales. In general, an appreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies, has a negative impact on the Company's results of operations and a depreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies has a positive impact on the Company's results of operations. The effect of these changes generally offsets in part the translation effect on earnings before interest and taxes of changes in exchange rates between the U.S. dollar and other currencies described in the preceding paragraph.

TAXES

     The Company is subject to taxation in many jurisdictions throughout the world. The Company's effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which the Company transfers funds between jurisdictions and income is repatriated, and future changes in law. Generally, the tax liability for each legal entity is determined either (i) on a non-consolidated/combined basis or (ii) on a consolidated/combined basis only with other eligible entities subject to tax in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated/combined affiliated entities. As a result, the Company may pay income taxes to certain jurisdictions even though the Company on an overall basis incurs a net loss for the period.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company does not currently anticipate any material capital expenditures for environmental control technology. Some risk of environmental liability is inherent in the Company's business, and there can be no assurance that material environmental costs will not arise in the future. However, the Company does not anticipate any material adverse effect on its results of operations or financial condition as a result of future costs of environmental compliance.

INFLATION

     Inflation can affect the costs of goods and services used by the Company. The competitive environment in which the Company operates limits somewhat the Company's ability to recover higher costs through increased selling prices. Moreover, there may be differences in inflation rates between countries in which the Company incurs the major portion of its costs and other countries in which the Company sells its products, which may limit the Company's ability to recover increased costs, if not offset by future increase of selling prices. The Company's growth strategy includes expansion in China, Latin America and Eastern Europe, which have experienced inflationary conditions. To date, inflationary conditions have not had a material effect on the Company's operating results. However, as the Company's presence in China, Latin America and Eastern Europe increases, these inflationary conditions could have a greater impact on the Company's operating results.

SEASONALITY

     The Company's business has historically experienced a slight amount of seasonal variation, with sales in the first fiscal quarter slightly lower than, and sales in the fourth fiscal quarter slightly higher than, sales in the second and third fiscal quarters. This trend has a somewhat greater effect on income from operations than on net sales due to the effect of fixed costs.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     Prior to 1997, the Company entered into currency forward and option contracts primarily as a hedge against anticipated foreign currency exposures and not for speculative purposes. Such contracts, which are types of financial derivatives, limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate. At December 31, 1997, all remaining derivative instruments met the requirements of hedge accounting.

     During 1997, the Company entered into certain interest rate swap and cap agreements. See Note 5 to the Audited Consolidated Financial Statements included herein. The Company has not entered any such agreements during 1998.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ('SFAS 131'), 'Disclosures about Segments of an Enterprise and Related Information.' This Statement will change the way public companies report information about segments of their business in annual financial statements and requires them to report selected financial information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of the adoption of SFAS 131.


     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ('SOP') 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.' SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires entities to capitalize certain internal-use software costs once certain criteria are met, and is effective for financial statements for fiscal years beginning after December 15, 1998. Management has not determined the effect of the adoption of SOP 98-1.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus includes forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned employee reductions and restructuring programs, estimated proceeds from and timing of asset sales, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in 'Risk Factors,' which could cause actual results to differ materially from historical results or those anticipated. The words 'believe,' 'expect,' 'anticipate' and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    INDUSTRY

GENERAL


     The Company believes that in 1997 the global market for the Company's products and services was approximately $6.0 billion. Weighing instruments are among the most broadly used measuring devices, and their results are often used as the basis of commercial transactions. Analytical instruments are critical to the research and development and quality control efforts of end-users, while metal detection systems provide important quality and safety checks in production and packaging. The Company's products are used in laboratories as an integral part of research and quality control processes, in industry for various manufacturing processes such as quality control, materials preparation, filling, counting and dimensioning, and in food retailing for preparation, portioning and inventory control. Customers include pharmaceutical, biotechnology, chemicals, cosmetics, food and beverage, metals, electronics, logistics, transportation and food retailing businesses, as well as schools, universities and government standards laboratories. The Company does not manufacture or sell household weighing products, bulkweigh fillers or continuous weighing products, and those markets are not discussed herein.


     Weighing instruments often comprise a relatively small component of a customer's aggregate expenditures but perform important functions in quality control, process control and research and can improve productivity. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments. Weighing equipment manufacturers also provide a significant amount of service and support to their customers, including repair, calibration, certification and preventive maintenance, which generate recurring revenues. The Company believes that customers often continue to purchase from their existing vendor due to the additional costs for training, spare parts, service and systems integration associated with switching to or adding other brands of weighing equipment to their operations. The market for weighing instruments, particularly those used in industrial and food retailing applications, has traditionally been fragmented both geographically and by type of application. Many manufacturers have a strong market position in their home countries but a much smaller presence in other markets. Similarly, manufacturers have tended to be focused on a particular application or group of applications.

     The Company believes that the developed markets (Europe, North America and Japan) that it serves have recently experienced modest growth rates in demand for weighing instruments. Laboratory market growth has been influenced by demand in the principal end-user industries and customer replacement of older products with new products designed to be integrated into an automated laboratory environment. In the industrial and food retailing market, growth has been driven by the increasing use of weighing applications in the control and regulation of manufacturing and logistics processes, customers' needs to upgrade to network-ready weighing equipment, and general growth in end-user industries. Emerging markets, such as Asia (excluding Japan), have experienced higher growth rates than the overall market. Growth in these markets has come from the establishment and growth of industries requiring additional and more sophisticated weighing instruments and systems.

     End-users of laboratory analytical instruments require exceptionally high levels of performance and reliability due to the application of these instruments in critical steps of research and development and quality control. In addition, analytical instruments in most cases constitute a small percentage of customers' aggregate expenditures, are material to customers' development efforts and can have a significant impact on users' overall productivity. As a result, the Company believes reputation, technical leadership, service and proven results are critical to end-user decisions to choose an equipment supplier. In many cases, once a manufacturer's equipment is adopted in the laboratory and test methods are established using a particular instrument, the costs and/or risks of switching to a different manufacturer of instruments can be high. Customers are therefore reluctant to switch suppliers and are more likely to buy replacement products from the manufacturer of the initial system, which leads to stable customer relationships and a potential recurring revenue stream for the vendor. The Company believes that there are significant potential growth opportunities in its analytical instruments markets, including: growth in end-use markets such as pharmaceuticals, food and beverage, consumer products, environmental testing and chemicals; increased research and development spending in major customer segments such as the pharmaceutical and biotech industries; and increased customer emphasis on productivity and automation.

     The end-users of metal detection equipment are typically companies in the food processing, pharmaceutical, cosmetics, chemicals and other industries that must ensure that their products are free from contamination by metal particles. Selling product that is contaminated by metal can have severe consequences for these companies, resulting in potential litigation and product recalls. Consequently, the Company believes that purchasers of metal detectors value accuracy and stability of their detectors. The Company believes that there is also a high degree of brand loyalty from customers, as switching brands requires retraining line operators in the use of new equipment and altering quality assurance and calibration routines. The Company believes these characteristics lead to a high level of recurring and follow-on revenues from existing customers. The Company believes that in developed markets, demand for metal detectors is experiencing substantial growth as a result of both increasing consumer and regulatory focus on product safety. Furthermore, the Company believes exports of food products to industrialized nations from lesser developed countries will contribute to growth in demand for metal detectors in emerging markets.

INDUSTRY TRENDS

     Over the last five years, the markets for the Company's precision instruments have experienced increasing customer demand for products with sophisticated data handling and storage capabilities that can be integrated into management information systems. In the laboratory market, weighing and analytical instruments are now capable of storing a large number of results, performing statistical analyses and transmitting results to computers and laboratory information management systems. Laboratory customers have also demanded instruments that improve research productivity by adding automation. For example, titrators have been increasingly paired with auto-samplers, which allow a technician to set up dozens of samples for testing automatically. The industrial and food retailing market has experienced a similar trend, as small groceries are replaced by supermarkets and hypermarkets. Retail counter-top scales (for the weighing of perishable goods) now include database and network functions. This enables the scale to download price information from the store's master price database and provide information on sales by article, which can be integrated into the store's inventory control system. The store's master ordering system is then able to calculate shrinkage and store inventory levels based on the weight of goods processed and automatically reorder perishable goods via electronic data interchange when inventory levels reach a pre-set reorder point. In manufacturing, weighing instruments also have become integrated into manufacturing plants' information systems as the primary means for the tracking and control of inventory. As they have become more integrated into the manufacturing process, weighing instruments also have been combined with dimensioning equipment as well as with multiple input/output devices: bar-code readers, printers and data-storage devices. Similarly, metal detection systems can be integrated with checkweighers to provide important safety and quality checks of consumer products and are linked to customers' management information systems to provide key process control data.

     Another trend in the weighing instruments market is regional and global harmonization of weighing and measurement standards. Weights and measures were historically regulated at the national level. As a result, products had to meet numerous different national regulatory requirements. More recently, certain European national requirements have been harmonized by the European Union, and many other national requirements have been harmonized by the Organisation Internationale de Metrologie Legale, which sets international weights and measures standards. Harmonization has facilitated the ability of multinational weighing instrument manufacturers to manufacture products that meet all relevant regulatory requirements and the development of broader-based markets for their product lines. In recent years, some governments have begun to privatize the inspection of weighing instruments used in commercial transactions. ISO-certified manufacturers of weighing instruments, such as Mettler-Toledo, whose after-sales service technicians already perform similar services for customers, are well situated to take over the inspection process from governments wishing to privatize this function.

     As laboratory and manufacturing requirements and standards become more widely adopted, the accuracy of weighing instruments, analytical instruments and metal detection systems and the ability to certify the accuracy of results become increasingly important to purchasers. For example, ISO 9001 standards and Good Laboratory Practices and Good Manufacturing Practices, which are voluntarily adopted by participating companies, require the development of compliance procedures that must be adhered to throughout the relevant laboratory or production process. These procedures include periodic calibration and certification of measurement instruments. Certified instruments must be utilized throughout the process, and each step in the process must be accurately recorded in accordance with specified procedures so that results can be accurately traced and reproduced. An example of this trend is the increasing adoption of ISO 9001 quality guidelines by food processors, which require all production processes to be properly monitored for contamination by metal and other foreign substances.

                                    BUSINESS

GENERAL

     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through its 1997 acquisition of Safeline, the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the United States and Asia. The Company generated 1997 net sales of $878.4 million which were derived 45% in Europe, 42% in North and South America and 13% in Asia and other markets. For additional financial information by geographic segment, see Note 16 to the Audited Consolidated Financial Statements included elsewhere in this Prospectus.

HISTORY

     The Company traces its roots to the invention of the single-pan analytical balance by Dr. Erhard Mettler and the formation of Mettler Instruments AG ('Mettler') in 1945. During the 1970s and 1980s, Mettler expanded from laboratory balances into industrial and food retailing products, and it introduced the first fully electronic precision balance in 1973. The Toledo Scale Company ('Toledo Scale') was founded in 1901 and developed a leading market position in the industrial weighing market in the United States. During the 1970s, Toledo Scale expanded into the food retailing market. Following the 1989 acquisition of Toledo Scale by Mettler, the name of the Company was changed to Mettler-Toledo to reflect the combined strengths of the two companies and to capitalize on their historic reputations for quality and innovation. During the past 15 years, the Company has grown through other acquisitions that complemented the Company's existing geographic markets and products. In 1986, Mettler acquired the Ingold Group of companies, manufacturers of electrodes, and Garvens Kontrollwaagen AG, a maker of dynamic checkweighers. Toledo Scale acquired Hi-Speed Checkweigher Co., in 1981. In 1990, the Company acquired Ohaus Corporation, a manufacturer of laboratory balances.


     The Company was incorporated in December 1991, and was recapitalized in connection with the October 15, 1996 acquisition of the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. See Note 1 to the Audited Consolidated Financial Statements included herein for further information with respect to the Acquisition. On May 30, 1997, the Company acquired Safeline, the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries.



     In November 1997, the Company completed its IPO at a price per share equal to $14.00. The IPO, in which 7,666,667 shares (including the underwriters' over-allotment option) were sold, raised net proceeds, after underwriters' commission and expenses, of approximately $97.3 million. The net proceeds from the IPO, together with additional borrowings under the Company's Credit Agreement, were used to repurchase the Notes and to pay related premiums and fees and expenses.


MARKET LEADERSHIP


     The Company believes that it maintains a leading position in each of its markets. In the weighing instruments market, Mettler-Toledo is the only company to offer products for laboratory, industrial and food retailing applications throughout the world and believes that it holds a market share more than two times greater than that of its nearest competitor. The Company believes that in 1997 it had an approximate 40% market share of the global market for laboratory balances including the largest market share in each of Europe, the United States and Asia (excluding Japan), and the number two position in Japan. In the industrial and food retailing markets, the Company believes it has the largest market share in Europe and the United States. In Asia, the

Company has a substantial, rapidly growing industrial and food retailing business supported by its established manufacturing presence in China. The Company also holds one of the top three global market positions in several analytical instruments such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company recently enhanced its leading positions in precision instruments through the addition of Safeline's market leading metal detection products, which can be used in conjunction with the Company's checkweighing instruments for important quality and safety checks in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Mettler-Toledo attributes its worldwide market leadership positions to the following competitive strengths:


     Global Brand and Reputation. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. Customers value these characteristics because precision instruments, particularly weighing and analytical instruments, significantly impact customers' product quality, productivity, costs and regulatory compliance. Furthermore, precision instruments generally constitute a small percentage of customers' aggregate expenditures. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments and experience high switching costs if they attempt to change vendors. A recent independent survey concluded that 'Mettler-Toledo' was one of the three most recognized brand names in the laboratory. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' The strength of this brand name has allowed the Company to successfully extend its laboratory product line to include titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors.


     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of technology with recent innovations in both weighing and related instrumentation, including its new digital load cell, its ID 20 terminal (the first personal computer interface to be certified by weights and measures regulators), its MonoBloc weighing sensor technology, its GOBI moisture determination instrument, a new automatic lab reactor, the Zero Metal-Free Zone metal detector and its new PILAR dimensioning equipment. As with many of the Company's recent innovations, the Company's new MonoBloc weighing sensor technology provides greater accuracy while also significantly reducing manufacturing costs and the time and expense of design changes by reducing from approximately 100 to approximately 50 the number of parts in the sensor. The Company believes it is the global leader in its industry in providing innovative instruments, in integrating its instruments into application-specific solutions for customers, and in facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo's technological innovation efforts benefit from the Company's manufacturing expertise in sensor technology, precision machining and electronics, as well as its strength in software development.


     Comprehensive, High Quality Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across and within many industries and regions. Furthermore, the Company's analytical instruments and metal detection systems complement its weighing products, enabling the Company to offer integrated solutions. The Company manufactures its products in its modern manufacturing facilities, most of which are ISO 9001 certified. Mettler-Toledo's broad range of high quality products and the ability to provide integrated solutions allows the Company to leverage its sales and service organization, product development activities and manufacturing and distribution capabilities.


     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At March 31, 1998, this organization consisted of approximately 3,100 employees organized into locally-based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets around the world. The local focus of the Company's sales and service organization enables the Company to provide timely, responsive support to customers worldwide and provides feedback for manufacturing and product development. This global infrastructure also allows the Company to capitalize on growth opportunities in emerging markets.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. From this installed base, the Company obtains service contracts which provide a strong, stable source of recurring service revenue. Service revenue represented approximately 16% of net sales in 1997, of which approximately 9% is derived solely from service contracts and repairs with the remainder derived from the sale of spare parts. The Company believes that its installed base of weighing instruments represents a competitive advantage with respect to repeat purchases and purchases of related analytical instruments and metal detection systems, because customers tend to remain with an existing supplier that can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and systems integration requirements. Close relationships and frequent contact with its broad customer base also provide the Company with sales leads and new product and application ideas.


     Geographical, Product and Customer Diversification. The Company's revenue base is diversified by geographic region, product range and customer. The Company's broad range of product offerings is utilized in many different industries, including, among others, chemicals, pharmaceuticals, food processing, food retailing and transportation. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2.6% of 1997 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions, and its presence in many different geographic markets, product markets and industries enhances its attractiveness as a supplier to multinational customers.

GROWTH STRATEGY

     Prior to its acquisition on October 15, 1996 in a transaction sponsored by management and AEA Investors, Mettler-Toledo operated as a division of Ciba. In connection with the Acquisition, Mettler-Toledo began implementing a strategy to enhance its position as global market leader by accelerating new product introductions, capitalizing on market opportunities, focusing on expansion in emerging markets, pursuing selected acquisitions and reengineering its operations in order to reduce its overall cost structure. These initiatives have contributed to an improvement in Adjusted Operating Income from $39.5 million (4.6% of net sales) for 1995 to $81.5 million (9.3% of net sales) for 1997. Adjusted Operating Income increased from $12.3 million (6.2% of net sales) for the three months ended March 31, 1997 to $18.7 million (8.7% of net sales) for the three months ended March 31, 1998, an increase of 52.6%.

     New Product Introductions. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested more than $150 million in research and development and customer engineering, which has resulted in a pipeline of innovative and new products, significant reductions in product costs and reduced time to market for new products. Examples of recent or upcoming product introductions include: industrial and retail products that apply open-system architecture, a higher performance titrator, a higher performance modular thermal analysis system, a new density and refractometry measurement technology, a fully integrated metal detector and checkweigher and the first Chinese-designed and manufactured laboratory balance. In addition, the Company is also focused on innovations that reduce manufacturing costs. For example, the Company is extending the utilization of its high-accuracy, low-cost MonoBloc weighing sensor technology through much of its weighing instrument product line. The Company attributes a significant portion of its recent margin improvement to its research and development efforts.

     Capitalize on Market Opportunities. Mettler-Toledo believes it is well positioned to capitalize on potential market opportunities including: (i) the integration of precision measurement instruments into data management software systems to automate processes and/or improve process control; (ii) the development of integrated solutions that combine measurement instruments and related technologies directly into manufacturing processes; (iii) the harmonization of national weighing standards among countries, particularly in the European Union; and (iv) the standardization of manufacturing and laboratory practices through programs such as ISO 9001, Good Laboratory Practices and Good Manufacturing Practices. The Company believes that these trends, together with the Company's brand name, global presence and the pipeline of planned new products, will allow it to increase its penetration of developed markets such as Europe, the United States and Japan.

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


     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales, service and manufacturing capabilities position it to take advantage of continued growth opportunities in emerging markets. These growth opportunities have been driven by economic development and global manufacturers' utilization of additional and more sophisticated precision measurement instruments as they shift production to these markets. The primary focus to date of the Company's emerging market expansion has been in Asia. In Asia (excluding Japan), the Company is the market leader in laboratory weighing instruments and has substantial and rapidly growing industrial and food retailing businesses. The Company maintains two profitable operations in China: first, a 60% owned joint venture which manufactures and sells industrial and food retailing products and, second, a wholly owned facility which manufactures and distributes laboratory products. Both of these operations serve the domestic and export markets. The Company has opened direct marketing organizations in Taiwan, Korea, Hong Kong, Thailand, Malaysia and Eastern Europe. The Company's net sales in Southeast Asia and Korea collectively represented approximately 3% of the Company's net sales for 1997. The Company is also expanding its sales and service presence in Latin America and other emerging markets. The Company believes Asia and other emerging markets will continue to provide opportunities for growth in the long term based upon the movement toward international quality standards, the need to upgrade mechanical sales to electronic versions and the establishment of local production facilities by the Company's multinational client base. The Company believes that its brand name, its global marketing and manufacturing infrastructure and its already substantial sales in Asia, Latin America and Eastern Europe position it to take advantage of these growth opportunities.


     Pursue Selected Acquisition Opportunities. Mettler-Toledo plans to actively pursue additional complementary product lines and distribution channels. In the laboratory market, the Company intends to leverage its existing laboratory distribution system through the acquisition of complementary product lines and the development of integrated laboratory solutions. In the industrial and food retailing markets, the Company plans to pursue the acquisition of related products and technologies that allow for the integration of weighing with other customer operations and information systems. The Company began implementing this strategy through the May 1997 acquisition of Safeline, which is the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detection systems enable the Company to offer integrated solutions for quality control and data management to these industries. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand the distribution of acquired product lines and operate acquired businesses more effectively.

     Reengineering and Cost Reductions. The Company's recent increase in profitability has been achieved in part through: (i) focusing research and development efforts on product cost reductions; (ii) achieving greater flexibility in, and a targeted reduction of, the Company's workforce, including a planned further reduction of approximately 70 personnel in 1998; (iii) consolidating manufacturing facilities, including the closure of the Westerville, Ohio facility; and (iv) moving production to lower-cost manufacturing facilities. The Company has also started implementing a number of additional operational changes such as the restructuring of its ordering process, product delivery and parts inventory management in Europe, the consolidation of worldwide precision balance manufacturing, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization. The Company believes that these new initiatives, as well as its continuing efforts to reduce product costs through research and development and the move of production to lower-cost manufacturing facilities, will place the Company in a position to build on its recent improvement in profitability. Furthermore, the Company believes that it can leverage its existing infrastructure, particularly the recent investments made in Asia, to obtain continued sales growth without significant additions to its overall cost base.

PRODUCTS

  Laboratory

     The Company manufactures and markets a complete range of laboratory balances, as well as other selected laboratory measurement instruments, such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors, for laboratory applications in research and development, quality assurance, production and

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education. Laboratory products accounted for approximately 38% of the Company's net sales in 1997 (including revenues from related after-sale service). The Company believes that it has an approximate 40% share of the global market for laboratory balances and is among the top three producers worldwide of titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company believes it has the leading market share for laboratory balances in each of Europe, the United States and Asia (excluding Japan) and the number two position in Japan.

     Balances. The balance is the most common piece of equipment in the laboratory. The Company believes that it sells the highest performance laboratory balances available on the market, with weighing ranges up to 32 kilograms and down to one ten-millionth of a gram. The Mettler-Toledo name is identified worldwide with accuracy, reliability and innovation. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' This reputation, in management's judgment, constitutes one of the Company's principal competitive strengths.

     In order to cover a wide range of customer needs and price points, Mettler-Toledo markets precision balances, semimicrobalances, microbalances and ultramicrobalances in three principal product tiers offering different levels of functionality. High-end balances provide maximum automation of calibration, application support and additional functions. Mid-level balances provide a more limited but still extensive set of automated features and software applications, while basic level balances provide simple operations and a limited feature set. The Company also manufactures mass comparators, which are used by weights and measures regulators as well as laboratories to ensure the accuracy of reference weights. Due to the wide range of functions and features offered by the Company's products, prices vary significantly. A typical mid-range precision balance is priced at approximately $2,500 and a typical microbalance is priced at approximately $14,000.

     The Company regularly introduces new features and updated models in its lines of balances. For example, the Company's DeltaRange models permit weighing of light and heavy samples on the same balance without the need for difficult adjustments, a function particularly useful in dispensing and formula weighing. High-end balances are equipped with fully automatic calibration technology. These balances are carefully calibrated many times in controlled environments, with the results of the calibrations incorporated into built-in software, so that adjustments to ambient temperature and humidity can automatically be made at any time. The Company also offers universal interfaces that offer simultaneous connection of up to five peripheral devices. The customer can then interface one balance with, for example, a computer for further processing of weighing data, a printer for automatically printing results and a bar-code reader for sample identification.

     In addition to Mettler-Toledo branded products, the Company also manufactures and sells balances under the brand name 'Ohaus.' Ohaus branded products include mechanical balances and electronic balances for the educational market and other markets in which customers are interested in lower cost, a more limited set of features and less comprehensive support and service.

     Titrators. Titrators measure the chemical composition of samples. The Company's high-end titrators are multi-tasking models, which can perform two determinations simultaneously. They permit high sample throughputs and have extensive expansion capability and flexibility in calculations, functions and parameters. Lower-range models permit common determinations to be stored in a database for frequent use. Titrators are used heavily in the food and beverage industry. A typical titrator is priced at approximately $12,000.

     Thermal Analysis Systems. Thermal analysis systems measure different properties, such as weight, dimension and energy flow, at varying temperatures. The Company's thermal analysis products include full computer integration and a significant amount of proprietary software. Thermal analysis systems are used primarily in the plastics and polymer industries. A typical thermal analysis system is priced at approximately $50,000.

     pH Meters. A pH meter measures acidity in a laboratory sample and is the second most widely used measurement instrument in the laboratory, after the balance. The Company manufactures desktop models and portable models. Desktop models are microprocessor-based instruments, offering a wide range of features and self-diagnostic functions. Portable models are waterproof, ultrasonically welded and ergonomically designed, and permit later downloading of data to a computer or printer using an interface kit and custom software. pH meters are used in a wide range of industries. A typical pH meter is priced at approximately $1,200.

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     Automatic Lab Reactors and Reaction Calorimeters.  Automatic lab reactors and reaction calorimeters are used to simulate an entire chemical manufacturing process in the laboratory before proceeding to production, in order to ensure the safety and feasibility of the process. The Company's products are fully computer-integrated, with a significant software component, and offer wide flexibility in the structuring of experimental processes. Automatic lab reactors and reaction calorimeters are typically used in the chemical and pharmaceutical industries. A typical lab reactor is priced at approximately $140,000.

     Electrodes. The Company manufactures electrodes for use in a variety of laboratory instruments and in-line process applications. Laboratory electrodes are consumable goods used in pH meters and titrators, which may be replaced many times during the life of the instrument. In-line process electrodes are used to monitor production processes, for example, in the beverage industry. A typical in-line process electrode is priced at approximately $160.

     Other Instruments. The Company sells density and refractometry instruments, which measure chemical concentrations in solutions. These instruments are sourced through a marketing joint venture with a third-party manufacturer, but are sold under the Mettler-Toledo brand name. In addition, the Company manufactures and sells moisture analyzers, which precisely determine the moisture content of a sample by utilizing an infrared dryer to evaporate moisture.

  Industrial and Food Retailing

     Weighing instruments are among the most broadly used measurement devices in industry and food retailing. The Company's industrial and food retailing weighing and related products include bench and floor scales for standard industrial applications, truck and railcar scales for heavy industrial applications, checkweighers (which determine the weight of goods in motion), metal detectors, dimensioning equipment and scales for use in food retailing establishments and specialized software systems for industrial and perishable goods management processes. Increasingly, many of the Company's industrial and food retailing products can integrate weighing data into process controls and information systems. The Company's industrial and food retailing products are also sold to original equipment manufacturers ('OEMs'), which incorporate the Company's products into larger process solutions and comprehensive food retailing checkout systems. At the same time, the Company's products themselves include significant software content and additional functions including networking, printing and labeling capabilities and the incorporation of other measuring technologies such as dimensioning. The Company works with customer segments to create specific solutions to their weighing needs. The Company has also recently worked closely with the leading manufacturer of postal meters to develop a new generation of postal metering systems.

     Industrial and food retailing products accounted for approximately 62% of the Company's net sales in 1997 (including revenues from related after-sale service). The Company believes that it has the largest market share in the industrial and food retailing market in each of Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by an established manufacturing presence in China. The Company believes that it is the only company with a true global presence across industrial and food retailing weighing applications.

     Standard Industrial Products. The Company offers a complete line of standard industrial scales, such as bench scales and floor scales, for weighing loads from a few grams to loads of several thousand kilograms in applications ranging from measuring materials in chemical production to weighing mail and packages. Product lines include the 'Spider' range of scales, often used in receiving and shipping departments in counting applications; 'TrimWeigh' scales, which determine whether an item falls within a specified weight range, and are used primarily in the food industry; 'Mentor SC' scales, for counting parts; and precision scales for formulating and mixing ingredients. The Company's 'MultiRange' products include standardized software which uses the weight data obtained to calculate other parameters, such as price or number of pieces. The modular design of these products facilitates the integration of the Company's weighing equipment into a computer system performing other functions, like inventory control or batch management. Prices vary significantly with the size and functions of the scale, generally ranging from $1,000 to $20,000.

     Heavy Industrial Products. The Company's primary heavy industrial products are scales for weighing trucks or railcars (i.e., weighing bulk goods as they enter a factory or at a toll station). The Company's truck

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

scales, such as the 'DigiTol TRUCKMATE,' generally have digital load cells, which offer significant advantages in serviceability over analog load cells. Heavy industrial scales are capable of measuring weights up to 500 tons and permit accurate weighing under extreme environmental conditions. The Company also offers advanced computer software that can be used with its heavy industrial scales to permit a broad range of applications. Truck scale prices generally range from $20,000 to $50,000.

     Dynamic Checkweighing. The Company offers solutions to checkweighing requirements in the food processing, pharmaceutical, chemicals and cosmetic industries, where accurate filling of packages is required, and in the transportation and package delivery industries, where tariffs are levied based on weight. Customizable software applications utilize the information generated by checkweighing hardware to find production flaws, packaging and labeling errors and nonuniform products, as well as to sort rejects and record the results. Mettler-Toledo checkweighing equipment can accurately determine weight in dynamic applications at speeds of up to several hundred units per minute. Checkweighers generally range in price from $8,000 to $40,000.

     Metal Detection Systems. Metal detection systems control the removal of product that is identified as contaminated by metal during the manufacturing process in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Metal detectors therefore provide manufacturers with vital protection against metal contamination arising from their own production processes or from use of contaminated raw materials. Metal detectors are most commonly utilized in conjunction with checkweighers as components of integrated packaging lines in the food processing, pharmaceutical and other industries. Prices for metal detection systems generally range from $5,000 to $20,000.


     Dimensioning Equipment. The Company recently introduced automated dimensioning equipment that is utilized in the shipping industry to measure package volumes. These products employ the patented PILAR technology and are integrated with industrial scales to combine volume-based and weight-based tariff calculations. Prices for integrated dimensioning/weighing systems range from $5,000 to $20,000.


     Food Retailing Products. Supermarkets, hypermarkets and other food retail establishments make use of multiple weighing applications for the handling of perishable goods from backroom to checkout counter. For example, perishable goods are weighed on arrival to determine payment to suppliers and some of these goods are repackaged, priced and labeled for sale to customers. Other goods are kept loose and selected by customers and either weighed at the produce or delicatessen counter or at the checkout counter.

     The Company offers stand-alone scales for basic counter weighing and pricing, price finding, and printing. In addition, the Company offers network scales and software, which can integrate backroom, counter, self-service and checkout functions, and can incorporate weighing data into a supermarket's overall perishable goods management system. Backroom products include dynamic weighing products, labeling and wrapping machines, perishable goods management and data processing systems. In some countries in Europe, the Company also sells slicing and mincing equipment. Prices for food retailing scales generally range from $800 to $5,000, but are often sold as part of comprehensive weighing solutions.

     Systems. The Company's systems business consists of software applications for drum filling in the food and chemical industries and batching systems in the glass industry. The software systems control or modify the manufacturing process.

CUSTOMERS AND DISTRIBUTION

     The Company's business is geographically diversified, with 1997 net sales derived 45% in Europe, 42% in North and South America and 13% in Asia and other markets. The Company's customer base is also diversified by industry and by individual customer. The Company's largest single customer accounted for no more than 2.6% of 1997 net sales.

  Laboratory

     Principal customers for laboratory products include chemical, pharmaceutical and cosmetics manufacturers; food and beverage makers; the metals, electronics, plastics, transportation, packaging, logistics and rubber industries; the jewelry and precious metals trade; educational institutions; and government standards labs.

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

Balances and pH meters are the most widely used laboratory measurement instruments and are found in virtually every laboratory across a wide range of industries. Other products have more specialized uses.

     The Company's laboratory products are sold in more than 100 countries through a worldwide distribution network. The Company's extensive direct distribution network and its dealer support activities enable the Company to maintain a significant degree of control over the distribution of its products. In markets where there are strong laboratory distributors, such as the United States, the Company uses them as the primary marketing channel for lower- and mid-price point products. This strategy allows the Company to leverage the strength of both the Mettler-Toledo brand and the laboratory distributors' market position into sales of other laboratory measurement instruments. The Company provides its distributors with a significant amount of technical and sales support. High-end products are handled by the Company's own sales force. There has been recent consolidation among distributors in the United States market. While this consolidation could adversely affect the Company's U.S. distribution, the Company believes its leadership position in the market gives it a competitive advantage when dealing with its U.S. distributors. Asian distribution is primarily through distributors, while European distribution is primarily through direct sales. European and Asian distributors are generally fragmented on a country-by-country basis. The Company negotiated a transfer of the laboratory business in Japan from its former agent to a subsidiary of the Company effective January 1, 1997. In addition, the Company began to distribute laboratory products directly in certain other Asian countries.

     Ohaus branded products are generally positioned in alternative distribution channels to those of Mettler-Toledo branded products. In this way, the Company is able to fill a greater number of distribution channels and increase penetration of its existing markets. Since the acquisition of Ohaus in 1990, the Company has expanded the Ohaus brand beyond its historical U.S. focus. Ohaus branded products are sold exclusively through distributors.

  Industrial and Food Retailing

     Customers for Mettler-Toledo industrial products include chemical companies (e.g., formulating, filling and bagging applications), food companies (e.g., packaging and filling applications), electronics and metal processing companies (e.g., piece counting and logistical applications), pharmaceutical companies (e.g., formulating and filling applications), transportation companies (e.g., sorting, dimensioning and vehicle weighing applications) and auto body paint shops, which mix paint colors based on weight. The Company's products for these industries share weighing technology, and often minor modifications of existing products can make them useful for applications in a variety of industrial processes. The Company also sells to OEMs which integrate the Company's modules into larger process control applications, or comprehensive packaging lines. OEM applications often include software content and technical support, as the Company's modules must communicate with a wide variety of other process modules and data management functions. The Company's products are also purchased by engineering firms, systems integrators and vertical application software companies.


     Customers for metal detection systems are typically food processing, pharmaceutical, cosmetics and chemicals manufacturers that must ensure that their products are free from contamination by metal particles. Selling product that is contaminated by metal can have severe consequences for these companies, resulting in potential litigation and product recalls. Metal detection systems are most commonly utilized in conjunction with checkweighers as components of integrated packaging lines as important safety checks before food and other products are delivered to customers. Other applications of metal detection systems include pipeline detectors for dairy and other liquids, gravity fall systems for grains and sugar and throat detection systems for raw material monitoring.


     Customers for food retailing products include supermarkets, hypermarkets and smaller food retailing establishments. The North American and European markets include many large supermarket chains. In most of the Company's markets, food retailing continues to shift to supermarkets and hypermarkets from 'mom and pop' grocery stores. While supermarkets and hypermarkets generally buy less equipment per customer, they tend to buy more advanced products that require more electronic and software content. In emerging markets, however, the highest growth is in basic scales. As with industrial products, the Company also sells food retailing products to OEMs for inclusion in more comprehensive checkout systems. For example, the Company's checkout scales

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are incorporated into scanner-scales, which can both weigh perishable goods and also read bar codes on other items. Scanner-scales are in turn integrated with cash registers to form a comprehensive checkout system.

     The Company's industrial products are sold in more than 100 countries and its food retailing products in 20 countries. In the industrial and food retailing market, the Company distributes directly to customers (including OEMs) and through distributors. In the United States, direct sales slightly exceed distribution sales. Distributors are highly fragmented in the U.S. In Europe, direct sales predominate, with distributors used in certain cases. As in its laboratory distribution, the Company provides significant support to its distributors.

SALES AND SERVICE

  Market Organizations


     The Company has over 30 geographically focused market organizations ('MOs') around the world that are responsible for all aspects of the Company's sales and service. The MOs are local marketing and service organizations designed to maintain close relationships with the Company's customer base. Each MO has the flexibility to adapt its marketing and service efforts to account for different cultural and economic conditions. MOs also work closely with the Company's producing organizations (described below) by providing feedback on manufacturing and product development initiatives and relaying innovative product and application ideas.


     The Company has the only global sales and service organization among weighing instruments manufacturers. At March 31, 1998, this organization consisted of approximately 3,100 employees in sales, marketing and customer service (including related administration) and after-sales technical service. This field organization has the capability to provide service and support to the Company's customers and distributors in virtually all major markets across the globe. Sales managers and representatives interact across product lines and markets in order to serve customers that have a wide range of weighing needs, such as pharmaceutical companies that purchase both laboratory and industrial products. The Company classifies customers according to their potential for sales and the appropriate distribution channel is selected to service the customer as efficiently as possible. Larger accounts tend to have dedicated sales representatives. Other representatives are specialized by product line. Sales representatives call directly on end-users either alone or, in regions where sales are made through distributors, jointly with distributors. The Company utilizes a variety of advertising media, including trade journals, catalogs, exhibitions and trade shows. The Company also sponsors seminars, product demonstrations and customer training programs. An extensive database on markets helps the Company to gauge growth opportunities, target its message to appropriate customer groups and monitor competitive developments.

  After-Sales Service

     The Company employs service technicians who provide contract and repair services in all countries in which the Company's products are sold. Service (representing service contracts, repairs and replacement parts) accounted for approximately 16% of the Company's total net sales in 1997 (service revenue is included in the laboratory and industrial and food retailing sales percentages given above). Management believes that service is a key part of its product offering and helps significantly in generating repeat sales. Moreover, the Company believes that it has the largest installed base of weighing instruments in the world. The close relationships and frequent contact with its large customer base provide the Company with sales opportunities and innovative product and application ideas. A global service network also is an important factor in the ability to expand in emerging markets. Widespread adoption of quality laboratory and manufacturing standards and the privatization of weights and measures certification represent favorable trends for the Company's service business, as they tend to increase demand for on-site calibration services.

     The Company's service contracts provide for repair services within various guaranteed response times, depending on the level of service selected. Many contracts also include periodic calibration and testing. Contracts are generally one year in length, but may be longer. The Company's own employees directly provide all service on the Company's products. If the service contract also includes products of other manufacturers, the Company will generally perform calibration, testing and basic repairs directly, and contract out more significant repair work. As application software becomes more complex, the Company's service efforts increasingly include installation and customer training programs as well as product service.

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     Warranties on Mettler-Toledo products are generally one year. Based on past experience, the Company believes its reserves for warranty claims are adequate.

RESEARCH AND DEVELOPMENT; MANUFACTURING

  Producing Organizations

     The Company is organized into a number of producing organizations ('POs'), which are specialized centers responsible for product development, research and manufacturing. At March 31, 1998, POs included approximately 3,800 employees worldwide, and consisted of product development teams whose members are from marketing, development, research, manufacturing, engineering and purchasing. POs also often seek customer input to ensure that the products developed are tailored to market needs. The Company has organized POs in order to reduce product development time, improve its customer focus, reduce costs and maintain technological leadership. The POs work together to share ideas and best practices. Some employees are in both MOs and POs. The Company is currently implementing a number of projects that it believes will result in increased productivity and lower costs. For example, the Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days, which minimizes the need to store products in decentralized warehouses. In addition, the Company is centralizing its European spare parts inventory management system.

  Research and Product Development

     The Company closely integrates research and development with marketing, manufacturing and product engineering. The Company has nearly 600 professionals in research and development and product engineering. The Company's principal product development activities involve applications improvements to provide enhanced customer solutions, systems integration and product cost reduction. However, the Company also actively conducts research in basic weighing technologies. As part of its research and development activities, the Company has frequent contact with university experts, industry professionals and the governmental agencies responsible for weights and measures, analytical instruments and metal detectors. In addition, the Company's in-house development is complemented by technology and product development alliances with customers and OEMs.

     A recent example of innovation at the Company is the MonoBloc weighing sensor technology, which eliminates many of the complex mechanical linkages in a weighing sensor and reduces the number of parts in the sensor from approximately 100 to approximately 50. The MonoBloc sensor permits more accurate weighing, lower manufacturing costs and cheaper and faster design changes. MonoBloc technology has been incorporated into certain of the Company's products, and the Company is extending the utilization of its MonoBloc technology through much of its weighing instrument product lines.

     The Company has been spending an increasing proportion of its research and development budget on software development. Software development for weighing applications includes application-specific software, as well as software utilized in sensor mechanisms, displays, and other common components, which can be leveraged across the Company's broad product lines.

     The Company has spent more than $150 million on research and development during the last three fiscal years (excluding research and development purchased in connection with the Acquisition and the Safeline Acquisition). Including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes, the Company spent approximately 5.7% of net sales on research and development in 1997.

  Manufacturing


     The Company's manufacturing strategy is to produce directly those components that require its specific technical competence, or for which dependable, high quality suppliers cannot be found. The Company contracts out the manufacture of its other component requirements. Consequently, much of the Company's manufacturing capability consists of assembly of components sourced from others. The Company utilizes a wide range of suppliers and it believes its supply arrangements to be adequate. From time to time the Company relies on one


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

supplier for all of its requirements of a particular component, but in such cases the Company believes adequate alternative sources would be available if necessary. Supply arrangements for electronics are generally made globally. For mechanical components, the Company generally uses local sources to optimize materials flow.

     The Company's manufacturing operations emphasize product quality. Most of its products require very strict tolerances and exact specifications. The Company utilizes an extensive quality control system that is integrated into each step of the manufacturing process. This integration permits field service technicians to trace important information about the manufacture of a particular unit, which facilitates repair efforts and permits fine-tuning of the manufacturing process. Many of the Company's measuring instruments are subjected to an extensive calibration process that allows the software in the unit to automatically adjust for the impact of temperature and humidity.


     The Company has seven manufacturing plants in the United States, four in Switzerland, two in Germany, one in the United Kingdom and two in China, of which one is a joint venture in which the Company owns a 60% interest and the other, the Shanghai facility, was completed and commenced production of laboratory products at the end of 1996. Laboratory products are produced mainly in Switzerland and to a lesser extent in the United States and China, while industrial and food retailing products are produced in all five countries. The Company's metal detectors are produced in the United Kingdom. The Company has manufacturing expertise in sensor technology, precision machining and electronics, as well as strength in software development. Furthermore, most of the Company's manufacturing facilities have achieved ISO 9001 certification. The Company believes its manufacturing capacity is sufficient to meet its present and currently anticipated needs.


  Backlog

     Manufacturing turnaround time is generally sufficiently short so as to permit the Company to manufacture to fill orders for most of its products, which helps to limit inventory costs. Backlog is therefore generally a function of requested customer delivery dates and is typically no longer than one to two months.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 6,900 employees throughout the world, including more than 3,500 in Europe, more than 2,600 in North and South America, and approximately 800 in Asia and other countries. Management believes that its relations with employees are good. The Company has not suffered any material employee work stoppage or strike in its worldwide operations during the last five years. Labor unions do not represent a meaningful number of the Company's employees.

     In certain of its facilities, the Company has instituted a flexible workforce environment, in which hours vary depending on the quantity of workload. The Company believes that this flexible working environment enhances employees' involvement, thus increasing productivity, and improves efficient payroll management by permitting the Company to adjust staffing to match workload to a greater degree without changing the size of the overall workforce.

INTELLECTUAL PROPERTY

     The Company holds more than 1,100 patents and trademarks, primarily in the United States, Switzerland, Germany and Japan and, to a lesser extent, in China. The Company's products generally incorporate a wide variety of technological innovations, many of which are protected by patents and many of which are not. Moreover, products are generally not protected as a whole by individual patents. Accordingly, no one patent or group of related patents is material to the Company's business. The Company also has numerous trademarks and considers the Mettler-Toledo name and logo to be material to its business. The Company regularly protects against infringement of its intellectual property.

REGULATION

     The Company's products are subject to regulatory standards and approvals by weights and measures regulatory authorities in the countries in which it sells its products. Weights and measures regulation has been harmonized across the European Union. The Company's food processing and food retailing products are subject

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

to regulation and approvals by relevant governmental agencies, such as the United States Food and Drug Administration. Products used in hazardous environments may also be subject to special requirements. All of the Company's electrical components are subject to electrical safety standards. The Company believes that it is in compliance in all material respects with applicable regulations.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company wholly or partly owns, leases or holds a direct or indirect equity interest in a number of properties and manufacturing facilities around the world, including the United States, Europe, Canada, Mexico, Brazil, Australia and China. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad.

     The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements and the Company to date has not incurred material expenditures in connection with environmental matters, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's financial condition or results of operations.

     The Company is involved in litigation concerning remediation of hazardous substances at its operating facility in Landing, New Jersey. On or about July 1988, an affiliate of Ciba ('AGP') purchased 100% of the outstanding stock of Metramatic Corporation ('Metramatic'), a manufacturer of checkweighing equipment located in Landing, from GEI International Corporation ('GEI'). GEI agreed to indemnify and hold harmless AGP for certain pre-closing environmental conditions, including those resulting in cleanup responsibilities required by the New Jersey Department of Environmental Protection ('NJDEP') pursuant to the New Jersey Environmental Cleanup Responsibility Act ('ECRA'). ECRA is now the Industrial Site Recovery Act. Pursuant to a 1988 NJDEP administrative consent order naming GEI and Metramatic as respondents, GEI has spent approximately $2 million in the performance of certain investigatory and remedial work addressing groundwater contamination at the site. However, implementation of a final remedy has not yet been completed, and, therefore, future remedial costs are currently unknown. In 1992, GEI filed a suit against various parties including Hi-Speed Checkweigher Co., Inc., a wholly owned subsidiary of the Company that currently owns the facility, to recover certain costs incurred by GEI in connection with the site. Based on currently available information and the Company's rights of indemnification from GEI, the Company believes that its ultimate allocation of costs associated with the past and future investigation and remediation of this site will not have a material adverse effect on the Company's financial condition or results of operations.

     In addition, the Company is aware that Toledo Scale, the former owner of Toledo Scale or the Company has been named a potentially responsible party under CERCLA or analogous state statutes at the following third-party owned sites with respect to the alleged disposal at the sites by Toledo Scale during the period it was owned by such former owner: Granville Solvents Site, Granville, Ohio; Aqua-Tech Environmental, Inc. Site, Greer, South Carolina; Seaboard Chemical Company Site, Jamestown, North Carolina; and the Stickney and Tyler Landfills in Toledo, Ohio. The former owner has also been named in a lawsuit seeking contribution pursuant to CERCLA with respect to the Caldwell Trucking Site, New Jersey based on the alleged disposal at the site by Toledo Scale during the former owner's period of ownership. Pursuant to the terms of the stock purchase agreement between Mettler and the former owner of Toledo Scale, the former owner is obligated to indemnify Mettler for various environmental liabilities. To date, with respect to each of the foregoing sites, the former owner has undertaken or taken steps to undertake the defense and indemnification of Toledo Scale. Based on currently available information and the Company's contractual rights of indemnification, the Company believes that the costs associated with the investigation and remediation of these sites will not have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The markets in which the Company operates are highly competitive. Because of the fragmented nature of certain of the Company's weighing instruments markets, particularly the industrial and food retailing weighing instruments market, both geographically and by application, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are less leveraged than the Company and/or are divisions of larger companies with potentially greater financial and other resources than the Company. Although the Company believes that it has certain competitive advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     In the United States, the Company believes that the principal competitive factors in its markets on which purchasing decisions are made are accuracy and durability, while in Europe accuracy and service are the most important factors. In emerging markets, where there is greater demand for less sophisticated products, price is a more important factor than in developed markets. Competition in the United States laboratory market is also influenced by the presence of large distributors through which the Company and its competitors sell many of their products.

YEAR 2000 COMPLIANCE

     Where necessary, the Company is in the process of modifying, upgrading, or replacing its computer software applications and internal information systems to accommodate the 'year 2000' dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its year 2000 compliance program will be material to its business, financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1999, and does not currently anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. If any of the Company's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

PROPERTIES

     The following table lists the Company's principal operating facilities, indicating the location, primary use and whether the facility is owned or leased.


   LOCATION                               PRINCIPAL USE(1)                               OWNED/LEASED
----------------------------------------  ----------------------------------------   ----------------
   Europe:
     Greifensee/Nanikon, Switzerland....  Production, Corporate Headquarters                    Owned
     Uznach, Switzerland................  Production                                            Owned
     Urdorf, Switzerland................  Production                                            Owned
     Schwerzenbach, Switzerland.........  Production                                           Leased
     Albstadt, Germany..................  Production                                            Owned
     Giesen, Germany....................  Production                                            Owned
     Giessen, Germany...................  Sales and Service                                     Owned
     Steinbach, Germany.................  Sales and Service                                     Owned
     Viroflay, France...................  Sales and Service                                     Owned
     Beersel, Belgium...................  Sales and Service                                     Owned
     Tiel, Netherlands..................  Sales and Service                                     Owned
     Leicester, England.................  Sales and Service                                    Leased
     Manchester, England................  Production, Sales and Service                        Leased
   Americas:
     Worthington, Ohio..................  Production                                            Owned
     Spartanburg, South Carolina........  Production                                            Owned
     Franksville, Wisconsin.............  Production                                            Owned
     Ithaca, New York...................  Production                                            Owned
     Wilmington, Massachusetts..........  Production                                           Leased
     Florham Park, New Jersey...........  Production                                           Leased
     Tampa, Florida.....................  Production, Sales and Service                        Leased
     Hightstown, New Jersey.............  Sales and Service                                     Owned
     Burlington, Canada.................  Sales and Service                                     Owned
     Mexico City, Mexico................  Sales and Service                                    Leased
   Other:
     Shanghai, China....................  Production                                  Building Owned;
                                                                                          Land Leased
     Changzhou, China(2)................  Production                                  Building Owned;
                                                                                          Land Leased
     Melbourne, Australia...............  Sales and Service                                    Leased


------------------
(1) The Company also conducts research and development activities at certain of the listed facilities in Switzerland, Germany, the United States and, to a lesser extent, China.

(2) Held by a joint venture in which the Company owns a 60% interest.

The Company believes its facilities are adequate for its current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

     The Company is subject to routine litigation incidental to its business. The Company is currently not involved in any legal proceeding that it believes could have a material adverse effect upon its financial condition or results of operations. See '--Environmental Matters' for information concerning legal proceedings relating to certain environmental claims.

     The Company has received a Notice of Proposed Adjustment from the Internal Revenue Service disallowing $20.4 million of intercompany interest deductions taken by the Company in its 1994 and 1995 tax returns when the Company was a subsidiary of Ciba. The Company is indemnified under the acquisition agreement with Ciba against any loss that may arise from the proposed adjustment. However, the Company believes that such deductions were properly made and intends to assist Ciba in contesting the proposed adjustment.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are set forth below. All directors hold office until the annual meeting of shareholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof.


NAME                                         AGE   POSITION
------------------------------------------   ---   ---------------------------------------------------------------
Robert F. Spoerry.........................   42    President, Chief Executive Officer and
                                                     Chairman of the Board of Directors
William P. Donnelly.......................   36    Vice President, Chief Financial Officer and Assistant Secretary
Karl M. Lang..............................   51    Head, Laboratory Division
Lukas Braunschweiler......................   42    Head, Industrial and Retail (Europe)
John D. Robechek..........................   49    Head, Industrial and Retail (Americas)
Peter Burker..............................   52    Head, Human Resources
Thomas Rubbe..............................   44    Head, Logistics and Information Systems
Philip Caldwell...........................   78    Director
Reginald H. Jones.........................   80    Director
John D. Macomber..........................   70    Director
John M. Manser............................   50    Director
Laurence Z. Y. Moh........................   72    Director
Thomas P. Salice..........................   37    Director



     Robert F. Spoerry has been President and Chief Executive Officer of the Company since 1993. He served as Head, Industrial and Retail (Europe) of the Company from 1987 to 1993. Mr. Spoerry has been a Director since October 1996. Effective May 18, 1998, Mr. Spoerry assumed the additional office of Chairman of the Board of Directors.


     William P. Donnelly has been Vice President, Chief Financial Officer and Assistant Secretary of the Company since April 1, 1997. From 1993 until joining the Company, he held various senior financial and management positions, including most recently Group Vice President and Chief Financial Officer, with Elsag Bailey Process Automation, a global manufacturer of instrumentation and analytical products, and developer of distributed control systems. Prior to 1993, Mr. Donnelly was associated with the international accounting firm of Price Waterhouse.

     Karl M. Lang has been Head, Laboratory Division of the Company since 1994. From 1991 to 1994 he was based in Japan as a representative of senior management with responsibility for expansion of the Asian operations.

     Lukas Braunschweiler has been Head, Industrial and Retail (Europe) of the Company since 1995. From 1992 until 1995 he held various senior management positions with the Landis & Gyr Group, a manufacturer of electrical meters. Prior to August 1992 he was a Vice President in the Technology Group of Saurer Group, a manufacturer of textile machinery.

     John D. Robechek has been Head, Industrial and Retail (Americas) of the Company and President of Mettler-Toledo, Inc., a U.S.-based subsidiary of the Company, since 1995. From 1990 through 1994 he served as Senior Vice President and managed all of the Company's U.S. subsidiaries.

     Peter Burker has been Head, Human Resources of the Company since 1994. From 1992 to 1994 he was Mettler-Toledo's General Manager in Spain, and from 1989 to 1991 he headed the Company's operations in Italy.

     Thomas Rubbe has been Head, Logistics and Information Systems of the Company since 1995. From 1990 to 1995 he was head of Controlling, Finance and Administration with the Company's German marketing organization.

     Philip Caldwell has been a Director since October 1996. Prior to May 18, 1998, Mr. Caldwell served as Chairman of the Board of Directors. Mr. Caldwell spent 32 years at Ford Motor Company, where he served as Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and a Director from 1973 to 1990. He served as a Director and Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings, Inc. from 1985 to February 1998. Mr. Caldwell is also a Director of Waters Corporation, Zurich Holding Company of America, Inc., American Guarantee & Liability Insurance Company, The Mexico Fund, and Russell Reynolds Associates, Inc. He has served as a Director of the Chase Manhattan Corporation, the Chase Manhattan Bank, N.A., Digital Equipment Corporation, Federated Department Stores Inc., the Kellogg Company, Shearson Lehman Brothers Holdings Inc., CasTech Aluminum Group Inc., Specialty Coatings International Inc., and Zurich Reinsurance Centre Holdings, Inc.


     Reginald H. Jones has been a Director since October 1996. Mr. Jones retired as Chairman of the Board of Directors of General Electric Company ('General Electric') in April 1981. At General Electric, he served as Chairman of the Board of Directors and Chief Executive Officer from December 1972 through April 1981, President from June 1972 to December 1972 and a Director from August 1971 to April 1981. Mr. Jones is also a Director of ASA Limited and Birmingham Steel Corporation.

     John D. Macomber has been a Director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a Director of Textron Inc., Bristol-Myers Squibb Company, Xerox Corporation, Lehman Brothers Holdings Inc., Pilkington plc and Brown Group, Inc.

     John M. Manser has been a Director since August 1997. He is the Treasurer of the Worldwide Life Science Group of Novartis, which has its headquarters in Switzerland. He has been with Novartis (and its predecessor Ciba-Geigy) since 1981.

     Laurence Z. Y. Moh has been a Director since October 1996. At present, he is Chairman and CEO of Plantation Timber Products Limited (CHINA), which he founded in 1996. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959.

     Thomas P. Salice has been a Director since October 1996. Mr. Salice is a Managing Director of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of Waters Corporation.

EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 1997, 1996 and 1995 the compensation paid to or accrued for services performed by the Chief Executive Officer, each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1997 and one other highly compensated employee who is no longer an executive officer (collectively, the 'Named Executive Officers').

                         SUMMARY COMPENSATION TABLE(1)


                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                        ANNUAL COMPENSATION              ------------
                                             -----------------------------------------    SECURITIES
                                                                          OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY    BONUS(2)   COMPENSATION    OPTIONS(#)    COMPENSATION
-------------------------------------------  ----   --------   --------   ------------   ------------   ------------

Robert F. Spoerry .........................  1997   $386,074   $427,113     $ 36,212(3)      125,839      $112,816(5)
  President and Chief Executive              1996    435,135    276,521        8,857(3)    1,047,976       124,431(5)
  Officer                                    1995    289,343     85,871           --             300(4)     54,346(5)

William P. Donnelly(6) ....................  1997    124,095    208,464       18,614(7)      195,050        36,768(5)
  Chief Financial Officer                    1996         --         --           --              --            --
                                             1995         --         --           --              --            --

Karl M. Lang ..............................  1997    170,424    134,209           --          37,751        55,319(5)
  Head, Laboratory                           1996    212,997     88,375           --         209,597        61,901(5)
                                             1995    228,427     38,071           --              --        60,321(5)

Lukas Braunschweiler ......................  1997    168,218    201,676           --          37,751        49,145(5)
  Head, Industrial and                       1996    210,893     66,162           --         209,597        62,482(5)
  Retail (Europe)                            1995    228,427     25,381           --              --        50,460(5)

John D. Robechek ..........................  1997    220,000    193,886           --          37,751         7,754(8)
  Head, Industrial and Retail                1996    233,754     88,137           --         209,597         6,215(8)
  (Americas)                                 1995    225,000     40,563           --              --         6,168(8)

Fred Ort ..................................  1997    164,633    177,061           --              --        55,452(5)
  Corporate Controller                       1996    207,221     99,325           --          78,599        52,745(5)
                                             1995    227,284     69,701           --              --        70,804(5)


------------------
(1) Amounts paid in Swiss francs (all amounts except those paid to Mr. Robechek) converted to U.S. dollars at a rate of SFr 1.182 to $1.00 for 1995, SFr
    1.2355 to $1.00 for 1996 and SFr 1.4505 to $1.00 for 1997, in each case the average exchange rate during such year.

(2) Does not include Ciba bonuses to Messrs. Spoerry, Braunschweiler, Lang, Robechek and Ort for services rendered to Ciba in connection with its efforts to sell the Company.

(3) Represents additional compensation paid to fully offset, after payment of all taxes and social security contributions, interest charged to Mr. Spoerry on a loan to Mr. Spoerry from Mettler-Toledo GmbH, a subsidiary of the Company. See 'Certain Relationships and Related Transactions.'

(4) Option to purchase the specified number of shares of Ciba common stock at an exercise price of SFr 750 ($665 at the date of grant) per share. The fair market value at the date of grant was SFr 764 ($678) per share.

(5) Represents Company contributions to the Mettler-Toledo Fonds (a Swiss pension plan similar to a defined contribution plan under U.S. law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executive Officers, and the other 50% is a required matching employer contribution.

(6) Mr. Donnelly's employment commenced on April 1, 1997.

(7) Represents allowances associated with Mr. Donnelly's status as an expatriate in Switzerland.

(8) Includes: (i) the value of group life insurance over $50,000 of $1,024 for 1995, $1,071 for 1996 and $1,036 in 1997; (ii) the Company's contribution to Mr. Robechek's 401(k) plan account of $4,500 in 1995 and 1996 and $4,750 in 1997; and (iii) Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan of $644 in 1995 and 1996 and $1,968 in 1997.

STOCK OPTIONS

     The following table sets forth information concerning the grant of stock options under the Company's Stock Plan to the individuals named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                         VALUE
                                                                                                   AT ASSUMED ANNUAL
                                                                                                         RATES
                                   NUMBER OF       % OF TOTAL                                        OF STOCK PRICE
                                   SECURITIES     OPTIONS/SARS                                      APPRECIATION FOR
                                   UNDERLYING      GRANTED TO     EXERCISE/BASE                    OPTION/SAR TERM(1)
                                  OPTIONS/SARS    EMPLOYEES IN        PRICE        EXPIRATION    ----------------------
NAME                                GRANTED       FISCAL YEAR        ($/SH)           DATE         5%($)       10%($)
-------------------------------   ------------    ------------    -------------    ----------    ---------    ---------
Robert F. Spoerry..............      125,839          12.23           15.89           2007       1,257,526    3,186,818
William P. Donnelly............       37,751           3.67           15.89           2007         377,251      956,028
                                     157,299          15.29            7.95           2007         786,450    1,993,018
Karl M. Lang...................       37,751           3.67           15.89           2007         377,251      956,028
Lukas Braunschweiler...........       37,751           3.67           15.89           2007         377,251      956,028
John D. Robechek...............       37,751           3.67           15.89           2007         377,251      956,028
Fred Ort.......................           --             --              --             --              --           --

------------------

(1) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.


OPTION EXERCISE TABLE

     No options to purchase Common Stock were exercised by the Named Executive Officers in 1997. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 1997, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1997

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                      SHARES                      OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                                    ACQUIRED ON     VALUE              YEAR-END(#)               AT FISCAL YEAR-END($)(1)
                                     EXERCISE      REALIZED    ----------------------------    ----------------------------
NAME                                    (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Robert F. Spoerry................        0             0         209,595         964,220       $ 1,949,234     $ 7,968,084
William P. Donnelly..............        0             0               0         195,050                 0       1,514,222
Karl M. Lang.....................        0             0          41,919         205,429           389,847       1,610,747
Lukas Braunschweiler.............        0             0          41,919         205,429           389,847       1,610,747
John D. Robechek.................        0             0          41,919         205,429           389,847       1,610,747
Fred Ort.........................        0             0          15,719          62,880           146,187         584,784

------------------
(1) Sets forth values for 'in the money' options that represent the positive spread between the respective exercise/base prices of outstanding stock options and the closing price of $17.25 per share at December 31, 1997, as reported on the New York Stock Exchange.

EMPLOYMENT AGREEMENTS


     Mettler-Toledo GmbH, a subsidiary of the Company, entered into an employment agreement (the 'Agreement') with Robert F. Spoerry (the 'Executive') dated as of October 30, 1996. The Agreement provides for annual base salary of SFr 560,000 (approximately $386,074 at December 31, 1997), which may be increased from time to time in accordance with the Company's normal business practices, and for participation in the Company's bonus plan. In addition, the Agreement provides for payment of the amount necessary, after payment of all taxes and social security contributions, to fully offset the interest charged to the Executive on a certain loan to the Executive. See 'Certain Relationships and Related Transactions' for a description of the loan. The Agreement prohibits the Executive from competing with the Company for a period of 24 months after termination of employment. The Agreement may be terminated without cause, on 36 months notice during which period the Executive is entitled to full compensation under the Agreement.



     Mettler-Toledo GmbH also has entered into employment agreements with Lukas Braunschweiler, William P. Donnelly and Karl Lang, and Mettler-Toledo, Inc., a subsidiary of the Company, entered into an employment agreement with John D. Robechek. The employment agreements provide for a base salary subject to adjustment and participation in the Company's bonus plan and participation in the Company's other employee benefit plans. Each agreement prohibits the executive from competing with the Company for a period of twelve months after termination of employment. Each agreement may be terminated without cause, on twelve months notice during which period the executive is entitled to full compensation under the agreement.


DIRECTORS' COMPENSATION

     Members of the Board of Directors of the Company who are officers of the Company or employees of AEA Investors have not received additional compensation for being on the Board or its committees. The non-executive directors were given a one-time opportunity to purchase stock in the Company upon their election to the Board. Mr. Caldwell purchased 35,940 shares of common stock and each of Messrs. Jones, Macomber and Moh purchased 23,972 shares of common stock. Members of the Board of Directors of the Company have received reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Effective May 18, 1998, members of the Board of Directors who are not employees of the Company will receive an annual fee of $17,500 (payable quarterly in advance), $1,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended, plus reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. In addition, each member of the Board of Directors who is not an employee of the Company will receive a stock option grant of 1,000 shares of the Company's Common Stock per year.

RETIREMENT PLANS

     Mr. Robechek is covered under two pension plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($160,000 per year in 1997), and the Mettler-Toledo Supplemental Retirement Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $48,717 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $14,292, for a total annual retirement benefit of $63,009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors served on the Company's Compensation Committee during the fiscal year ended December 31, 1997: Reginald H. Jones, Laurence Z.
Y. Moh and Thomas P. Salice. Mr. Salice also served as an officer of the Company and certain of its subsidiaries during such fiscal year. Mr. Salice is an officer of AEA Investors, a shareholder of the Company. AEA Investors provided certain management, consulting and financial services to the Company for professional service fees and was reimbursed for out-of-pocket expenses. In the fiscal year ended December 31, 1997, payments for such management fee and reimbursement for expenses totaled approximately $1 million. Such services included, but were not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. Such arrangement with AEA Investors was terminated in November 1997 and AEA Investors was paid a termination fee of $2.5 million in connection therewith. The Company receives the benefit of volume discounts for certain office services and supplies made available to various companies associated with AEA Investors pursuant to arrangements managed by a subsidiary of AEA Investors. Mr. Salice currently is a director of Mettler-Toledo and a Managing Director of AEA Investors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At the time of the Acquisition, AEA Investors and the Company entered into a management agreement (the 'Management Agreement') pursuant to which AEA Investors provided management, consulting and financial services to the Company. Such services included such areas as the preparation and evaluation of strategic, operating, financial and capital plans and the development and implementation of compensation and other incentive programs. The services were provided by the executive staff of AEA Investors. In consideration of such services, AEA Investors received an annual fee of $1.0 million, plus reimbursement for certain expenses and indemnification against certain liabilities. The Company believes that the terms of these management arrangements were as favorable as could be obtained from an unaffiliated third party. The Management Agreement was terminated upon consummation of the IPO. In consideration of services by AEA Investors in arranging, structuring and negotiating the terms of the Acquisition, the Company paid AEA Investors transaction fees of $5.5 million and reimbursed AEA Investors for certain related expenses. In connection with the termination of the Management Agreement, the Company paid AEA Investors $2.5 million and reimbursed AEA Investors for certain related expenses.

     Management and other employees of the Company have contributed approximately $20 million of the equity of the Company. For information regarding the number of shares owned each Named Executive Officer, see 'Principal and Selling Shareholders.'

     On October 7, 1996, in order to fund a portion of the purchase price for the shares purchased by Mr. Spoerry, Mettler-Toledo GmbH entered into a loan agreement with Mr. Spoerry, in the amount of SFr 1.0 million (approximately $689,417 at December 31, 1997). The loan bears interest at a rate of 5% and is payable upon demand, which may not be made until seven years after the date of the loan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock immediately prior to the Offerings and as adjusted to reflect the sale of the shares of Common Stock pursuant to the Offerings, by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers, (d) all directors and executive officers of the Company as a group and (e) each other Selling Shareholder participating in the Offerings. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.


                                                         SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                           OWNED PRIOR TO                            OWNED AFTER
                                                            THE OFFERINGS         NUMBER OF       THE OFFERINGS(1)
                                                       -----------------------     SHARES      -----------------------
NAME OF BENEFICIAL OWNER                                NUMBER      PERCENT(2)     OFFERED      NUMBER      PERCENT(2)
----------------------------------------------------   ---------    ----------    ---------    ---------    ----------
5% SHAREHOLDERS:
  Finlayson Fund Investments PTE LTD
     Temasek Holdings (Private) Limited
     8 Shenton Way
     #38-03 Treasury Building
     Singapore 0106.................................   2,900,919        7.57%     1,722,163    1,178,756       3.07%
  National Union Fire Insurance
     Company of Pittsburgh, PA
     c/o AIG Global Investment Corp.
     175 Water Street-24th Floor
     New York, NY 10038.............................   2,239,609        5.84%       731,262    1,508,347       3.93%
DIRECTORS:
  Robert F. Spoerry(3)..............................     704,717        1.84%        --          704,717       1.84%
  Philip Caldwell(4)................................      98,901       *             --           98,901       *
  Reginald H. Jones.................................      46,596       *             --           46,596       *
  John D. Macomber..................................      43,740       *             --           43,740       *
  John M. Manser....................................          --       *             --           --           *
  Laurence Z. Y. Moh................................     356,778       *             --          356,778       *
  Thomas P. Salice(4)...............................     618,550        1.61%        --          618,550       1.61%
NAMED EXECUTIVE OFFICERS:
  William P. Donnelly(4)(5).........................      92,994       *             --           92,994       *
  Karl M. Lang(6)...................................     121,378       *             --          121,378       *
  Lukas Braunschweiler(7)...........................     118,378       *             --          118,378       *
  John D. Robechek(4)(8)............................     107,529       *             --          107,529       *
  All directors and executive officers as a group
     (14 persons)(9)................................   2,617,905        6.76%        --        2,617,905       6.76%
OTHER SELLING STOCKHOLDERS:
  Nassau Capital Funds L.P..........................   1,586,202        4.14%       941,666      644,536       1.68%
  Novartis AG.......................................   1,537,037        4.01%       912,479      624,558       1.63%
  Investor International (U.S.), Inc................   1,158,034        3.02%       687,479      470,555       1.23%
  Howard Hughes Medical Institute...................     792,799        2.07%       470,653      322,146       0.84%
  Storebrand Skadeforsikring AS.....................     682,161        1.78%       404,973      277,188       0.72%
  Yale University...................................     634,707        1.66%       376,801      257,906       0.67%
  Carnegie Corporation of New York..................     634,719        1.66%       282,606      352,113       0.92%
  The Andrew W. Mellon Foundation...................     475,445        1.24%       282,253      193,192       0.50%
  The Rockefeller Foundation........................     475,445        1.24%       282,253      193,192       0.50%
  Massachusetts Institute of Technology.............     475,445        1.24%       282,253      193,192       0.50%
  Duke University...................................     396,103        1.03%       235,151      160,952       0.42%
  FORMA Investments Limited.........................   1,705,385        4.45%       160,289    1,545,096       4.03%
  74 other Selling Stockholders, each of whom is
  selling less than 150,000 shares in the Offerings
  or beneficially owns less than 1% of the
  outstanding Common Stock prior to the Offerings...   6,042,307       15.76%     2,227,719    3,814,588       9.95%


                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) Assumes no exercise of the Underwriters' over-allotment options.

(2) Calculations of percentage of beneficial ownership are based on 38,336,014 shares of Common Stock outstanding prior to the Offerings. Calculations assume the exercise by only the named shareholder of all options for the purchase of Common Stock held by such shareholder which are exercisable within 60 days of the date hereof.


(3) Mr. Spoerry is also a Named Executive Officer. Includes 209,595 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.



(4) Includes shares held by, or in trust for, members of such individual's family for which Messrs. Caldwell, Donnelly, Salice and Robechek disclaim beneficial ownership. Does not include shares held by certain members of Mr. Caldwell's family who are selling a total of 3,474 shares in the Offerings or shares held by AEA Investors, of which Mr. Salice is an officer.


(5) Includes 31,459 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(6) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(7) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(8) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(9) Includes Fred Ort, who ceased to be an executive officer on April 1, 1997.

                        DESCRIPTION OF CREDIT AGREEMENT

     The following statements are brief summaries of certain provisions of the Credit Agreement. A copy of the Credit Agreement is incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Credit Agreement.

  General

     The Credit Agreement provides for a variety of floating rate loans with interest based on LIBOR. The Company's wholly owned subsidiaries Mettler-Toledo, Inc. ('M-T, Inc.'), Mettler-Toledo Holding AG, Mettler-Toledo (Canada) Inc. and Safeline Holding Company are borrowers under the Credit Agreement, and the Company is a guarantor under the Credit Agreement. As of March 31, 1998, the Company had borrowings under the Credit Agreement of $348.3 million and borrowings of $25.9 million under various other credit arrangements. Of the borrowings under the Credit Agreement, $191.4 million are in the form of a term loan and the remainder are outstanding under a revolving credit facility. The Company's revolving credit facility commitment increased from $170.0 million to $420.0 million under the Credit Agreement, including a $100.0 million acquisition facility commitment. Merrill Lynch served as the Arranger and Documentation Agent and an affiliate of Credit Suisse First Boston Corporation served as co-agent in connection with the Company's previous credit facility in November 1996 and May 1997 and acted in similar roles in connection with the Credit Agreement. See 'Underwriting.'

  Maturity, Amortization and Mandatory Prepayments

     The term loans and the revolving credit facility will mature in May 2004. Beginning in 1998, amounts outstanding under the term loan will amortize on a quarterly basis in annual amounts ranging from $15.0 million to a maximum of $40.0 million.

     The term loans will be subject to mandatory prepayments in an amount equal to, subject to certain exceptions, (i) 75% of annual Excess Cash Flow (as defined in the Credit Agreement), (ii) the net proceeds received from certain sales of assets, (iii) the net proceeds from the issuance of debt, and (iv) 50% of the net proceeds from the issuance of equity.

  Security and Guarantees


     The obligations of the Mettler-Toledo Holding AG under the New Credit Agreement are (i) secured by a first priority security interest in all of the material assets of the Mettler-Toledo Holding AG, (ii) guaranteed, to the extent permitted by applicable law by all of the direct and indirect subsidiaries of the Mettler-Toledo Holding AG, with certain exceptions, and each such guarantee is, to the extent permitted by applicable law and with certain exceptions, secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by the Company and its direct and indirect U.S. subsidiaries, and each such guarantee is secured by a first priority security interest in all of the material assets of each such guarantor, except that each such guarantor has pledged only 65% of the stock of any non-U.S. subsidiary held by it. The obligations of M-T, Inc. under the Credit Agreement are (i) secured by a first priority security interest in all of the material assets of M-T, Inc., except that M-T, Inc. has pledged only 65% of the stock of each non-U.S. subsidiary held by it, (ii) guaranteed by each direct and indirect U.S. subsidiary of M-T, Inc., and each such guarantee is secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by the Company, and such guarantee is secured by a first priority security interest in all of the stock of M-T, Inc. held by the Company. The obligations of Safeline Holding Company are also secured by limited guarantees and pledges.


  Covenants and Events of Default

     The Credit Agreement contains covenants that, among other things, limit the Company's and its subsidiaries' ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; or make capital expenditures. The Credit Agreement also requires the Company to maintain a minimum net worth and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA (as defined in the Credit Agreement) below a specified maximum.


     The Credit Agreement contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breach of any representation or warranty; cross-default and cross-acceleration; Change in Control (as defined in the Credit Agreement); bankruptcy events; material judgments; certain ERISA matters; and invalidity of loan documents or security interests.

                          DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock which are contained in the Amended and Restated Certificate of Incorporation and Amended By-laws, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Amended and Restated Certificate of Incorporation and Amended By-laws.


     The authorized capital stock of the Company consists of 125,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). As of March 31, 1998, there were 38,336,014 shares of Common Stock outstanding, 4,408,740 shares of Common Stock issuable upon exercise of outstanding options and no shares of Preferred Stock outstanding. As of May 31, 1998, there were 872 holders of record of the Company's Common Stock.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the shareholders (including the election of directors) and have no preemptive, subscription or redemption rights. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock.

PREFERRED STOCK

     The Board of Directors, without further shareholder authorization, is authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of the Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of the Preferred Stock. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AMENDED BY-LAWS AND DELAWARE LAW

     The Amended and Restated Certificate of Incorporation, Amended By-laws and Delaware law contain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. Such provisions could have the effect of discouraging open market purchases of the

Common Stock because they may be considered disadvantageous by a shareholder who desires to participate in a business combination or elect a new director.

     Section 203 of Delaware Law. The Company is a Delaware corporation and is subject to Section 203 ('Section 203') of the Delaware General Corporation Law (the 'DGCL'). In general, Section 203 prevents an 'interested stockholder' (defined as a person who, together with affiliates and associates, beneficially owns, or if an affiliate or associate of the corporation did beneficially own within the last three years, 15% or more of a corporation's outstanding voting stock) from engaging in a 'business combination' (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the 'interested stockholder.' A 'business combination' generally includes mergers, stock or asset sales involving 10% or more of the market value of the corporation's assets or stock, certain stock transactions and certain other transactions resulting in a financial benefit to the interested stockholder or an increase in their proportionate share of any class or series of a corporation. The existence of Section 203 of the DGCL could have the effect of discouraging an acquisition of the Company or stock purchasers in furtherance of an acquisition.

     Limitation on Directors' Liabilities and Indemnification. The Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it currently exists, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Under the current DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Amended and Restated Certificate of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not exonerate the directors from liability under federal securities laws or limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Amended By-laws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by DGCL.

     Advance Notice for Shareholder Nomination of Directors and Shareholder Proposals. The Amended By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the 'Nomination Procedure') and with regard to other matters to be brought by shareholders before an annual meeting of shareholders of the Company (the 'Business Procedure').

     The Nomination Procedure requires that a shareholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Amended By-laws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a shareholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Amended By-laws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the Amended By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or of any business desired by shareholders to be conducted at an annual meeting, the Amended By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

REGISTRATION RIGHTS

     Holders of the Company's Common Stock that purchased shares prior to the IPO have rights to require the Company to register such shares of Common Stock for resale pursuant to subscription agreements pursuant to which they acquired their shares. Upon the request of persons owning at least 25% of the sum of all outstanding shares of Common Stock which are then 'restricted securities' (as defined by Rule 144 under the Securities Act) and which have a value of at least $5,000,000, the Company is required to register the sale of such securities, subject to certain limitations and requirements. The Company is not required to file any registration statement within six months of the effective date of any earlier registration statement and is not required to file more than three registration statements pursuant to such requests. In addition, under certain circumstances, should the Company file a registration statement with the Securities and Exchange Commission registering shares of the Common Stock of the Company, the owners of restricted securities would be entitled to include their restricted securities in such registration.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of March 31, 1998, the Company has 38,336,014 shares of Common Stock outstanding. Except to the extent such shares are subject to the agreement with the Underwriters described below, shares of Common Stock are freely tradable without restriction or further registration under the Securities Act, unless held by an 'affiliate' of the Company as that term is defined in the Securities Act, which shares will be subject to the resale limitations of Rules 144 and 145 under the Securities Act.


     In general, under Rules 144 and 145 as currently in effect, a shareholder (or shareholders whose shares are aggregated) who is an 'affiliate' of the Company is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rules 144 and 145 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A shareholder (or shareholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction is entitled to sell such shares under Rule 144 without regard to the limitations described above. Holders which were affiliates of the Company at the time of the Merger may sell free of restrictions one year from the date of the Merger.


     Notwithstanding the foregoing, in connection with the Offerings, the Company, the Company's executive officers and directors and the Selling Shareholders, who will collectively hold, after the Offerings, 14,262,548 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option) will agree, subject to certain exceptions, not to directly or indirectly
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock in connection with the Offerings, (ii) upon the exercise of outstanding stock options, (iii) the issuance of options pursuant to the Stock Plan, or (iv) the filing of a registration statement on Form S-8 under the Securities Act relating to Common Stock of the Company issued pursuant to the Company's Stock Plan.


     The Company has filed a registration statement on Form S-8 (Reg. No. 333-52661) under the Securities Act to register 6,368,445 shares of Common Stock which are reserved for issuance under the Company's Stock Plan. The Form S-8 includes, in some cases, shares for which an exemption under Rule 144 or Rule 701 under the Securities Act would also be available, thus permitting the resale of shares issued under the Stock Plan by non-affiliates in the public market, without restriction under the Securities Act. Such registration statement became effective immediately upon filing whereupon shares registered thereunder became eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described above. At the date of this Prospectus, options to purchase 4,408,740 shares of Common Stock are outstanding under the Stock Plan.


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock. A 'Non-U.S. Holder' is a person other than (i) and individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state (other than any partnership treated as foreign under U.S. Treasury regulations), (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of source, or (iv) a trust subject to the primary supervision of a court within the United States and the control one or more U.S. persons.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal tax laws (including but not limited to banks and insurance companies, dealers in securities and holders of securities held as part of a 'straddle,' 'hedge,' or 'conversion transaction'). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), the applicable Treasury regulations promulgated and proposed thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. The following summary is included herein for general information. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF

COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER U.S. OR NON-U.S. TAXING JURISDICTION.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a 'fixed base,' in the United States ('U.S. trade or business income') are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ('IRS') form with the payor (which form, under U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the 'Final Regulations'), will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the Final Regulations, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement will generally be applied to the partners of the partnership and (y) the partnership will be required to provide certain information, including a United States taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless: (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who holds the Common Stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, (iii) the Non-U.S. Holder is subject to tax pursuant to the provision of the U.S. tax law applicable to certain United States expatriates or
(iv) the Company is or has been a 'U.S. real property holding corporation' for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and such period that the Common Stock was held. The tax with respect to stock in a 'U.S. real property holding corporation' does not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constitute 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. Generally, a corporation is a 'U.S. real property holding corporation' if the fair market value of its 'U.S. real property interests' equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company is not, and does not anticipate becoming, a 'U.S. real property holding corporation' for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the gross estate for U.S. federal estate tax purposes.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under U.S. Treasury Regulations, the Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. The information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non U.S.-Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Under certain circumstances, the IRS requires 'information reporting' and 'backup withholding' at a rate of 31% with respect to certain payments on Common Stock. Under currently applicable law, Non-U.S. Holders of Common Stock generally will be exempt from IRS reporting requirements and U.S. backup withholding with respect to dividends payable on Common Stock. Under the Final Regulations, however, a Non-U.S Holder of Common Stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding at a rate of 31% on payments of dividends.

     The payment of the proceeds of the disposition of Common Stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has certain U.S. relationships. In the case of the payment of proceeds from the disposition of Common Stock effected by a foreign office of a broker that is a U.S. person or a 'U.S. related person,' existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a 'U.S. related person' is (i) a 'controlled foreign corporation' for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

                                  UNDERWRITING


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Smith Barney Inc. are acting as Underwriters (the 'U.S. Underwriters') for the U.S. Offering. Subject to the terms and conditions set forth in a U.S. purchase agreement (the 'U.S. Purchase Agreement') among the Company, the Selling Shareholders and the U.S. Underwriters, and concurrently with the sale of 2,000,000 shares of Common Stock to the International Managers (as defined below), the Selling Shareholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Selling Shareholders the number of shares of Common Stock set forth opposite its name below.



                                                                                               NUMBER
             U.S. UNDERWRITER                                                                OF SHARES
------------------------------------------------------------------------------------------   ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................................................
BT Alex. Brown Incorporated...............................................................
Credit Suisse First Boston Corporation....................................................
Goldman, Sachs & Co.......................................................................
Smith Barney Inc..........................................................................
                                                                                             ----------
             Total........................................................................    8,000,000
                                                                                             ----------
                                                                                             ----------



     The Company and the Selling Shareholders have also entered into an international purchase agreement (the 'International Purchase Agreement') with certain underwriters outside the United States and Canada (the 'International Managers' and, together with the U.S. Underwriters, the 'Underwriters') for whom Merrill Lynch International, BT Alex. Brown International, a Division of Bankers Trust International PLC, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and Smith Barney Inc. are acting as lead managers (the 'Lead Managers'). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 8,000,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Selling Shareholders have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Selling Shareholders, an aggregate of 2,000,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.


     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Underwriters have advised the Company and the Selling Shareholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not
in excess of $       per share of Common Stock. The U.S. Underwriters may allow,
and such dealers may reallow, a discount not in excess of $       per share of
Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The Selling Shareholders have granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The

Selling Shareholders also have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.



     The Company, the Company's executive officers and directors and the Selling Shareholders, who will collectively hold, after the Offerings, 14,262,548 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option) will agree, subject to certain exceptions, not to directly or indirectly
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'


     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The Company and the Selling Shareholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.


     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     None of the Company, the Selling Shareholders nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, none of the Company, the Selling Shareholders nor any of the Underwriters makes any representation that the U.S. Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters have from time to time provided investment banking financial advisory services to the Company and AEA Investors and its affiliates, for which they have received customary compensation, and may continue to do so in the future. Merrill Lynch served as lead manager and Credit Suisse First Boston Corporation served as a co-manager of the offering of the Notes in October 1996, Merrill Lynch served as the Arranger and Documentation Agent and an affiliate of Credit Suisse First Boston Corporation served as co-agent in connection with the Company's previous credit facility and the Credit Agreement for which they received customary compensation. An affiliate of Credit Suisse First Boston Corporation and Merrill Lynch and its affiliates were lenders under the Company's previous credit facility and are lenders under the Credit Agreement. Merrill Lynch, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. and certain of their affiliates acted as underwriters in connection with the IPO.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), London, England. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. A partnership in which partners of Fried, Frank, Harris, Shriver & Jacobson are partners is a shareholder of the Company.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Mettler-Toledo International Inc. and subsidiaries (as defined in Note 1 to the Audited Consolidated Financial Statements) as of December 31, 1996 and 1997 and for the year ended December 31, 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, included herein and incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by KPMG Fides Peat, independent auditors, as set forth in their reports appearing elsewhere and have been so included and incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3 with respect to the Common Stock offered hereby under the Securities Act. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New

York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-22493) are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;


          (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and



          (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commisson on December 16, 1997, which incorporates by reference the description of the Company's Common Stock contained in its Registration Statement, as amended, on Form S-1 (Reg. No. 333-35597) filed with the Commission on November 10, 1997.



     All other documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such reports and documents.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extend that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to William P. Donnelly, Mettler-Toledo International Inc., Im Langacher, P.O. Box MT-100, CH 8606 Greifensee, Switzerland (telephone 011-41-1-944-22-11).

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report...............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................    F-3
Consolidated Statements of Operations for the year ended December 31, 1995 and for the period January 1,
  1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996 and for the year ended
  December 31, 1997........................................................................................    F-4
Consolidated Statements of Changes in Net Assets / Shareholders' Equity for the year ended December 31,
  1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to
  December 31, 1996 and for the year ended December 31, 1997...............................................    F-5
Consolidated Statements of Cash Flows for the year ended December 31, 1995 and for the period January 1,
  1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996 and for the year ended
  December 31, 1997........................................................................................    F-6
Notes to Consolidated Financial Statements.................................................................    F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
Interim Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998.............................   F-27
Interim Consolidated Statements of Operations for the three months ended March 31, 1997 and 1998...........   F-28
Interim Consolidated Statements of Shareholders' Equity for the three months ended March 31, 1997 and
  1998.....................................................................................................   F-29
Interim Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1998...........   F-30
Notes to the Interim Consolidated Financial Statements.....................................................   F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mettler-Toledo International Inc.


We have audited the accompanying consolidated balance sheets of Mettler-Toledo International Inc. (formerly 'MT Investors Inc.') and subsidiaries (as defined in Note 1 to the consolidated financial statements) as of December 31, 1996 and 1997, and the related consolidated statements of operations, net assets / shareholders' equity and cash flows for the year ended December 31, 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, and for the year ended December 31, 1997, the Successor periods. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mettler-Toledo International Inc. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, and for the year ended December 31, 1997, the Successor periods, in conformity with generally accepted accounting principles in the United States of America.

As more fully described in Note 1 to the consolidated financial statements, Mettler-Toledo International Inc. acquired the Mettler-Toledo Group as of October 15, 1996 in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the Successor periods are presented on a different basis of accounting than that of the Predecessor periods, and therefore are not directly comparable.


KPMG Fides Peat

Zurich, Switzerland
February 6, 1998

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         SUCCESSOR       SUCCESSOR
                                                                                        ------------    ------------
                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                            1996            1997
                                                                                        ------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $   60,696      $   23,566
  Trade accounts receivable, less allowances of $8,388 in 1996
     and $7,669 in 1997..............................................................       151,161         153,619
  Inventories........................................................................       102,526         101,047
  Deferred taxes.....................................................................         7,565           7,584
  Other current assets and prepaid expenses..........................................        17,268          24,066
                                                                                        ------------    ------------
     Total current assets............................................................       339,216         309,882
Property, plant and equipment, net...................................................       255,292         235,262
Excess of cost over net assets acquired, net of accumulated amortization of
  $982 in 1996 and $6,427 in 1997....................................................       135,490         183,318
Non-current deferred taxes...........................................................         3,916           5,045
Other assets.........................................................................        37,974          15,806
                                                                                        ------------    ------------
     Total assets....................................................................    $  771,888      $  749,313
                                                                                        ------------    ------------
                                                                                        ------------    ------------
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.............................................................    $   32,797      $   39,342
  Accrued and other liabilities......................................................        79,857          80,844
  Accrued compensation and related items.............................................        35,457          43,214
  Taxes payable......................................................................        17,580          33,267
  Deferred taxes.....................................................................         9,132          10,486
  Short-term borrowings and current maturities of long-term debt.....................        80,446          56,430
                                                                                        ------------    ------------
     Total current liabilities.......................................................       255,269         263,583
Long-term debt.......................................................................       373,758         340,334
Non-current deferred taxes...........................................................        30,467          25,437
Other non-current liabilities........................................................        96,810          91,011
                                                                                        ------------    ------------
     Total liabilities...............................................................       756,304         720,365
Minority interest....................................................................         3,158           3,549
Shareholders' equity:
  Preferred stock, $0.01 par value per share; authorized 10,000,000 shares...........            --              --
  Common stock, $0.01 par value per share; authorized 125,000,000 shares; issued
     38,336,014 (excluding 64,467 shares held in treasury) at December 31, 1997......            --             383
  Class A, B and C common stock, $0.01 par value per share; authorized 2,775,976
     shares; issued 2,438,514 at December 31, 1996...................................            25              --
  Additional paid-in capital.........................................................       188,084         284,630
  Accumulated deficit................................................................      (159,046)       (224,152)
  Currency translation adjustment....................................................       (16,637)        (35,462)
                                                                                        ------------    ------------
     Total shareholders' equity......................................................        12,426          25,399
Commitments and contingencies........................................................
                                                                                        ------------    ------------
Total liabilities and shareholders' equity...........................................    $  771,888      $  749,313
                                                                                        ------------    ------------
                                                                                        ------------    ------------

      See the accompanying notes to the consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           PREDECESSOR                           SUCCESSOR
                                                 -------------------------------     ---------------------------------
                                                                 FOR THE PERIOD       FOR THE PERIOD
                                                  YEAR ENDED     JANUARY 1, 1996     OCTOBER 15, 1996      YEAR ENDED
                                                 DECEMBER 31,    TO OCTOBER 14,      TO DECEMBER 31,      DECEMBER 31,
                                                     1995             1996                 1996               1997
                                                 ------------    ---------------     ----------------     ------------
Net sales.....................................     $850,415         $ 662,221           $  186,912          $878,415
Cost of sales.................................      508,089           395,239              136,820           493,480
                                                 ------------    ---------------     ----------------     ------------
  Gross profit................................      342,326           266,982               50,092           384,935
Research and development......................       54,542            40,244                9,805            47,551
Selling, general and administrative...........      248,327           186,898               59,353           260,397
Amortization..................................        2,765             2,151                1,065             6,222
Purchased research and development............           --                --              114,070            29,959
Interest expense..............................       18,219            13,868                8,738            35,924
Other charges (income), net...................       (9,331)           (1,332)              17,137            10,834
                                                 ------------    ---------------     ----------------     ------------
  Earnings (loss) before taxes, minority
     interest and extraordinary items.........       27,804            25,153             (160,076)           (5,952)
Provision for taxes...........................        8,782            10,055                 (938)           17,489
Minority interest.............................          768               637                  (92)              468
                                                 ------------    ---------------     ----------------     ------------
  Net earnings (loss) before extraordinary
     items....................................       18,254            14,461             (159,046)          (23,909)
Extraordinary items-debt extinguishments, net
  of tax......................................           --                --                   --           (41,197)
                                                 ------------    ---------------     ----------------     ------------
  Net earnings (loss).........................     $ 18,254         $  14,461           $ (159,046)         $(65,106)
                                                 ------------    ---------------     ----------------     ------------
                                                 ------------    ---------------     ----------------     ------------

Basic and diluted loss per common share:
  Loss before extraordinary items.............                                          $    (5.18)         $  (0.76)
  Extraordinary items.........................                                                  --             (1.30)
                                                                                     ----------------     ------------
  Net loss....................................                                          $    (5.18)         $  (2.06)
                                                                                     ----------------     ------------
                                                                                     ----------------     ------------
  Weighted average number of common shares....                                          30,686,065        31,617,071


      See the accompanying notes to the consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
    CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS / SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           PREDECESSOR
                                                                                ----------------------------------
                                                                                   YEAR ENDED DECEMBER 31, 1995
                                                                                        AND FOR THE PERIOD
                                                                                  JANUARY 1, 1996 TO OCTOBER 14,
                                                                                               1996
                                                                                ----------------------------------
                                                                                             CURRENCY
                                                                                CAPITAL     TRANSLATION
                                                                                EMPLOYED    ADJUSTMENT     TOTAL
                                                                                --------    ----------    --------
Net assets at December 31, 1994..............................................   $218,129     $ 10,065     $228,194
Capital transactions with Ciba and affiliates................................    (73,779)          --      (73,779)
Net earnings.................................................................     18,254           --       18,254
Change in currency translation adjustment....................................         --       20,585       20,585
                                                                                --------    ----------    --------
Net assets at December 31, 1995..............................................    162,604       30,650      193,254
Capital transactions with Ciba and affiliates................................    (88,404)          --      (88,404)
Net earnings.................................................................     14,461           --       14,461
Change in currency translation adjustment....................................         --       (6,538)      (6,538)
                                                                                --------    ----------    --------
Net assets at October 14, 1996...............................................   $ 88,661     $ 24,112     $112,773
                                                                                --------    ----------    --------
                                                                                --------    ----------    --------



                                                                          SUCCESSOR
                                         ---------------------------------------------------------------------------
                                                  FOR THE PERIOD FROM OCTOBER 15, 1996 TO DECEMBER 31, 1996
                                                          AND FOR THE YEAR ENDED DECEMBER 31, 1997
                                         ---------------------------------------------------------------------------
                                             COMMON STOCK
                                             ALL CLASSES         ADDITIONAL                    CURRENCY
                                         --------------------     PAID-IN      ACCUMULATED    TRANSLATION
                                           SHARES      AMOUNT     CAPITAL        DEFICIT      ADJUSTMENT     TOTAL
                                         ----------    ------    ----------    -----------    ----------    --------
Balance at October 15, 1996...........        1,000     $  1      $      --     $      --      $     --     $      1
New issuance of Class A and C
  shares..............................    2,437,514       24        188,084            --            --      188,108
Net loss..............................           --       --             --      (159,046)           --     (159,046)
Change in currency translation
  adjustment..........................           --       --             --            --       (16,637)     (16,637)
                                         ----------    ------    ----------    -----------    ----------    --------
Balance at December 31, 1996..........    2,438,514       25        188,084      (159,046)      (16,637)      12,426
New issuance of Class A and C
  shares..............................        3,857       --            300            --            --          300
Purchase of Class A and C treasury
  stock...............................       (5,123)      (1)          (668)           --            --         (669)
Common stock conversion...............   28,232,099      282           (282)           --            --           --
Proceeds from stock offering..........    7,666,667       77         97,196            --            --       97,273
Net loss..............................           --       --             --       (65,106)           --      (65,106)
Change in currency translation
  adjustment..........................           --       --             --            --       (18,825)     (18,825)
                                         ----------    ------    ----------    -----------    ----------    --------
Balance at December 31, 1997..........   38,336,014     $383      $ 284,630     $(224,152)     $(35,462)    $ 25,399
                                         ----------    ------    ----------    -----------    ----------    --------
                                         ----------    ------    ----------    -----------    ----------    --------


      See the accompanying notes to the consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                PREDECESSOR                        SUCCESSOR
                                                       ------------------------------   -------------------------------
                                                                      FOR THE PERIOD     FOR THE PERIOD
                                                        YEAR ENDED    JANUARY 1, 1996   OCTOBER 15, 1996    YEAR ENDED
                                                       DECEMBER 31,   TO OCTOBER 14,    TO DECEMBER 31,    DECEMBER 31,
                                                           1995            1996               1996             1997
                                                       ------------   ---------------   ----------------   ------------
Cash flows from operating activities:
  Net earnings (loss)................................    $ 18,254         $14,461          $ (159,046)       $(65,106)
  Adjustments to reconcile net earnings (loss) to net
    cash provided by operating activities:
    Depreciation.....................................      30,598          19,512               7,925          25,613
    Amortization.....................................       2,765           2,151               1,065           6,222
    Write-off of purchased research and development
      and cost of sales associated with revaluation
      of inventories.................................          --              --             146,264          32,013
    Extraordinary items..............................          --              --                  --          41,197
    Net loss (gain) on disposal of long-term
      assets.........................................      (1,053)           (768)                 --              33
    Deferred taxes and adjustments to goodwill.......        (551)         (1,934)             (4,563)         (4,244)
    Minority interest................................         768             637                 (92)            468
  Increase (decrease) in cash resulting from changes
    in:
    Trade accounts receivable, net...................      (9,979)          9,569             (10,159)         (8,113)
    Inventories......................................        (607)          1,276               3,350          (2,740)
    Other current assets.............................      (3,058)         14,748             (10,605)         (7,177)
    Trade accounts payable...........................       1,437          (3,065)              3,415           4,936
    Accruals and other liabilities, net..............      13,095           5,948              32,030          32,547
                                                       ------------   ---------------   ----------------   ------------
      Net cash provided by operating activities......      51,669          62,535               9,584          55,649
                                                       ------------   ---------------   ----------------   ------------
Cash flows from investing activities:
  Proceeds from sale of property, plant and
    equipment........................................       4,000           1,606                 736          15,913
  Purchase of property, plant and equipment..........     (25,858)        (16,649)            (11,928)        (22,251)
  Acquisition of Mettler-Toledo from Ciba............          --              --            (314,962)             --
  Acquisition, net of seller financing...............          --              --                  --         (80,469)
  Other investing activities.........................      (7,484)         (1,632)              4,857          (9,184)
                                                       ------------   ---------------   ----------------   ------------
      Net cash used in investing activities..........     (29,342)        (16,675)           (321,297)        (95,991)
                                                       ------------   ---------------   ----------------   ------------
Cash flows from financing activities:
  Proceeds from borrowings...........................       3,983              --             414,170         614,245
  Repayments of borrowings...........................          --         (13,464)                 --        (703,201)
  Proceeds from issuance of common stock.............          --              --             188,108          97,573
  Purchase of treasury stock.........................          --              --                  --            (669)
  Ciba and affiliates borrowings (repayments)........     (15,693)        (26,589)           (184,666)             --
  Capital transactions with Ciba and affiliates......     (37,361)         (7,716)            (80,687)             --
                                                       ------------   ---------------   ----------------   ------------
      Net cash provided by (used in) financing
         activities..................................     (49,071)        (47,769)            336,925           7,948
                                                       ------------   ---------------   ----------------   ------------
Effect of exchange rate changes on cash and cash
  equivalents........................................       4,344          (3,394)               (615)         (4,736)
                                                       ------------   ---------------   ----------------   ------------
Net increase (decrease) in cash and cash
  equivalents........................................     (22,400)         (5,303)             24,597         (37,130)
Cash and cash equivalents:
  Beginning of period................................      63,802          41,402              36,099          60,696
                                                       ------------   ---------------   ----------------   ------------
  End of period......................................    $ 41,402         $36,099          $   60,696        $ 23,566
                                                       ------------   ---------------   ----------------   ------------
                                                       ------------   ---------------   ----------------   ------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest.........................................    $ 18,927         $ 6,524          $   17,874        $ 38,345
    Taxes............................................       9,970           9,385               2,470           6,140
Non-cash financing and investing activities:
  Due to Ciba for capital transactions...............      36,418              --                  --              --
  Seller financing on acquisition....................          --              --                  --          22,514


      See the accompanying notes to the consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

     Mettler-Toledo International Inc. ('Mettler Toledo,' the 'Company' or 'Successor'), formerly MT Investors Inc., is a global supplier of precision instruments and is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also manufactures and sells certain related analytical and measurement technologies. The Company's manufacturing facilities are located in Switzerland, the United States, Germany, the United Kingdom and China. The Company's principal executive offices are located in Greifensee, Switzerland.


     The Company was incorporated by AEA Investors Inc. ('AEA') and recapitalized to effect the acquisition (the 'Acquisition') of the Mettler-Toledo Group ('Predecessor') from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP') on October 15, 1996. The Company acquired the Mettler-Toledo Group for cash consideration of SFr. 504,996 (approximately $402,000) including dividends of SFr. 109,406 (approximately $87,100) which were paid to Ciba by the Company in conjunction with the Acquisition. In addition, the Company incurred expenses in connection with the Acquisition and related financing of approximately $29,000, including approximately $5,500 paid to AEA Investors, and paid approximately $185,000 to settle amounts due to Ciba and affiliates. The Company has accounted for the Acquisition using the purchase method of accounting. Accordingly, the costs of the Acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values.


     In connection with the Acquisition, the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. Such amount was recorded as an expense in the period from October 15, 1996 to December 31, 1996. Additionally, the Company allocated approximately $32,200 of the purchase price to revalue certain inventories (principally work-in-process and finished goods) to fair value (net realizable value). Substantially all of such inventories were sold during the period from October 15, 1996 to December 31, 1996. The excess of the cost of the Acquisition over the fair value of the net assets acquired of approximately $137,500 is being amortized over 32 years. Because of this purchase price allocation, the accompanying financial statements of the Successor are not directly comparable to those of the Predecessor.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and include all entities in which the Company has control, including its majority owned subsidiaries. All intercompany transactions and balances have been eliminated. Investments in which the Company has voting rights between 20% to 50% are generally accounted for using the equity method of accounting. Certain amounts in the prior period financial statements have been reclassified to conform with current year presentation.

     The combined financial statements of the Predecessor include the combined historical assets and liabilities and combined results of operations of the Mettler-Toledo Group. All intergroup transactions have been eliminated as part of the combination process.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

     Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is charged on a straight line basis over the estimated useful lives of the assets as follows:

Buildings and improvements...............  15 to 50 years
Machinery and equipment..................  3 to 12 years
Computer software........................  3 to 5 years
Leasehold improvements...................  Shorter of useful life or lease term

     Beginning January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 121 ('SFAS 121'), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no material effect on the consolidated financial statements.

     Excess of Cost over Net Assets Acquired

     The excess of purchase price over the fair value of net assets acquired is amortized on a straight-line basis over the expected period to be benefited. The Company assesses the recoverability of such amount by determining whether the amortization of the balance over its remaining life can be recovered from the undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the excess of cost over net assets acquired will be impacted if estimated future operating cash flows are not achieved.

     Deferred Financing Costs

     Debt financing costs are deferred and amortized over the life of the underlying indebtedness using the interest method.

     Taxation

     The Company files tax returns in each jurisdiction in which it operates. Prior to the Acquisition discussed in Note 1, in certain jurisdictions the Company filed its tax returns jointly with other Ciba subsidiaries. The Company had a tax sharing arrangement with Ciba in these countries to share the tax burden or benefits. Such arrangement resulted in each company's tax burden or benefit equating to that which it would have incurred or received if it had been filing a separate tax return.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States because it is expected that these earnings are permanently reinvested and such determination is not practicable. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Company's subsidiaries plan to make future dividend distributions.

     Research and Development

     Research and development costs are expensed as incurred. Research and development costs, including customer engineering (which represents research and development charged to customers and, accordingly, is included in cost of sales), amounted to approximately $62,400, $45,100, $11,100 and $50,200 for the year ended December 31, 1995, for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively.

     Currency Translation and Transactions

     The reporting currency for the consolidated financial statements of the Company is the United States dollar (USD). The functional currency for the Company's operations is generally the applicable local currency. Accordingly, the assets and liabilities of companies whose functional currency is other than the USD are included in the consolidation by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency operations are translated at the monthly average exchange rates during the year. Translation gains or losses are accumulated as a separate component of net assets/shareholders' equity.

     The Company has designated certain of its Swiss franc debt as a hedge of its net investments. Any gains and losses due to changes on the debt are recorded to currency translation adjustment and offset the net investments which they hedge.

     Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into foreign currency forward contracts to hedge short-term intercompany transactions with its foreign businesses. Such contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in other charges (income), net.

     The Company enters into certain interest rate cap and swap agreements in order to reduce its exposure to changes in interest rates. The differential paid or received on interest rate swap agreements is recognized over the life of the agreements. Realized and unrealized gains on interest rate cap agreements are recognized as adjustments to interest expense as incurred.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Stock Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 'Accounting for Stock Issued to Employees' and related interpretations in accounting for its stock option plan.

     Loss per Common Share

     Effective December 31, 1997, the Company adopted the Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). Accordingly, basic and diluted loss per common share data for each period presented have been determined in accordance with the provisions of SFAS 128. Outstanding options to purchase shares of common stock, as described in Note 11, were not included in the computation of diluted loss per common share for the periods ended December 31, 1996 and 1997, as the effect is antidilutive. The Company retroactively adjusted its weighted average common shares for the purpose of the basic and diluted loss per common share computations for the 1996 and 1997 periods pursuant to SFAS 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98 issued in February 1998.

     Concentration of Credit Risk

     The Company's revenue base is widely diversified by geographic region and by individual customer. The Company's products are utilized in many different industries, although extensively in the pharmaceutical and chemical industries. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     Revenue Recognition

     Revenue is recognized when title to a product has transferred or services have been rendered. Revenues from service contracts are recognized over the contract period.

3. BUSINESS COMBINATIONS

     On May 30, 1997, the Company purchased the entire issued share capital of Safeline Limited ('Safeline'), a manufacturer of metal detection systems based in Manchester in the United Kingdom, for approximately pounds 61,000 (approximately $100,000), plus up to an additional pounds 6,000 (approximately $10,000) for a contingent earn-out payment. In October 1997, the Company made an additional payment, representing a post-closing adjustment, of pounds 1,900 (approximately $3,100). Such amount has been accounted for as additional purchase price. Under the terms of the agreement the Company paid approximately pounds 47,300 (approximately $77,400) of the purchase price in cash, provided by amounts loaned under its Credit Agreement, with the remaining balance of approximately pounds 13,700 (approximately $22,400) paid in the form of seller loan notes which mature May 30, 1999. In connection with the acquisition the Company incurred expenses of approximately $2,200 which have been accounted for as part of the purchase price.

     The Company has accounted for the acquisition using the purchase method of accounting. Accordingly, the costs of the acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values. Approximately $30,000 of the purchase price was attributed to purchased research and development in process. Such amount was expensed immediately in the second quarter of 1997. The technological feasibility of the products being developed had not been established as of the date of the acquisition. The Company expects that the projects underlying these research and development efforts will be substantially complete over the next two years. In addition, the Company allocated approximately $2,100 of the purchase price to revalue certain finished goods inventories to fair value. Substantially all of such inventories were sold in the second quarter of 1997. The excess of the cost of the acquisition over the fair value of the net assets acquired of approximately

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

3. BUSINESS COMBINATIONS--(CONTINUED)

$65,000 is being amortized over 30 years. The results of operations and cash flows of Safeline have been consolidated with those of the Company from the date of the acquisition.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the Acquisition (see Note 1) and Safeline acquisition had been completed as of the beginning of each of the periods presented, after giving effect to certain adjustments, including Safeline's historical results of operations prior to the acquisition date, depreciation and amortization of the assets acquired based upon their fair values, increased interest expense from the financing of the acquisitions and income tax effects. The Company allocated a portion of the purchase prices to (i) in-process research and development projects, that have economic value and (ii) the revaluation of inventories. These adjustments have not been reflected in the following pro forma summary due to their unusual and non-recurring nature. This pro forma summary does not necessarily reflect the results of operations as they would have been if the acquisitions had been completed as of the beginning of such periods and is not necessarily indicative of the results which may be obtained in the future.


                                                                      PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
                                                               ----------------------------------------------------------
                                                                  PREDECESSOR                     SUCCESSOR
                                                               ------------------    ------------------------------------
                                                                 FOR THE PERIOD         FOR THE PERIOD        YEAR ENDED
                                                               JANUARY 1, 1996 TO    OCTOBER 15, 1996 TO     DECEMBER 31,
                                                                OCTOBER 14, 1996      DECEMBER 31, 1996          1997
                                                               ------------------    --------------------    ------------
Net sales...................................................        $694,231               $195,336            $897,448
Earnings (loss) before extraordinary items..................             826                 (2,128)              9,565
Net earnings (loss).........................................        $    826               $ (2,128)           $(31,632)
                                                               ------------------       -----------          ------------
                                                               ------------------       -----------          ------------
Basic and diluted loss per common share.....................                               $  (0.07)           $  (1.00)
                                                                                        -----------          ------------
                                                                                        -----------          ------------


4. INVENTORIES

     Inventories consisted of the following:

                                                                                                 SUCCESSOR
                                                                                        ----------------------------
                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                            1996            1997
                                                                                        ------------    ------------
Raw materials and parts..............................................................     $ 41,015        $ 42,435
Work-in-progress.....................................................................       31,534          29,746
Finished goods.......................................................................       29,982          28,968
                                                                                        ------------    ------------
                                                                                           102,531         101,149
LIFO reserve.........................................................................           (5)           (102)
                                                                                        ------------    ------------
                                                                                          $102,526        $101,047
                                                                                        ------------    ------------
                                                                                        ------------    ------------

     At December 31, 1996 and 1997, 13.2% and 12.7%, respectively, of the Company's inventories (certain U.S. companies only) were valued using the LIFO method of accounting. There were no material liquidations of LIFO inventories during the periods presented.

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     At December 31, 1996, the Company had forward contracts maturing during 1997 to sell the equivalent of approximately $135,000 in various currencies in exchange for Swiss francs. These contracts were used to limit its exposure to currency fluctuations on anticipated future cash flows.

     In July 1997, the Company entered into three year interest rate cap agreements to limit the impact of increases in interest rates on its U.S. dollar based debt. These agreements 'cap' the effects of an increase in three month LIBOR above 8.5%. In addition, the Company has entered into three year interest rate swap

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS--(CONTINUED)

agreements which swap the interest obligation associated with $100,000 of U.S. dollar based debt from variable to fixed. The fixed rate associated with the swap is 6.09% plus the Company's normal interest margin. The swap is effective at three month LIBOR rates up to 7.00%.

     In August 1997, the Company entered into certain three year interest rate swap agreements that fix the interest obligation associated with SFr. 112,500 of Swiss franc based debt at rates varying between 2.17% and 2.49% plus the Company's normal interest margin. The swaps are effective at one month LIBOR rates up to 3.5%.

     The Company may be exposed to credit losses in the event of nonperformance by the counterparties to its derivative financial instrument contracts. Counterparties are established banks and financial institutions with high credit ratings. The Company has no reason to believe that such counterparties will not be able to fully satisfy their obligations under these contracts.

     At December 31, 1996 and 1997, the fair value of such financial instruments was approximately $(5,100) and $(1,064), respectively. The fair values of all derivative financial instruments are estimated based on current settlement prices of comparable contracts obtained from dealer quotes. The values represent the estimated amount the Company would pay to terminate the agreements at the reporting date, taking into account current creditworthiness of the counterparties.

6. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net, consisted of the following:

                                                                                       SUCCESSOR
                                                                              ----------------------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1996            1997
                                                                              ------------    ------------
Land.......................................................................     $ 63,514        $ 58,226
Buildings and leasehold improvements.......................................      120,173         111,065
Machinery and equipment....................................................       75,675          93,418
Computer software..........................................................        3,067           3,948
                                                                              ------------    ------------
                                                                                 262,429         266,657
Less accumulated depreciation and amortization.............................       (7,137)        (31,395)
                                                                              ------------    ------------
                                                                                $255,292        $235,262
                                                                              ------------    ------------
                                                                              ------------    ------------

7. OTHER ASSETS

     Other assets include deferred financing fees of $22,015 and $4,101, net of accumulated amortization of $820 and $76 at December 31, 1996 and 1997, respectively. During 1997, the Company wrote off deferred financing costs associated with its previous credit facilities and its Senior Subordinated Notes as further discussed in Note 9. Also included in other assets are restricted bank deposits of $5,960 and $1,756 at December 31, 1996 and 1997, respectively. Other assets at December 31, 1996 and 1997 also included a loan due from the Company's Chief Executive Officer of approximately $740 and $690, respectively. Such loan bears an interest rate of 5% and is payable upon demand, which may not be made until 2003.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

8. SHORT-TERM BORROWINGS AND CURRENT MATURITIES OF LONG-TERM DEBT

     Short-term borrowings and current maturities of long-term debt consisted of the following:

                                                                                       SUCCESSOR
                                                                              ----------------------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1996            1997
                                                                              ------------    ------------
Current maturities of long-term debt.......................................     $  8,968        $ 14,915
Borrowings under revolving credit facility.................................       51,928          33,320
Other short-term borrowings................................................       19,550           8,195
                                                                              ------------    ------------
                                                                                $ 80,446        $ 56,430
                                                                              ------------    ------------
                                                                              ------------    ------------

9. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                       SUCCESSOR
                                                                              ----------------------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1996            1997
                                                                              ------------    ------------
9.75% Senior Subordinated Notes due October 1, 2006........................     $135,000        $     --
Credit Agreement:
  Term A USD Loans, interest at LIBOR plus 1.125% (7.03% at December 31,
     1997) payable in quarterly installments beginning March 31, 1998 due
     May 19, 2004..........................................................           --         101,573
  Term A SFr. Loans, interest at LIBOR plus 1.125% (2.57% at December 31,
     1997) payable in quarterly installments beginning March 31, 1998 due
     May 19, 2004..........................................................           --          58,991
  Term A GBP Loans, interest at LIBOR plus 1.125% (8.71% at December 31,
     1997) payable in quarterly installments beginning March 31, 1998 due
     May 19, 2004..........................................................           --          36,198
  Seller Notes, interest at LIBOR plus 0.26% (7.84% at December 31, 1997)
     due in full May 30, 1999..............................................           --          22,946
  Term A SFr. Loans, interest at LIBOR plus 2.5% (4.38% at December 31,
     1996) payable in quarterly installments beginning March 31, 1997 due
     December 31, 2002.....................................................       92,730              --
  Term B USD Loans, interest at LIBOR plus 3.00% (8.53% at December 31,
     1996) payable in quarterly installments beginning March 31, 1997 due
     December 31, 2003.....................................................       75,000              --
  Term C USD Loans, interest at LIBOR plus 3.25% (8.78% at December 31,
     1996) payable in quarterly installments beginning March 31, 1997 due
     December 31, 2004.....................................................       72,000              --
  Revolving credit facilities..............................................       51,928         160,862
Other......................................................................       27,546          16,194
                                                                              ------------    ------------
                                                                                 454,204         396,764
Less current maturities....................................................       80,446          56,430
                                                                              ------------    ------------
                                                                                $373,758        $340,334
                                                                              ------------    ------------
                                                                              ------------    ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

9. LONG-TERM DEBT--(CONTINUED)

     To provide a portion of the financing required for the Acquisition and for working capital and for general corporate purposes thereafter, in October 1996 Mettler-Toledo Holding Inc., a wholly owned subsidiary of the Company, entered into a credit agreement with various banks.

     At December 31, 1996, loans under the credit agreement consisted of: (i) Term A Loans in an aggregate principal amount of SFr. 125,000 ($92,730 at December 31, 1996), (ii) Term B Loans in an aggregate principal amount of $75,000, (iii) Term C loans in an aggregate principal amount of $72,000 and (iv) a multi-currency revolving credit facility in an aggregate principal amount of $140,000, which included letter of credit and swingline subfacilities available to certain subsidiaries.

     On May 29, 1997, the Company refinanced its previous credit facility and entered into a new credit facility. This credit facility provided for term loan borrowings in an aggregate principal amount of approximately $133,800, SFr. 171,500 and pounds 26,700, that were scheduled to mature between 2002 and 2004, a Canadian revolving credit facility with availability of CDN $26,300 and a multi-currency revolving credit facility with availability of $151,000. The revolving credit facilities were scheduled to mature in 2002. The Company recorded an extraordinary loss of approximately $9,600 representing a charge for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facility.

     On November 19, 1997, in connection with the initial public offering, the Company refinanced its existing credit facility by entering into a new credit facility (the 'Credit Agreement') with certain financial institutions. At December 31, 1997, loans under the Credit Agreement consisted of: (i) Term A Loans in aggregate principal amount of $101,573, SFr. 85,467 ($58,991 at December 31, 1997) and pounds 21,661 ($36,198 at December 31, 1997); (ii) a
Canadian revolving credit facility with availability of CDN $26,300 and (iii) a multi-currency revolving credit facility in an aggregate principal amount of $400,000 including a $100,000 acquisition facility.

     Concurrent with the initial public offering and refinancing, the Company consummated a tender offer to repurchase the Senior Subordinated Notes. The aggregate purchase price in connection with the tender offer was approximately $152,500. In connection with the refinancing and the note repurchase, the Company recorded an extraordinary loss of $31,600 representing primarily the premium paid in connection with the early extinguishment of the notes of $17,900 and the write-off of capitalized debt issuance fees associated with the Senior Subordinated Notes and the Company's previous credit facility.

     The Company's weighted average interest rate at December 31, 1997 was approximately 6.3%.

     Loans under the Credit Agreement may be repaid and reborrowed and are due in full on May 19, 2004. The Company is required to pay a facility fee based upon certain financial ratios per annum on the amount of the revolving facility and letter of credit fees on the aggregate face amount of letters of credit under the revolving facility. The facility fee at December 31, 1997 was equal to 0.3%. At December 31, 1997, the Company had available approximately $220,000 of additional borrowing capacity under its Credit Agreement. The Company has the ability to refinance its short-term borrowings through its revolving facility for an uninterrupted period extending beyond one year. Accordingly, approximately $128,000 of the Company's short-term borrowings at December 31, 1997 have been reclassified to long-term. At December 31, 1997, borrowings under the Company's revolving facility carried an interest rate of LIBOR plus 0.825%.

     The Credit Agreement contains covenants that, among other things, limit the Company's ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; or make certain capital expenditures. The Credit Agreement also requires the Company to maintain a minimum net worth

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

9. LONG-TERM DEBT--(CONTINUED)

and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA below a specified maximum.

     The aggregate maturities of long-term obligations during each of the years 1999 through 2002 are approximately $42,748, $32,691, $34,531 and $34,531, respectively.

     The estimated fair value of the Company's obligations under the Credit Agreement approximate fair value due to the variable rate nature of the obligations.

10. SHAREHOLDERS' EQUITY

     Common Stock

     At December 31, 1996, the authorized capital stock of the Company consisted of 2,775,976 shares of common stock, $.01 par value of which 2,233,117 shares were designated as Class A common stock, 1,000 shares were designated as Class B common stock and 541,859 shares were designated as Class C common stock. All general voting power was vested in the holders of the Class B common stock. At December 31, 1996, the Company had outstanding 1,899,779 shares of Class A common stock, 1,000 shares of Class B common stock and 537,735 shares of Class C common stock.

     In November 1997, pursuant to a merger with its wholly owned subsidiary Mettler-Toledo Holding Inc., each share of the Company's existing Class A, Class B and Class C common stock converted into 12.58392 shares of common stock and increased the number of authorized shares to 125,000,000 shares with a par value of $0.01 per share. Concurrent therewith, the Company completed an underwritten initial public offering of 7,666,667 shares at a public offering price of $14.00 per share. The net proceeds from the offerings of approximately $97,300 were used to repay a portion of the Company's 9.75% Senior Subordinated Notes (see
Note 9). As part of the offering the Company sold approximately 287,000 shares of its common stock to Company sponsored benefit plans at the public offering price. Holders of the Company's common stock are entitled to one vote per share.

     At December 31, 1997, 6,368,445 shares of the Company's common stock were reserved for the Company's stock option plan.

     Preferred Stock

     The Board of Directors, without further shareholder authorization, is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the common stock and one or more series of the preferred stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the common stock and one or more series of the preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

11. STOCK OPTION PLAN


     Effective October 15, 1996, the Company adopted a stock option plan to provide certain key employees and/or directors of the Company additional incentive to join and/or remain in the service of the Company as well as to maintain and enhance the long-term performance and profitability of the Company.

     Under the terms of the plan, options granted shall be nonqualified and the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant. Options vest equally over a five year period from the date of grant.

     Stock option activity is shown below:


                                                                                WEIGHTED-AVERAGE
                                                            NUMBER OF SHARES     EXERCISE PRICE
                                                            ----------------    ----------------
Granted during the period October 15, 1996 to December
  31, 1996...............................................       3,510,747            $ 7.95
Exercised................................................              --                --
Forfeited................................................              --                --
                                                            ----------------        -------
Outstanding at December 31, 1996.........................       3,510,747              7.95
Granted..................................................       1,028,992             14.68
Exercised................................................              --                --
Forfeited................................................        (130,999)            (7.95)
                                                            ----------------        -------
Outstanding at December 31, 1997.........................       4,408,740            $ 9.75
                                                            ----------------        -------
                                                            ----------------        -------
Shares exercisable at December 31, 1997..................         675,950            $ 7.95
                                                            ----------------        -------
                                                            ----------------        -------


     At December 31, 1997, there were 3,537,047 and 871,693 options outstanding to purchase shares of common stock with exercise prices of $7.95 and $15.89, respectively. The weighted-average remaining contractual life of such options was 8.7 and 9.7 years, respectively.

     As of the date granted, the weighted-average grant-date fair value of the options granted during the period from October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997 was approximately $1.99 and $3.37 per share, respectively. Such weighted-average grant-date fair value was determined using an option pricing model which incorporated the following assumptions:


                                                                        SUCCESSOR
                                                        -----------------------------------------
                                                           FOR THE PERIOD
                                                          OCTOBER 15, 1996         YEAR ENDED
                                                        TO DECEMBER 31, 1996    DECEMBER 31, 1997
                                                        --------------------    -----------------
Risk-free interest rate..............................            4.0%                  5.4%
Expected life, in years..............................              7                     4
Expected volatility..................................             --                    26%
Expected dividend yield..............................             --                    --


     The Company applies Accounting Standards Board Opinion No. 25 and related interpretations in accounting for its plans. Had compensation cost for the Company stock option plan been determined based upon the fair value of such awards at the grant date, consistent with the methods of Statement of Financial Accounting Standards No. 123 'Accounting for Stock Based Compensation' ('SFAS 123'), the Company's net loss and

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

11. STOCK OPTION PLAN--(CONTINUED)

basic and diluted net loss per common share for the twelve months ended December 31, 1997 would have been as follows:

Net loss:
  As reported..................................................   $(65,106)
  Pro forma....................................................    (66,417)
                                                                  --------
                                                                  --------
Basic and diluted loss per common share:
  As reported..................................................   $  (2.06)
  Pro forma....................................................      (2.10)
                                                                  --------
                                                                  --------

     The Company's net loss for the period October 15, 1996 to December 31, 1996 would not have been materially different had compensation cost been determined consistent with SFAS 123.

12. BENEFIT PLANS

     Mettler-Toledo maintains a number of retirement plans for the benefit of its employees.

     Certain companies sponsor defined contribution plans. Benefits are determined and funded annually based upon the terms of the plans. Contributions under these plans amounted to $9,413, $9,484, $2,496 and $8,925 in 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively.

     Certain companies sponsor defined benefit plans. Benefits are provided to employees primarily based upon years of service and employees' compensation for certain periods during the last years of employment. The following table sets forth the funded status and amounts recognized in the consolidated financial statements for the Company's principal defined benefit plans at December 31, 1996 and 1997:


                                                                          SUCCESSOR
                                               ----------------------------------------------------------------
                                                        DECEMBER 31,                      DECEMBER 31,
                                                            1996                              1997
                                               ------------------------------    ------------------------------
                                               ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED     ACCUMULATED
                                                ACCUMULATED       BENEFITS        ACCUMULATED       BENEFITS
                                                 BENEFITS       EXCEED ASSETS      BENEFITS       EXCEED ASSETS
                                               -------------    -------------    -------------    -------------
Actuarial present value of accumulated
  benefit obligations:
  Vested benefits...........................      $10,211          $97,639          $11,712         $  98,974
  Non-vested benefits.......................           16            2,280               20             3,574
                                               -------------    -------------    -------------    -------------
                                                   10,227           99,919           11,732           102,548
                                               -------------    -------------    -------------    -------------
Projected benefit obligations...............       12,458          108,504           13,350           111,608
Plan assets at fair value...................       13,336           50,609           14,899            58,176
                                               -------------    -------------    -------------    -------------
Projected benefit obligations in excess of
  (less than) plan assets...................         (878)          57,895           (1,549)           53,432
Unrecognized net (losses) gains.............           22            1,479              544               561
                                               -------------    -------------    -------------    -------------
(Prepaid) accrued pension costs.............      $  (856)         $59,374          $(1,005)        $  53,993
                                               -------------    -------------    -------------    -------------
                                               -------------    -------------    -------------    -------------


     The (prepaid) accrued pension costs are recognized in the accompanying consolidated financial statements as other long-term assets and other long term liabilities, respectively.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

12. BENEFIT PLANS--(CONTINUED)

     The assumed discount rates and rates of increase in future compensation level used in calculating the projected benefit obligations vary according to the economic conditions of the country in which the retirement plans are situated. The range of rates used for the purposes of the above calculations are as follows:

                                                                   1996            1997
                                                               ------------    ------------
Discount rate...............................................   6.0% to 8.5%    6.0% to 8.5%
Compensation increase rate..................................   2.0% to 6.5%    2.0% to 6.5%

     The expected long term rates of return on plan assets ranged between 9.5% and 10.0% for 1995, 7.0% and 10.0% for 1996, and 6.0% and 9.5% in 1997. The
assumptions used above have a significant effect on the reported amounts of projected benefit obligations and net periodic pension cost. For example, increasing the assumed discount rate would have the effect of decreasing the projected benefit obligation and increasing unrecognized net gains. Increasing the assumed compensation increase rate would increase the projected benefit obligation and decrease unrecognized net gains. Increasing the expected long-term rate of return on investments would decrease unrecognized net gains.

     Plan assets relate principally to the Company's U.S. companies and consist of equity investments, obligations of the U.S. Treasury or other governmental agencies, and other interest-bearing investments.

     Net periodic pension cost for all of the plans above includes the following components:


                                                      PREDECESSOR                         SUCCESSOR
                                            -------------------------------    -------------------------------
                                                            FOR THE PERIOD     FOR THE PERIOD
                                             YEAR ENDED     JANUARY 1, 1996      OCTOBER 15        YEAR ENDED
                                            DECEMBER 31,    TO OCTOBER 14,     TO DECEMBER 31,    DECEMBER 31,
                                                1995             1996               1996              1997
                                            ------------    ---------------    ---------------    ------------
Service cost (benefits earned during the
  period)................................      $3,668           $ 3,850            $ 1,013           $5,655
Interest cost on projected benefit
  obligations............................       7,561             6,540              1,721            8,020
Actual gain on plan assets...............      (8,653)           (6,079)            (1,600)          (8,543)
Net amortization and deferral............       5,137             2,485                 --            2,516
                                            ------------        -------            -------        ------------
Net periodic pension expense.............      $7,713           $ 6,796            $ 1,134           $7,648
                                            ------------        -------            -------        ------------
                                            ------------        -------            -------        ------------


     The Company's U.S. operations provide postretirement medical benefits to their employees. Employee contributions for medical benefits are related to employee years of service.

     The following table sets forth the status of the U.S. postretirement plans and amounts:

                                                                             SUCCESSOR
                                                                    ----------------------------
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997
                                                                    ------------    ------------
Accumulated postretirement benefit obligations:
  Retired........................................................     $ 25,894        $ 26,702
  Fully eligible.................................................        3,033           4,154
  Other..........................................................        3,098           5,256
                                                                    ------------    ------------
                                                                        32,025          36,112
Unrecognized net loss............................................         (540)         (4,465)
                                                                    ------------    ------------
Accrued postretirement benefit cost..............................     $ 31,485        $ 31,647
                                                                    ------------    ------------
                                                                    ------------    ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

12. BENEFIT PLANS--(CONTINUED)

     Net periodic postretirement benefit cost for the above plans includes the following components:


                                                   PREDECESSOR                           SUCCESSOR
                                         -------------------------------    -----------------------------------
                                                         FOR THE PERIOD       FOR THE PERIOD
                                          YEAR ENDED     JANUARY 1, 1996    OCTOBER 15, 1996 TO     YEAR ENDED
                                         DECEMBER 31,    TO OCTOBER 14,        DECEMBER 31,        DECEMBER 31,
                                             1995             1996                 1996                1997
                                         ------------    ---------------    -------------------    ------------
Service cost (benefits earned during
  the period).........................      $  285           $   431               $ 114              $  440
Interest cost on projected benefit
  obligations.........................       2,371             1,795                 472               2,296
Net amortization and deferral.........          99               343                  --                  33
                                         ------------        -------              ------           ------------
Net periodic postretirement benefit
  cost................................      $2,755           $ 2,569               $ 586              $2,769
                                         ------------        -------              ------           ------------
                                         ------------        -------              ------           ------------



     The accumulated postretirement benefit obligation and net periodic postretirement benefit cost were principally determined using discount rates of 7.3% in 1995, 7.6% in 1996 and 7.0% in 1997 and health care cost trend rates ranging from 9.5% to 12.25% in 1995, 1996 and 1997 decreasing to 5.0% in 2006.


     The health care cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic postretirement benefit cost. For example, in 1997 the effect of a one-percentage-point increase in the assumed health care cost trend rate would be an increase of $3,611 on the accumulated postretirement benefit obligations and an increase of $464 on the aggregate of the service and interest cost components of the net periodic benefit cost.

13. TAXES

     The sources of the Company's earnings (loss) before taxes, minority interest and extraordinary items were as follows:


                                                                          PREDECESSOR
                                                               ----------------------------------
                                                                YEAR ENDED       FOR THE PERIOD
                                                               DECEMBER 31,    JANUARY 1, 1996 TO
                                                                   1995         OCTOBER 14, 1996
                                                               ------------    ------------------
Switzerland.................................................     $ 11,431           $ 21,241
Non-Switzerland.............................................       16,373              3,912
                                                               ------------       ----------
Earnings before taxes, minority interest and extraordinary
  items.....................................................     $ 27,804           $ 25,153
                                                               ------------       ----------
                                                               ------------       ----------



                                                                           SUCCESSOR
                                                              -----------------------------------
                                                                FOR THE PERIOD        YEAR ENDED
                                                              OCTOBER 15, 1996 TO    DECEMBER 31,
                                                               DECEMBER 31, 1996         1997
                                                              -------------------    ------------
United States..............................................        $ (37,293)          $(14,178)
Non-United States..........................................         (122,783)             8,226
                                                              -------------------    ------------
Loss before taxes, minority interest and extraordinary
  items....................................................        $(160,076)          $ (5,952)
                                                              -------------------    ------------
                                                              -------------------    ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

13. TAXES--(CONTINUED)

     The provision (benefit) for taxes consists of:

                                                                                    ADJUSTMENTS
                                                                                        TO
                                                             CURRENT    DEFERRED     GOODWILL      TOTAL
                                                             -------    --------    -----------    -------
Predecessor:
  Year ended December 31, 1995:
     Switzerland Federal..................................   $   513    $    (92)     $    --      $   421
     Switzerland Canton (State) and Local.................       481        (505)          --          (24)
     Non-Switzerland......................................     8,339          46           --        8,385
                                                             -------    --------    -----------    -------
                                                             $ 9,333    $   (551)     $    --      $ 8,782
                                                             -------    --------    -----------    -------
                                                             -------    --------    -----------    -------
  For the period January 1, 1996 to October 14, 1996:
     Switzerland Federal..................................   $ 2,152    $   (172)     $    --      $ 1,980
     Switzerland Canton (State) and Local.................     4,305        (344)          --        3,961
     Non-Switzerland......................................     5,532      (1,418)          --        4,114
                                                             -------    --------    -----------    -------
                                                             $11,989    $ (1,934)     $    --      $10,055
                                                             -------    --------    -----------    -------
                                                             -------    --------    -----------    -------
Successor:
  For the period October 15, 1996 to December 31, 1996:
     United States Federal................................   $   475    $ (1,556)     $    --      $(1,081)
     United States State and Local........................       696        (183)          --          513
     Non-United States....................................     2,454      (2,824)          --         (370)
                                                             -------    --------    -----------    -------
                                                             $ 3,625    $ (4,563)     $    --      $  (938)
                                                             -------    --------    -----------    -------
                                                             -------    --------    -----------    -------
  Year ended December 31, 1997:
     United States Federal................................   $    --    $   (351)     $    --      $  (351)
     State and Local......................................       466         (41)         107          532
     Non-United States....................................    12,779       2,600        1,929       17,308
                                                             -------    --------    -----------    -------
                                                             $13,245    $  2,208      $ 2,036      $17,489
                                                             -------    --------    -----------    -------
                                                             -------    --------    -----------    -------

     The adjustments to goodwill during the year ending December 31, 1997 relate to tax benefits received on amounts which were included in the purchase price allocation pertaining to the Acquisition of the Company described in Note 1.

     The provision for tax expense for the year ended December 31, 1995 and for the period January 1, 1996 to October 14, 1996 where the Company operated as a group of businesses owned by Ciba differed from the

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

13. TAXES--(CONTINUED)

amounts computed by applying the Switzerland federal income tax rate of 9.8% to earnings before taxes and minority interest as a result of the following:


                                                                          PREDECESSOR
                                                               ----------------------------------
                                                                YEAR ENDED       FOR THE PERIOD
                                                               DECEMBER 31,    JANUARY 1, 1996 TO
                                                                   1995         OCTOBER 14, 1996
                                                               ------------    ------------------
Expected tax................................................      $2,725            $  2,465
Switzerland Canton (state) and local income taxes, net of
  federal income tax benefit................................         (21)              3,573
Non-deductible intangible amortization......................         248                 205
Change in valuation allowance...............................       1,603               1,235
Non-Switzerland income taxes in excess of 9.8%..............       4,968               2,291
Other, net..................................................        (741)                286
                                                               ------------       ----------
Total provision for taxes...................................      $8,782            $ 10,055
                                                               ------------       ----------
                                                               ------------       ----------


     The provision for tax expense (benefit) for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, subsequent to the Acquisition described in Note 1, differed from the amounts computed by applying the United States Federal income tax rate of 35% to the loss before taxes, minority interest and extraordinary items as a result of the following:


                                                                           SUCCESSOR
                                                              -----------------------------------
                                                                FOR THE PERIOD        YEAR ENDED
                                                              OCTOBER 15, 1996 TO    DECEMBER 31,
                                                               DECEMBER 31, 1996         1997
                                                              -------------------    ------------
Expected tax...............................................        $ (56,027)          $ (2,083)
United States state and local income taxes, net of federal
  income tax benefit.......................................              333                276
Non-deductible purchased research and development..........           39,925             10,486
Non-deductible intangible amortization.....................              336              2,073
Change in valuation allowance..............................            4,662                263
Non-United States income taxes at other than a 35% rate....           10,037              5,545
Other, net.................................................             (204)               929
                                                                  ----------         ------------
Total provision for taxes..................................        $    (938)          $ 17,489
                                                                  ----------         ------------
                                                                  ----------         ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

13. TAXES--(CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                             SUCCESSOR
                                                                    ----------------------------
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997
                                                                    ------------    ------------
Deferred tax assets:
Inventory........................................................     $  7,974        $  7,552
  Accrued and other liabilities..................................        7,046           9,278
  Deferred loss on sale of subsidiaries..........................        7,907           7,907
  Accrued postretirement benefit and pension costs...............       19,043          19,161
  Net operating loss carryforwards...............................       15,817          27,345
  Other..........................................................          408             678
                                                                    ------------    ------------
Total deferred tax assets........................................       58,195          71,921
Less valuation allowance.........................................      (46,714)        (59,292)
                                                                    ------------    ------------
Total deferred tax assets less valuation allowance...............       11,481          12,629
                                                                    ------------    ------------
Deferred tax liabilities:
  Inventory......................................................        5,618           6,177
  Property, plant and equipment..................................       31,123          24,081
  Other..........................................................        2,858           5,665
                                                                    ------------    ------------
Total deferred tax liabilities...................................       39,599          35,923
                                                                    ------------    ------------
Net deferred tax liability.......................................     $ 28,118        $ 23,294
                                                                    ------------    ------------
                                                                    ------------    ------------

     The Company has established valuation allowances primarily for net operating losses, deferred losses on the sale of subsidiaries as well as postretirement and pension costs as follows:

                                                                             SUCCESSOR
                                                                    ----------------------------
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997
                                                                    ------------    ------------
Summary of valuation allowances:
  Cumulative net operating losses................................     $ 15,817        $ 27,345
  Deferred loss on sale of subsidiaries..........................        7,907           7,907
  Accrued postretirement and pension benefit costs...............       18,122          17,104
  Other..........................................................        4,868           6,936
                                                                    ------------    ------------
Total valuation allowance........................................     $ 46,714        $ 59,292
                                                                    ------------    ------------
                                                                    ------------    ------------

     The total valuation allowances relating to acquired businesses amount to $38,785 and $35,524 at December 31, 1996 and 1997, respectively. Future reductions of these valuation allowances will be credited to goodwill.

     At December 31, 1997, the Company had net operating loss carryforwards for income tax purposes of (i) $45,939 related to U.S. Federal net operating losses of which $4,376 expires in 2011 and $41,563 expires in 2012, (ii) $51,832 related to U.S. State net operating losses which expire in varying amounts through 2012, (iii) $15,595 related to foreign net operating losses with no expiration date and (iv) $14,205 related to foreign net operating losses which expire in varying amounts through 2003.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14. OTHER CHARGES (INCOME), NET

     Other charges (income), net consists primarily of foreign currency transactions, interest income and charges related to the Company's restructuring programs. Foreign currency transactions, net for the year ended December 31, 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997 were $(3,242), $(220), $8,324 and $4,235, respectively. Interest income for the year ended December 31, 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997 was $(5,388), $(3,424), $(1,079) and $(1,832), respectively.

     Severance and other exit costs for the period January 1, 1996 to October 14, 1996 of $1,872 represent employee severance of $1,545 and other exit costs of $327 associated with the closing of its Westerville, Ohio facility. Severance costs for the period October 15, 1996 to December 31, 1996 principally represent employee severance benefits associated with (i) the Company's general headcount reduction programs in Europe and North America of $4,557 which were announced during such period, and (ii) the realignment of the analytical and precision balance business in Switzerland of $6,205 which was announced in December 1996. In connection with such programs the Company reduced its workforce by 168 employees in 1996.

     The Company recorded further restructuring charges of $6,300 during 1997. Such charges are in connection with the closure of three facilities in North America and are comprised primarily of severance and other related benefits and costs of exiting facilities, including lease termination costs and write-down of existing assets to their expected net realizable value. In connection with the closure of these facilities, the Company expects to involuntarily terminate approximately 70 employees. The Company is undertaking these actions as part of its efforts to reduce costs through reengineering.

     A rollforward of the components of the Company's accrual for restructuring activities is as follows:

Balance at December 31, 1996...................................   $10,762
1997 Activities:
  Restructuring accrual for North American operations..........     6,300
  Reductions in workforce and other cash outflows..............    (7,182)
  Non-cash write-downs of property, plant and equipment........      (540)
  Impact of foreign currency...................................      (582)
                                                                  -------
Balance at December 31, 1997...................................   $ 8,758
                                                                  -------
                                                                  -------

     The Company's accrual for restructuring activities of $8,758 at December 31, 1997 primarily consisted of $6,544 for severance and other related benefits with the remaining balance for lease termination and other costs of exiting facilities. Such programs are expected to be substantially complete in 1998.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15. COMMITMENTS AND CONTINGENCIES

     Operating Leases

     The Company leases certain of its facilities and equipment under operating leases. The future minimum lease payments under non-cancelable operating leases are as follows at December 31, 1997:

1998...........................................................   $12,006
1999...........................................................     8,565
2000...........................................................     5,771
2001...........................................................     4,023
2002...........................................................     3,296
Thereafter.....................................................     1,856
                                                                  -------
  Total........................................................   $35,517
                                                                  -------
                                                                  -------

     Rent expense for operating leases amounted to $13,034, $3,430 and $16,420 for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively.

     Legal

     The Company is party to various legal proceedings, including certain environmental matters, incidental to the normal course of business. Management does not expect that any of such proceedings will have a material adverse effect on the Company's financial condition or results of operations.

16. GEOGRAPHIC SEGMENT INFORMATION

     The tables below show the Company's operations by geographic region. Transfers between geographic regions are priced to reflect consideration of market conditions and the regulations of the countries in which the transferring entities are located.


                                                                   TRANSFERS
                                                                    BETWEEN                       EARNINGS (LOSS)
         TWELVE MONTHS ENDED            NET SALES BY   NET SALES   GEOGRAPHIC   TOTAL NET SALES       BEFORE
          DECEMBER 31, 1995             DESTINATION    BY ORIGIN     AREAS         BY ORIGIN           TAXES
--------------------------------------  ------------   ---------   ----------   ---------------   ---------------
Switzerland(1)........................    $ 41,820     $ 102,712    $159,453       $ 262,165         $  11,431
Germany...............................     151,974       158,393      47,379         205,772             9,626
Other Europe..........................     247,802       228,939         799         229,738             1,780
                                        ------------   ---------   ----------   ---------------   ---------------
Total Europe..........................     441,596       490,044     207,631         697,675            22,837
United States.........................     263,945       298,053      29,578         327,631            (1,353)
Other Americas........................      52,966        32,732         131          32,863               905
                                        ------------   ---------   ----------   ---------------   ---------------
Total Americas........................     316,911       330,785      29,709         360,494              (448)
Asia and other........................      91,908        29,586          97          29,683             1,861
Eliminations..........................          --            --    (237,437)       (237,437)            3,554
                                        ------------   ---------   ----------   ---------------   ---------------
Totals................................    $850,415     $ 850,415    $     --       $ 850,415         $  27,804
                                        ------------   ---------   ----------   ---------------   ---------------
                                        ------------   ---------   ----------   ---------------   ---------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

16. GEOGRAPHIC SEGMENT INFORMATION--(CONTINUED)


                                                                   TRANSFERS
            FOR THE PERIOD                                          BETWEEN                       EARNINGS (LOSS)
          JANUARY 1, 1996 TO            NET SALES BY   NET SALES   GEOGRAPHIC   TOTAL NET SALES       BEFORE
           OCTOBER 14, 1996             DESTINATION    BY ORIGIN     AREAS         BY ORIGIN           TAXES
--------------------------------------  ------------   ---------   ----------   ---------------   ---------------
Switzerland(1)........................    $ 32,282     $  74,303    $126,423       $ 200,726         $  21,241
Germany...............................     104,961       114,015      35,583         149,598             8,292
Other Europe..........................     186,823       171,061         840         171,901               591
                                        ------------   ---------   ----------   ---------------   ---------------
Total Europe..........................     324,066       359,379     162,846         522,225            30,124
United States.........................     217,636       246,180      22,753         268,933            (1,577)
Other Americas........................      47,473        25,925           3          25,928             1,078
                                        ------------   ---------   ----------   ---------------   ---------------
Total Americas........................     265,109       272,105      22,756         294,861              (499)
Asia and other........................      73,046        30,737         265          31,002               686
Eliminations..........................          --            --    (185,867)       (185,867)           (5,158)
                                        ------------   ---------   ----------   ---------------   ---------------
Totals................................    $662,221     $ 662,221    $     --       $ 662,221         $  25,153
                                        ------------   ---------   ----------   ---------------   ---------------
                                        ------------   ---------   ----------   ---------------   ---------------



                                                                   TRANSFERS
            FOR THE PERIOD                                          BETWEEN                       EARNINGS (LOSS)
         OCTOBER 15, 1996 TO            NET SALES BY   NET SALES   GEOGRAPHIC   TOTAL NET SALES       BEFORE
          DECEMBER 31, 1996             DESTINATION    BY ORIGIN     AREAS         BY ORIGIN         TAXES(2)       TOTAL ASSETS
--------------------------------------  ------------   ---------   ----------   ---------------   ---------------   ------------
Switzerland(1)........................    $  8,415     $  15,892    $ 39,570       $  55,462         $(108,865)       $432,387
Germany...............................      29,688        29,117      10,965          40,082            (6,041)        170,845
Other Europe..........................      58,598        59,688         485          60,173            (5,809)        126,063
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Total Europe..........................      96,701       104,697      51,020         155,717          (120,715)        729,295
United States.........................      56,405        64,109       6,731          70,840           (37,293)        477,762
Other Americas........................      13,436         7,371           3           7,374              (446)         17,730
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Total Americas........................      69,841        71,480       6,734          78,214           (37,739)        495,492
Asia and other........................      20,370        10,735          28          10,763            (2,267)         48,245
Eliminations..........................          --            --     (57,782)        (57,782)              645        (501,144)
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Totals................................    $186,912     $ 186,912    $     --       $ 186,912         $(160,076)       $771,888
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
                                        ------------   ---------   ----------   ---------------   ---------------   ------------



                                                                   TRANSFERS
                                                                    BETWEEN                       EARNINGS (LOSS)
         TWELVE MONTHS ENDED            NET SALES BY   NET SALES   GEOGRAPHIC   TOTAL NET SALES       BEFORE
          DECEMBER 31, 1997             DESTINATION    BY ORIGIN     AREAS         BY ORIGIN           TAXES        TOTAL ASSETS
--------------------------------------  ------------   ---------   ----------   ---------------   ---------------   ------------
Switzerland(1)........................    $ 34,555     $  69,700    $186,292       $ 255,992         $  31,621        $430,436
Germany...............................     115,665       123,382      51,502         174,884             5,519         144,660
Other Europe..........................     245,945       232,105      10,857         242,962           (16,441)        337,720
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Total Europe..........................     396,165       425,187     248,651         673,838            20,699         912,816
United States.........................     297,688       335,630      32,009         367,639           (14,176)        589,775
Other Americas........................      71,403        37,330         165          37,495            (3,245)         32,941
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Total Americas........................     369,091       372,960      32,174         405,134           (17,421)        622,716
Asia and other........................     113,159        80,268       1,834          82,102             1,413          63,453
Eliminations..........................          --            --    (282,659)       (282,659)          (10,643)       (849,672)
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
Totals................................    $878,415     $ 878,415    $     --       $ 878,415         $  (5,952)       $749,313
                                        ------------   ---------   ----------   ---------------   ---------------   ------------
                                        ------------   ---------   ----------   ---------------   ---------------   ------------



                                                        (Footnotes on next page)

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

16. GEOGRAPHIC SEGMENT INFORMATION--(CONTINUED)

------------------
(1) Includes Corporate.

(2) The effect of non-recurring Acquisition charges arising from in-process research and development projects ($114,100) and the revaluation of inventories to fair value ($32,200) by region are as follows:

Europe....................................................   $108,100
Americas..................................................     36,000
Asia/Rest of World........................................      2,200

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly financial data for the years 1996 and 1997 are as follows:


                                                           FIRST        SECOND       THIRD        FOURTH
                                                          QUARTER     QUARTER(1)    QUARTER     QUARTER(2)
                                                          --------    ----------    --------    ----------
1996
Net sales..............................................   $201,373     $ 222,429    $200,391     $ 224,940
Gross profit...........................................     80,394        91,204      79,013        66,463
Net income (loss)......................................        929         9,078       3,129      (157,721)
                                                          --------    ----------    --------    ----------
                                                          --------    ----------    --------    ----------
1997
Net sales..............................................   $197,402     $ 220,412    $215,929     $ 244,672
Gross profit...........................................     83,282        97,016      94,365       110,272
Net income (loss) before extraordinary items...........     (1,122)      (25,613)       (284)        3,110
Extraordinary items....................................         --        (9,552)         --       (31,645)
                                                          --------    ----------    --------    ----------
Net income (loss)......................................   $ (1,122)    $ (35,165)   $   (284)    $ (28,535)
                                                          --------    ----------    --------    ----------
                                                          --------    ----------    --------    ----------
Basic earnings (loss) per common share:
  Earnings (loss) before extraordinary items...........   $  (0.04)    $   (0.84)   $  (0.01)    $    0.09
  Extraordinary items..................................         --         (0.31)         --         (0.92)
                                                          --------    ----------    --------    ----------
  Net loss.............................................   $  (0.04)    $   (1.15)   $  (0.01)    $   (0.83)
                                                          --------    ----------    --------    ----------
                                                          --------    ----------    --------    ----------
Diluted earnings (loss) per common share:
  Earnings (loss) before extraordinary items...........   $  (0.04)    $   (0.84)   $  (0.01)    $    0.09
  Extraordinary items..................................         --         (0.31)         --         (0.88)
                                                          --------    ----------    --------    ----------
  Net loss.............................................   $  (0.04)    $   (1.15)   $  (0.01)    $   (0.79)
                                                          --------    ----------    --------    ----------
                                                          --------    ----------    --------    ----------
Market price per share(3):
  High.................................................         --            --          --     $ 18 3/4
  Low..................................................         --            --          --     $ 14 1/16


------------------
(1) The financial data for the second quarter of 1997 includes charges in connection with the Safeline Acquisition, as discussed in Note 3, for the sale of inventories revalued to fair value of $2,054 and in-process research and development of $29,959. The second quarter also includes extraordinary charges for the write-off of capitalized debt issuance fees of $9,552 as discussed in Note 9.
(2) The financial data for the fourth quarter of 1996 represents the Company's combined results of operations for the period from October 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996. The period from October 15, 1996 to December 31, 1996 includes charges in connection with the Acquisition, as discussed in Note 1, for the sale of inventories revalued to fair value of $32,194 and in-process research and development of $114,070. The fourth quarter 1997 data includes charges for the early extinguishment of debt and the write-off of capitalized debt issuance fees totaling $31,645 as further discussed in Note 9.
(3) The Company's shares began trading on the New York Stock Exchange on November 14, 1997.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                      INTERIM CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1997 AND MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         DECEMBER 31,      MARCH 31,
                                                                                             1997            1998
                                                                                         ------------    ------------
                                                                                                         (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................     $ 23,566        $ 21,303
  Trade accounts receivable, net......................................................      153,619         152,396
  Inventories.........................................................................      101,047         101,020
  Deferred taxes......................................................................        7,584           7,628
  Other current assets and prepaid expenses...........................................       24,066          24,602
                                                                                         ------------    ------------
     Total current assets.............................................................      309,882         306,949
Property, plant and equipment, net....................................................      235,262         224,230
Excess of cost over net assets acquired, net..........................................      183,318         182,323
Non-current deferred taxes............................................................        5,045           5,228
Other assets..........................................................................       15,806          16,408
                                                                                         ------------    ------------
     Total assets.....................................................................     $749,313        $735,138
                                                                                         ------------    ------------
                                                                                         ------------    ------------
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..............................................................     $ 39,342        $ 32,166
  Accrued and other liabilities.......................................................       80,844          94,389
  Accrued compensation and related items..............................................       43,214          38,938
  Taxes payable.......................................................................       33,267          32,557
  Deferred taxes......................................................................       10,486          10,093
  Short-term borrowings and current maturities of long-term debt......................       56,430          54,952
                                                                                         ------------    ------------
     Total current liabilities........................................................      263,583         263,095
Long-term debt........................................................................      340,334         319,207
Non-current deferred taxes............................................................       25,437          24,142
Other non-current liabilities.........................................................       91,011          91,181
                                                                                         ------------    ------------
     Total liabilities................................................................      720,365         697,625
Minority interest.....................................................................        3,549           3,587
Shareholders' equity:
  Preferred stock, $0.01 par value per share; authorized 10,000,000 shares............           --              --
  Common stock, $0.01 par value per share; authorized 125,000,000 shares; issued
     38,336,014 shares (excluding 64,467 shares held in treasury).....................          383             383
  Additional paid-in capital..........................................................      284,630         284,630
  Accumulated deficit.................................................................     (224,152)       (217,314)
  Accumulated other comprehensive income..............................................      (35,462)        (33,773)
                                                                                         ------------    ------------
     Total shareholders' equity.......................................................       25,399          33,926
Commitments and contingencies
                                                                                         ------------    ------------
     Total liabilities and shareholders' equity.......................................     $749,313        $735,138
                                                                                         ------------    ------------
                                                                                         ------------    ------------


  See the accompanying notes to the interim consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       MARCH 31,      MARCH 31,
                                                                                         1997           1998
                                                                                      -----------    -----------
                                                                                      (UNAUDITED)    (UNAUDITED)
Net sales.........................................................................    $   197,402    $   215,655
Cost of sales.....................................................................        114,120        121,048
                                                                                      -----------    -----------
     Gross profit.................................................................         83,282         94,607
Research and development..........................................................         10,832         10,795
Selling, general and administrative...............................................         60,193         65,112
Amortization......................................................................          1,157          1,818
Interest expense..................................................................          9,446          5,879
Other charges, net................................................................          3,754            454
                                                                                      -----------    -----------
     Earnings (loss) before taxes and minority interest...........................         (2,100)        10,549
Provision (benefit) for taxes.....................................................         (1,087)         3,692
Minority interest.................................................................            109             19
                                                                                      -----------    -----------
     Net earnings (loss)..........................................................    $    (1,122)   $     6,838
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Basic earnings (loss) per common share:
     Net earnings (loss)..........................................................    $     (0.04)   $      0.18
     Weighted average number of common shares.....................................     30,686,065     38,336,014
Diluted earnings (loss) per common share:
     Net earnings (loss)..........................................................    $     (0.04)   $      0.17
     Weighted average number of common shares.....................................     30,686,065     40,600,109

  See the accompanying notes to the interim consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
            INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              COMMON STOCK                                   ACCUMULATED
                                               ALL CLASSES       ADDITIONAL                     OTHER
                                           -------------------    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                             SHARES     AMOUNT    CAPITAL       DEFICIT        INCOME        TOTAL
                                           ----------   ------   ----------   -----------   -------------   -------
Balance at December 31, 1996..............  2,438,514    $ 25     $ 188,084    $(159,046)     $ (16,637)    $12,426
Comprehensive income:
  Net loss................................         --      --            --       (1,122)            --      (1,122)
  Change in currency translation
     adjustment...........................         --      --            --           --         (8,322)     (8,322)
                                                                                                            -------
Comprehensive income......................                                                                   (9,444)
                                           ----------   ------   ----------   -----------   -------------   -------
Balance at March 31, 1997.................  2,438,514    $ 25     $ 188,084    $(160,168)     $ (24,959)    $ 2,982
                                           ----------   ------   ----------   -----------   -------------   -------
                                           ----------   ------   ----------   -----------   -------------   -------

Balance at December 31, 1997.............. 38,336,014    $383     $ 284,630    $(224,152)     $ (35,462)    $25,399
Comprehensive income:
  Net earnings............................         --      --            --        6,838             --       6,838
  Change in currency translation
     adjustment...........................         --      --            --           --          1,689       1,689
                                                                                                            -------
Comprehensive income......................                                                                    8,527
                                           ----------   ------   ----------   -----------   -------------   -------
Balance at March 31, 1998................. 38,336,014    $383     $ 284,630    $(217,314)     $ (33,773)    $33,926
                                           ----------   ------   ----------   -----------   -------------   -------
                                           ----------   ------   ----------   -----------   -------------   -------


  See the accompanying notes to the interim consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1998
                                 (IN THOUSANDS)


                                                                                            MARCH 31,      MARCH 31,
                                                                                              1997           1998
                                                                                           -----------    -----------
                                                                                           (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)...................................................................     $(1,122)       $ 6,838
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Depreciation.......................................................................       5,821          5,877
     Amortization.......................................................................       1,157          1,818
     Net gain on disposal of long-term assets...........................................         (53)        (2,142)
     Deferred taxes.....................................................................      (1,446)          (611)
     Minority interest..................................................................         109             19
  Increase (decrease) in cash resulting from changes in:
     Trade accounts receivable, net.....................................................      (8,557)          (164)
     Inventories........................................................................      (7,819)        (1,121)
     Other current assets...............................................................      (2,405)        (2,247)
     Trade accounts payable.............................................................      (1,436)        (6,729)
     Accruals and other liabilities, net................................................      23,832         10,623
                                                                                           -----------    -----------
          Net cash provided by operating activities.....................................       8,081         12,161
                                                                                           -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment...................................         431         12,183
  Purchase of property, plant and equipment.............................................      (3,063)        (7,417)
  Acquisitions..........................................................................          --         (2,573)
  Other investing activities............................................................         (98)            --
                                                                                           -----------    -----------
          Net cash provided by (used in) investing activities...........................      (2,730)         2,193
                                                                                           -----------    -----------
Cash flows from financing activities:
  Proceeds from borrowings..............................................................       1,055          3,447
  Repayments of borrowings..............................................................     (23,160)       (19,922)
                                                                                           -----------    -----------
          Net cash used in financing activities.........................................     (22,105)       (16,475)
                                                                                           -----------    -----------
Effect of exchange rate changes on cash and cash equivalents............................      (3,343)          (142)
                                                                                           -----------    -----------
Net decrease in cash and cash equivalents...............................................     (20,097)        (2,263)
Cash and cash equivalents:
  Beginning of period...................................................................      60,696         23,566
                                                                                           -----------    -----------
  End of period.........................................................................     $40,599        $21,303
                                                                                           -----------    -----------
                                                                                           -----------    -----------


  See the accompanying notes to the interim consolidated financial statements

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
             NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1. BASIS OF PRESENTATION

     Mettler-Toledo International Inc. ('Mettler Toledo' or the 'Company'), formerly MT Investors Inc., is a global supplier of precision instruments and is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also manufactures and sells certain related analytical and measurement technologies. The Company's manufacturing facilities are located in Switzerland, the United States, Germany, the U.K. and China. The Company's principal executive offices are located in Greifensee, Switzerland.


     The Company was incorporated by AEA Investors Inc. ('AEA') and recapitalized to effect the acquisition (the 'Acquisition') of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP') on October 15, 1996. The Company has accounted for the Acquisition using the purchase method of accounting. Accordingly, the costs of the Acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values.


     The accompanying interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a basis which reflects the interim consolidated financial statements of the Company. The interim consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim consolidated financial statements as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 should be read in conjunction with the December 31, 1996 and 1997 consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The accompanying interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year ending December 31, 1998.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using either the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         (FORMERLY 'MT INVESTORS INC.')
      NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Inventories consisted of the following at December 31, 1997 and March 31, 1998:

                                                                      DECEMBER 31,    MARCH 31,
                                                                          1997          1998
                                                                      ------------    ---------
Raw materials and parts............................................     $ 42,435      $  39,760
Work in progress...................................................       29,746         32,602
Finished goods.....................................................       28,968         28,763
                                                                      ------------    ---------
                                                                         101,149        101,125
LIFO reserve.......................................................         (102)          (105)
                                                                      ------------    ---------
                                                                        $101,047      $ 101,020
                                                                      ------------    ---------
                                                                      ------------    ---------

     Earnings (Loss) Per Common Share

     Effective December 31, 1997, the Company adopted the Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). Accordingly, basic and diluted earnings (loss) per common share data for each period presented have been determined in accordance with the provisions of SFAS 128. In accordance with the treasury stock method, the Company has included 2,264,095 equivalent shares related to 4,408,740 outstanding options to purchase shares of common stock, as described in Note 11 in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, in the calculation of diluted weighted average number of common shares for the period ended March 31, 1998. Such common stock equivalents were not included in the computation of diluted loss per common share for the period ended March 31, 1997, as the effect is antidilutive. The Company retroactively adjusted its weighted average common shares for the purpose of the basic and diluted loss per common share computations for the 1997 period pursuant to SFAS 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98 issued in February 1998.

     Reporting Comprehensive Income

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ('SFAS 130'), 'Reporting Comprehensive Income.' SFAS 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments, be shown in the financial statements. The Company has displayed comprehensive income and its components in the Interim Consolidated Statements of Shareholders' Equity. Prior year financial statements have been restated to reflect the application of SFAS 130 as required by the standard. The adoption of SFAS 130 did not have a material effect on the Company's consolidated financial statements.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Prospectus Summary..........................................     3
Risk Factors................................................    11
The Company.................................................    15
Use of Proceeds.............................................    16
Dividend Policy.............................................    16
Price Range of Common Stock.................................    17
Capitalization..............................................    17
Selected Historical Financial Information...................    18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Industry....................................................    31
Business....................................................    34
Management..................................................    48
Certain Relationships and Related Transactions..............    53
Principal and Selling Shareholders..........................    54
Description of Credit Agreement.............................    56
Description of Capital Stock................................    57
Shares Eligible for Future Sale.............................    59
Certain United States Federal Tax Considerations for
  Non-United States Holders.................................    60
Underwriting................................................    63
Legal Matters...............................................    65
Independent Auditors........................................    65
Available Information.......................................    65
Incorporation of Certain Documents by Reference.............    66
Index to Consolidated Financial Statements..................   F-1



            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------

                               10,000,000 SHARES


                                     [LOGO]

                                 METTLER-TOLEDO
                               INTERNATIONAL INC.

                                  COMMON STOCK

                          ---------------------------
                              P R O S P E C T U S
                          ---------------------------

                              MERRILL LYNCH & CO.
                                 BT ALEX. BROWN
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY

                                           , 1998

            ------------------------------------------------------
            ------------------------------------------------------

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 4, 1998

PROSPECTUS                                                                [LOGO]


                              10,000,000 SHARES
                      METTLER-TOLEDO INTERNATIONAL INC.
                                 COMMON STOCK

                            ------------------------


     All of the 10,000,000 shares of Common Stock of Mettler-Toledo International Inc. ('Mettler-Toledo' or the 'Company') offered hereby are being sold by certain shareholders (the 'Selling Shareholders') of the Company. See 'Principal and Selling Shareholders.' The Company is not selling shares of Common Stock in this Offering and will not receive any of the proceeds from the sale of Common Stock offered hereby.



     Of the 10,000,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered for sale initially outside the United States and Canada by the International Managers and 8,000,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See 'Underwriting.'



     The Common Stock is listed on the New York Stock Exchange under the symbol 'MTD.' On June 3, 1998, the last sale price of the Common Stock as reported on the New York Stock Exchange was $19 3/4 per share. See 'Price Range of Common Stock.'


     SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                      PRICE TO                 UNDERWRITING                PROCEEDS TO
                       PUBLIC                   DISCOUNT(1)          SELLING SHAREHOLDERS(2)
Per Share...              $                          $                          $
Total(3)....              $                          $                          $

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    'Underwriting.'

(2) The Company has agreed to pay certain expenses of the Selling Shareholders
    estimated at $        .


(3) The Selling Stockholders have granted the International Managers and the U.S. Underwriters options to purchase up to an additional 300,000 shares and 1,200,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $           , $
               and $           , respectively. See 'Underwriting.'


                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about             , 1998.

                            ------------------------

MERRILL LYNCH INTERNATIONAL
             BT ALEX. BROWN INTERNATIONAL
                          CREDIT SUISSE FIRST BOSTON
                                       GOLDMAN SACHS INTERNATIONAL
                                                    SALOMON SMITH BARNEY
INTERNATIONAL
                            ------------------------

               The date of this Prospectus is             , 1998.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING


     Merrill Lynch International, BT Alex. Brown International, a Division of Bankers Trust International PLC, Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and Smith Barney Inc. are acting as the International Managers (the 'International Managers') for the International Offering. Subject to the terms and conditions set forth in an international purchase agreement (the 'International Purchase Agreement') among the Company, the Selling Shareholders and the International Managers, and concurrently with the sale of 8,000,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Selling Shareholders have agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Selling Shareholders the number of shares of Common Stock set forth opposite its name below.



                                                                                              NUMBER OF
             INTERNATIONAL MANAGER                                                             SHARES
-------------------------------------------------------------------------------------------   ---------
Merrill Lynch International................................................................
BT Alex. Brown International,
  a Division of Bankers Trust International PLC............................................
Credit Suisse First Boston (Europe) Limited................................................
Goldman Sachs International................................................................
Smith Barney Inc. .........................................................................
                                                                                              ---------
             Total.........................................................................   2,000,000
                                                                                              ---------
                                                                                              ---------



     The Company and the Selling Shareholders have also entered into a U.S. purchase agreement (the 'U.S. Purchase Agreement') with Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Smith Barney Inc. in the United States and Canada (the 'U.S. Underwriters' and, together with the International Managers, the 'Underwriters'). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 2,000,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Selling Shareholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Selling Shareholders, an aggregate of 8,000,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The Lead Managers have advised the Company and the Selling Shareholders that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession
not in excess of $          per share of Common Stock. The International
Managers may allow, and such dealers may reallow, a discount not in excess of
$          per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The Selling Shareholders also have granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Selling Shareholders also have granted options to the U.S. Underwriters, exercisable for 30 days after the

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.



     The Company, the Company's executive officers and directors and the Selling Shareholders, who will collectively hold, after the Offerings, 14,262,548 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option) will agree, subject to certain exceptions, not to directly or indirectly
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'


     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The Company and the Selling Shareholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.


     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The U.S. Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.


     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Underwriters

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Shareholders or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The Underwriters have from time to time provided investment banking financial advisory services to the Company and AEA Investors and its affiliates, for which they have received customary compensation, and may continue to do so in the future. Merrill Lynch served as lead manager and Credit Suisse First Boston Corporation served as a co-manager of the offering of the Notes in October 1996, Merrill Lynch served as the Arranger and Documentation Agent and an affiliate of Credit Suisse First Boston Corporation served as co-agent in connection with the Company's previous credit facility and the Credit Agreement for which they received customary compensation. An affiliate of Credit Suisse First Boston Corporation and Merrill Lynch and its affiliates were lenders under the Company's previous credit facility and are lenders under the Credit Agreement. Merrill Lynch, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs & Co and certain of their affiliates acted as underwriters in connection with the IPO.


                                 LEGAL MATTERS



     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), London, England. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. A partnership in which partners of Fried, Frank, Harris, Shriver & Jacobson are partners is a shareholder of the Company.



                              INDEPENDENT AUDITORS



     The consolidated financial statements of Mettler-Toledo International Inc. and subsidiaries (as defined in Note 1 to the Audited Consolidated Financial Statements) as of December 31, 1996 and 1997 and for the year ended December 31, 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996 and for the year ended December 31, 1997, included herein and incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by KPMG Fides Peat, independent auditors, as set forth in their reports appearing elsewhere and have been so included and incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                             AVAILABLE INFORMATION



     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3 with respect to the Common Stock offered hereby under the Securities Act. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-22493) are incorporated herein by reference:



          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;



          (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and



          (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commisson on December 16, 1997, which incorporates by reference the description of the Company's Common Stock contained in its Registration Statement, as amended, on Form S-1 (Reg. No. 333-35597) filed with the Commission on November 10, 1997.



     All other documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such reports and documents.



     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extend that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company will provide without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to William P. Donnelly, Mettler-Toledo International Inc., Im Langacher, P.O. Box MT-100, CH 8606 Greifensee, Switzerland (telephone 011-41-1-944-22-11).

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   11
The Company.................................................   15
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Price Range of Common Stock.................................   17
Capitalization..............................................   17
Selected Historical Financial Information...................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Industry....................................................   31
Business....................................................   34
Management..................................................   48
Certain Relationships and Related Transactions..............   53
Principal and Selling Shareholders..........................   54
Description of Credit Agreement.............................   56
Description of Capital Stock................................   57
Shares Eligible for Future Sale.............................   59
Certain United States Federal Tax Considerations for
  Non-United States Holders.................................   60
Underwriting................................................   63
Legal Matters...............................................   65
Independent Auditors........................................   65
Available Information.......................................   66
Incorporation of Certain Documents by Reference.............   66
Index to Consolidated Financial Statements..................  F-1


            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------


                               10,000,000 SHARES


                                     [LOGO]

                                 METTLER-TOLEDO
                               INTERNATIONAL INC.

                                  COMMON STOCK

                          ---------------------------
                              P R O S P E C T U S
                          ---------------------------

                          MERRILL LYNCH INTERNATIONAL
                          BT ALEX. BROWN INTERNATIONAL
                           CREDIT SUISSE FIRST BOSTON
                          GOLDMAN SACHS INTERNATIONAL
                              SALOMON SMITH BARNEY
                                 INTERNATIONAL

                                           , 1998

            ------------------------------------------------------
            ------------------------------------------------------

                       METTLER-TOLEDO INTERNATIONAL INC.

             PRIVATE PLACEMENT IN CANADA OF SHARES OF COMMON STOCK

THE OFFERING

     The shares of Common Stock (the 'Common Stock') of Mettler-Toledo International Inc. (the 'Company'), a Delaware corporation, being offered hereby are part of an offering by certain shareholders of the Company (the 'Selling Shareholders') of 10,000,000 shares of Common Stock (11,500,000 shares of Common Stock if the over-allotment options granted to the U.S. Underwriters and the International Managers by the Selling Shareholders are exercised in full). Of the 10,000,000 shares of Common Stock offered hereby, 8,000,000 shares of Common Stock are being offered initially in the United States and Canada by the U.S. Underwriters and 2,000,000 shares of Common Stock are being offered initially in a concurrent offering outside the United States and Canada by the International Managers.

     Attached hereto is a copy of the prospectus (the 'U.S. Prospectus') filed with the Securities and Exchange Commission in the United States regarding the offering being made in the United States. The offering in Canada is being made solely in the province of Ontario.

RESALE RESTRICTIONS

     The distribution of the shares of Common Stock in Canada is being made on a private placement basis. Accordingly, any resale of such shares of Common Stock must be made in accordance with an exemption from the registration and prospectus requirements of applicable securities laws, which vary depending on the province. Purchasers of the shares of Common Stock are advised to seek legal advice prior to any resale of the shares of Common Stock.

REPRESENTATION BY PURCHASERS

     Confirmations of the acceptance of offers to purchase the shares of Common Stock will be sent to purchasers in Canada who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser who receives a purchase confirmation will, by the purchaser's receipt thereof, be deemed to represent to the Company, the Selling Shareholders and the dealer from whom such purchase confirmation is received that such purchaser is a person or company to which shares of Common Stock may be sold without the benefit of a prospectus qualified under applicable provincial securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     The shares of Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the Company's directors and officers, the Selling Shareholders and the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN U.S. UNDERWRITERS

     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ('MERRILL LYNCH') AND ITS AFFILIATES AND AN AFFILIATE OF CREDIT SUISSE FIRST BOSTON CORPORATION ('CREDIT SUISSE') ARE LENDERS UNDER THE CREDIT AGREEMENT (AS DEFINED IN THE ATTACHED U.S. PROSPECTUS). SEE 'UNDERWRITING' AND 'DESCRIPTION OF CREDIT AGREEMENT' IN THE ATTACHED U.S. PROSPECTUS.

     AS A RESULT OF THE FOREGOING RELATIONSHIPS, THE COMPANY MAY BE VIEWED AS A 'RELATED ISSUER' AND/OR 'CONNECTED ISSUER' OF MERRILL LYNCH AND/OR CREDIT SUISSE.

     The offering of shares of Common Stock under the attached U.S. Prospectus and the terms of this offering were determined without the involvement of Merrill Lynch and Credit Suisse other than in their capacity as U.S. Underwriters, and none of the proceeds of this offering, apart from a portion of the customary underwriting discounts and commissions, will be applied for the benefit of Merrill Lynch or Credit Suisse.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following table shows the expenses, other than underwriting discounts and commissions, to be incurred by the Company in connection with the sale and distribution of securities being registered by the Company.


SEC Registration Fee..............................................................   $ 98,978
NASD Filing Fee...................................................................     30,500
Blue Sky Fees and Expenses........................................................      5,000
Legal Fees and Expenses...........................................................    225,000
Accounting Fees and Expenses......................................................     50,000
Printing Expenses.................................................................    200,000
Miscellaneous Expenses............................................................     40,522
                                                                                     --------
  Total...........................................................................   $650,000
                                                                                     --------
                                                                                     --------


------------------

* Except for the SEC registration fee and the NASD filing fee, all of the foregoing expenses have been estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company, as a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or his serving at the request of the Company as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended By-laws provide for indemnification by the Company of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against and incurred by them in such capacity or arising out of their status as such.

     Pursuant to specific authority granted by Section 102 of the DGCL, the Amended and Restated Certificate of Incorporation contains the following provision regarding indemnification of directors:

          'To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.'

     The Amended By-laws contain the following provision regarding indemnification of directors and officers:

          'The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.'

     The Company has entered into agreements to provide indemnification for their directors and certain officers in addition to the indemnification provided for in the Amended and Restated Certificate of Incorporation and Amended By-laws. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorneys' fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of any affiliate of the Company, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Company.

     The Management Agreement between Mettler-Toledo, Inc. and AEA Investors provides for indemnification of employees of AEA Investors who serve as directors of the Company.

ITEM 16. EXHIBITS


 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
    1.1       --   Form of U.S. Purchase Agreement.
    1.2       --   Form of International Purchase Agreement.
    2.1       --   Stock Purchase Agreement between AEA-MT Inc., AG fur Prazisionsinstrumente and Ciba-Geigy AG, as
                   amended (Filed as Exhibit 2.1 to the Registration Statement, as amended, on Form S-1, of the
                   Company (Reg. No. 33-09621) and incorporated herein by reference).
    2.2       --   Share Sale and Purchase Agreement relating to the acquisition of the entire issued share capital of Safeline Limited (Filed as Exhibit 2 to the Current Report on Form 8-K of Mettler-Toledo
                   Holding Inc. dated June 3, 1997 and incorporated herein by reference).
    4.3       --   Specimen Form of the Company's Common Stock Certificate Filed as Exhibit 4.3 to the Registration
                   Statement, as amended, on Form S-1 of the Company (Reg. No. 333-35597) and incorporated herein by reference).
    5.1*      --   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being registered.
   23.1*      --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).
   23.2       --   Consent of KPMG Fides Peat, independent auditors.
   24.1**     --   Powers of Attorney.


------------------
 * To be filed by amendment


** Previously filed


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 4TH OF JUNE, 1998.


                                          METTLER-TOLEDO INTERNATIONAL INC.


                                          By:      /s/ WILLIAM P. DONNELLY
                                              ----------------------------------
                                                    William P. Donnelly
                                                  Chief Financial Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                SIGNATURE                                         TITLE                              DATE
------------------------------------------  --------------------------------------------------   ------------
          /s/ ROBERT F. SPOERRY             President and Chief Executive Officer                June 4, 1998
------------------------------------------  (Principal Executive Officer), Chairman of the
            Robert F. Spoerry               Board of Directors

         /s/ WILLIAM P. DONNELLY            Chief Financial Officer                              June 4, 1998
------------------------------------------
           William P. Donnelly

           /s/ PHILIP CALDWELL              Director                                             June 4, 1998
------------------------------------------
             Philip Caldwell

          /s/ REGINALD H. JONES             Director                                             June 4, 1998
------------------------------------------
            Reginald H. Jones

           /s/ JOHN D. MACOMBER             Director                                             June 4, 1998
------------------------------------------
             John D. Macomber

            /s/ JOHN M. MANSER              Director                                             June 4, 1998
------------------------------------------
              John M. Manser

          /s/ LAURENCE Z. Y. MOH            Director                                             June 4, 1998
------------------------------------------
            Laurence Z. Y. Moh

           /s/ THOMAS P. SALICE             Director                                             June 4, 1998
------------------------------------------
             Thomas P. Salice

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                                    SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                     PAGE NO.
----------   --------------------------------------------------------------------------------------------   -----------
    1.1       --   Form of U.S. Purchase Agreement.
    1.2       --   Form of International Purchase Agreement.
    2.1       --   Stock Purchase Agreement between AEA-MT Inc., AG fur Prazisionsinstrumente and
                   Ciba-Geigy AG, as amended (Filed as Exhibit 2.1 to the Registration Statement, as
                   amended, on Form S-1, of the Company (Reg. No. 33-09621) and incorporated herein by reference).
    2.2       --   Share Sale and Purchase Agreement relating to the acquisition of the entire issued share capital of Safeline Limited (Filed as Exhibit 2 to the Current Report on Form
                   8-K of Mettler-Toledo Holding Inc. dated June 3, 1997 and incorporated herein by reference).
    4.3       --   Specimen Form of the Company's Common Stock Certificate Filed as Exhibit 4.3 to the
                   Registration Statement, as amended, on Form S-1 of the Company (Reg. No. 333-35597)
                   and incorporated herein by reference).
    5.1*      --   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being registered.
   23.1*      --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).
   23.2       --   Consent of KPMG Fides Peat, independent auditors.
   24.1**     --   Powers of Attorney.


------------------
 * To be filed by amendment


** Previously filed